UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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THE PNC FINANCIAL SERVICES GROUP, INC.

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2017 PROXY STATEMENT THE PNC FINANCIAL SERVICES GROUP Together, We Prosper

LETTER FROM THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER TO OUR SHAREHOLDERS

Dear Shareholder

We invite you to attend the 2017 Annual Meeting of Shareholders of The PNC Financial Services Group, Inc. on Tuesday, April 25, 2017.

The meeting will be held in Pittsburgh, Pennsylvania in the James E. Rohr Auditorium in The Tower at PNC Plaza, 300 Fifth Avenue, beginning at 11:00 a.m., Eastern time. We will consider the matters described in this proxy statement and also review significant developments since last year’s meeting of shareholders.

We are again making our proxy materials available to you electronically. We hope that this continues to offer you convenience while allowing us to reduce the number of copies that we print.

The proxy statement contains important information and you should read it carefully. Even if you plan to attend the meeting in person, we strongly encourage you to designate the proxies named on the proxy card to vote your shares. If you will not be there in person, you will be able to listen to the meeting by webcast or conference call. Please see the notice that follows for more information.

We look forward to your participation and thank you for your support of PNC.

March 15, 2017	Sincerely,

William S. Demchak

Chairman, President and Chief Executive Officer

PARTICIPATE IN THE FUTURE OF PNC – PLEASE CAST YOUR VOTE

Your vote is important to us and we want your shares to be represented at the annual meeting. Please cast your vote on the proposals listed below.

Under New York Stock Exchange (NYSE) rules, if you hold your shares through a broker, bank, or other nominee (“street name”), and you do not provide any voting instructions, your broker has discretionary authority to vote on your behalf for items that are considered “routine”. The only routine item on this year’s ballot is the ratification of our auditor selection. If an item is non-routine and you do not provide voting instructions, no vote will be cast on your behalf.

Proposals requiring your vote

		More information	Board recommendation	Routine item?
Item 1	Election of 13 nominated directors	Page 11	FOR each nominee	No
Item 2	Ratification of independent registered public accounting firm for 2017	Page 80	FOR	Yes
Item 3	Advisory approval of the compensation of PNC’s named executive officers (say-on-pay)	Page 83	FOR	No
Item 4	Advisory approval of the frequency of future votes on executive compensation (frequency of say-on-pay)	Page 85	FOR one year	No
Item 5	Shareholder proposal requesting additional diversity disclosure, if properly presented	Page 86	AGAINST	No

With respect to each item, a majority of the votes cast will be required for approval. Abstentions will not be included in the total votes cast and will not affect the results.

Vote your shares

Please read this proxy statement with care and vote right away. We offer a number of ways for you to vote your shares. We include voting instructions in the Notice of Availability of Proxy Materials and the proxy card. If you hold shares in street name, you will receive information on how to give voting instructions to your broker or bank. For registered holders, we offer the following methods to vote your shares and give us your proxy:

www.envisionreports.com/PNC	Follow the instructions on the proxy card.	Complete, sign and date the proxy card and return it in the envelope provided.

Attend our 2017 Annual Meeting of Shareholders

Directions to attend the annual meeting	Tuesday, April 25, 2017 at 11:00 a.m.
are available at	The Tower at PNC Plaza – James E. Rohr Auditorium
www.pnc.com/annualmeeting	300 Fifth Avenue
Pittsburgh, Pennsylvania 15222

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PROXY STATEMENT SUMMARY

Proxy Statement Summary

To assist you in reviewing the proposals to be acted upon, we have included a summary of certain information. This summary does not contain all of the information that you should consider, and you should review our entire proxy statement and the 2016 Annual Report before you vote.

You may also read our proxy statement and 2016 Annual Report at www.envisionreports.com/PNC.

Who can vote (page 89)

You are entitled to vote if you were a shareholder on the record date of February 3, 2017.

How to vote (page 90)

We offer our shareholders a number of ways to vote, including by Internet, telephone, or mail. Shareholders may also vote in person at the annual meeting.

Voting matters

Item 1:  Election of 13 nominated directors (page 11)

•	The proxy statement contains important information about the experience, qualifications, attributes, and skills of the 13 nominees to our Board of Directors. Our Board’s Nominating and Governance Committee performs an annual assessment to confirm that our directors continue to have the skills and experience to serve PNC, and that our Board and its committees continue to be effective in carrying out their duties.

•	Our Board recommends that you vote FOR all 13 director nominees.

Item 2:  Ratification of independent registered public accounting firm for 2017 (page 80)

•	Each year, our Board’s Audit Committee selects PNC’s independent registered public accounting firm. For 2017, the Audit Committee selected PricewaterhouseCoopers LLP (PwC) to fulfill this role.

•	Our Board recommends that you vote FOR the ratification of the Audit Committee’s selection of PwC as our independent registered public accounting firm for 2017.

Item 3:  “Say-on-pay” (page 83)

•	We ask shareholders to cast a non-binding advisory vote on our executive compensation program – known generally as the “say-on-pay” vote. We have offered an annual say-on-pay vote since 2009. Last year, 97% of the votes cast by our shareholders supported our executive compensation program, and PNC has averaged 92% support in its say-on-pay votes over the past five years.

•	We recommend that you read the Compensation Discussion and Analysis (CD&A) (beginning on page 38), which explains how and why our Board’s Personnel and Compensation Committee made executive compensation decisions for 2016.

•	Our Board recommends that you vote FOR the non-binding advisory vote on executive compensation (say-on-pay).

Item 4:  Frequency of “say-on-pay” (page 85)

•	We ask shareholders to cast a non-binding advisory vote on the frequency of future votes on our executive compensation program. After our shareholders voted in 2011 recommending that we hold an annual say-on-pay vote, the Board affirmed that recommendation and elected to hold future say-on-pay votes on an annual basis. We are once again soliciting input from our shareholders on how frequently we should hold a say-on-pay vote in the future. You may vote for a say-on-pay vote to be held every one, two or three years, or you may abstain from voting.

•	Our Board recommends that you vote FOR a frequency of “ONE YEAR” for future advisory votes on executive compensation.

Item 5:  Shareholder proposal requesting additional diversity disclosure (page 86)

•	You are asked to consider a shareholder proposal described in this proxy statement. The proposal requests PNC to prepare a diversity report including a chart identifying employees according to gender and race in major Equal Employment Opportunity Commission-defined job categories and certain other diversity disclosures.

•	Our Board recommends that you vote AGAINST the shareholder proposal.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2017 Proxy Statement    5

PROXY STATEMENT SUMMARY

2016 PNC performance (page 38)

We delivered consistent results in a challenging operating environment, with net income of approximately $4.0 billion and diluted earnings per common share of $7.30.

We grew net interest income despite the low interest rate environment, and we increased our fee income. We grew deposits and loans and managed our loan portfolio within our desired risk appetite. We maintained strong capital and liquidity positions.

We delivered value for our shareholders. Our one-year total shareholder return (TSR) was 25.8% and our three-year TSR was 17.3%, which was the highest in our peer group.

We met our continuous improvement goal of $400 million in expense savings and continued to keep our noninterest expenses stable.

We continued to execute against our strategic priorities of building a leading banking franchise in our underpenetrated markets, capturing more investable assets, reinventing the retail banking experience, and bolstering critical infrastructure and streamlining core processes.

We returned more than $3 billion in capital to our shareholders through share repurchases and common stock dividends, including raising the quarterly common stock dividend.

2016 compensation decisions (page 46)

The table below shows, for each named executive officer, the incentive compensation target for 2016 and the actual annual cash incentive and long-term equity-based incentives awarded in 2017 for 2016 performance.

	William S. Demchak	Robert Q. Reilly	Michael P. Lyons	E William Parsley, III		Steven C. Van Wyk
Incentive compensation target	$10,500,000	$3,000,000	$6,050,000	$6,900,000		$2,750,000

Incentive compensation awarded for 2016 performance	$10,150,000	$3,050,000	$5,900,000	$6,600,000		$2,660,000
Annual cash incentive portion	$3,400,000	$1,275,000	$1,940,000	$2,250,000		$1,080,000
Long-term incentive portion	$6,750,000	$1,775,000	$3,960,000	$4,350,000	(1)	$1,580,000

Incentive compensation disclosed in the Summary compensation table(2)	$11,200,000	$3,175,000	$6,020,000	$7,050,000		$2,680,000
Annual cash incentive portion (2016 performance)	$3,400,000	$1,275,000	$1,940,000	$2,250,000		$1,080,000
Long-term incentive portion (2015 performance)	$7,800,000	$1,900,000	$4,080,000	$4,800,000		$1,600,000
(1)	Mr. Parsley’s incentive compensation target and award includes two grants – the grant of equity-based awards that all other NEOs would otherwise receive (with a target value of $3,000,000) and a separate grant of incentive performance units related to the management of our Asset & Liability Management (ALM) unit, with a target value of $1,500,000. Please see page 61 for a discussion of Mr. Parsley’s ALM units.
(2)	Due to SEC regulations, the incentive compensation amounts disclosed in the Summary compensation table on page 56 include the cash incentive award paid in 2017 (for 2016 performance) and the long-term incentive award granted in 2016 (for 2015 performance).

PNC governance (page 17)

•	You can find out more about our governance policies and principles at www.pnc.com/corporategovernance.

•	Our entire Board is re-elected every year; we have no staggered elections.

•	Our Board is subject to a majority voting requirement; any director not receiving a majority of votes in an uncontested election must tender his or her resignation to the Board.

•	Our corporate governance guidelines require the Board to have a substantial majority (at least 2/3) of independent directors. Currently, 12 out of 13 directors (92%) are independent, and our only non-independent director is our CEO. All of our current directors are nominees to the Board.

•	Our Board has had a Presiding Director, a lead independent director with specific duties, since 2004.

•	Our Presiding Director approves Board meeting schedules and agendas.

•	Our Board meets regularly in executive session, with no members of management present.

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PROXY STATEMENT SUMMARY

•	In 2016, our Board met 13 times and each of our directors attended at least 75% of the aggregate number of meetings of the Board and the committees on which he or she served. The average attendance of all directors at Board and committee meetings was 97%. All current directors then serving attended our 2016 Annual Meeting of Shareholders.

– We have four primary standing board committees:

–	Audit Committee

–	Personnel and Compensation Committee (Compensation)

–	Nominating and Governance Committee (Governance)

–	Risk Committee

Board nominees (page 11)

Name	Age	Director since	Independent	Primary Standing Committee Memberships
Charles E. Bunch	67	2007	☑	Compensation; Governance
Marjorie Rodgers Cheshire	48	2014	☑	Audit; Risk
William S. Demchak	54	2013	☐	Risk
Andrew T. Feldstein	52	2013	☑	Compensation; Risk (Chair)
Daniel R. Hesse	63	2016	☑	Risk
Kay Coles James	67	2006	☑	Governance; Risk
Richard B. Kelson	70	2002	☑	Audit (Chair); Compensation
Jane G. Pepper	71	1997	☑	Risk
Donald J. Shepard	70	2007	☑	Audit; Governance (Chair); Risk
Lorene K. Steffes	71	2000	☑	Risk
Dennis F. Strigl	70	2001	☑	Compensation (Chair); Governance
Michael J. Ward	66	2016	☑	Compensation; Governance
Gregory D. Wasson	58	2015	☑	Audit

THE PNC FINANCIAL SERVICES GROUP, INC. - 2017 Proxy Statement    7

8    THE PNC FINANCIAL SERVICES GROUP, INC. - 2017 Proxy Statement

THE PNC FINANCIAL SERVICES GROUP, INC. - 2017 Proxy Statement    9

Notice of Annual Meeting of Shareholders

Tuesday, April 25, 2017

11:00 a.m. (Eastern time)

The Tower at PNC Plaza – James E. Rohr Auditorium, 300 Fifth Avenue, Pittsburgh, Pennsylvania 15222

WEBCAST

A listen-only webcast of our annual meeting will be available at www.pnc.com/annualmeeting. An archive of the webcast will be available on our website for thirty days.

CONFERENCE CALL

You may access the listen-only conference call of the annual meeting by calling 877-272-3498 or 303-223-4384 (international). A telephone replay will be available for one week by calling 800-633-8284 or 402-977-9140 (international), conference ID 21843204.

ITEMS OF BUSINESS

1.	Electing as directors the 13 nominees named in the proxy statement that follows, to serve until the next annual meeting and until their successors are elected and qualified;
2.	Ratifying the Audit Committee’s selection of PricewaterhouseCoopers LLP as PNC’s independent registered public accounting firm for 2017;
3.	An advisory vote to approve named executive officer compensation;
4.	An advisory vote to approve the frequency of future votes on executive compensation;
5.	Considering a shareholder proposal requesting additional diversity disclosure, if properly presented before the meeting; and
6.	Such other business as may properly come before the meeting.

RECORD DATE

The close of business on February 3, 2017 is the record date for determining shareholders entitled to receive notice of and to vote at the meeting and any adjournment.

MATERIALS TO REVIEW

We began providing access to this proxy statement and a form of proxy card on March 15, 2017. We have made our proxy materials available electronically. Certain shareholders will receive a notice explaining how to access our proxy materials and vote. Other shareholders will receive a paper copy of this proxy statement and a proxy card.

PROXY VOTING

Even if you plan to attend the annual meeting in person, we encourage you to cast your vote over the Internet, or if you have a proxy card, by mailing the completed proxy card or by telephone. This Notice of Annual Meeting and Proxy Statement and our 2016 Annual Report are available at www.envisionreports.com/PNC.

ADMISSION

To be admitted to our annual meeting you must present proof of your stock ownership as of the record date and valid photo identification. Each shareholder may bring one guest who must present valid photo identification. Please follow the admission procedures described beginning on page 88 of this proxy statement.

March 15, 2017 By Order of the Board of Directors,

Christi Davis

Corporate Secretary

10    THE PNC FINANCIAL SERVICES GROUP, INC. - 2017 Proxy Statement

ELECTION OF DIRECTORS (ITEM 1)

Our Board of Directors determines the number of directors to nominate for election. Our By-laws contemplate a Board that ranges in size from five to 36 directors. For this annual meeting, our Board fixed the number of directors to be elected at 13.

Each of the 13 nominees currently serves on our Board. Beginning on page 12, we include the following information for our nominees:

•	their names and ages

•	the years they first became directors of PNC

•	their principal occupations and public company directorships over the past five years

•	a brief discussion of the specific experience, qualifications, attributes or skills that led to our Board’s conclusion that the person should serve as a director

The directors will serve for one year, unless they leave the Board early. We do not stagger our elections—the entire Board will be considered for election at the 2017 meeting. If elected, each nominee will hold office until the next annual meeting of our shareholders, and until the election and qualification of his or her successor.

Each nominee consents to being named in this proxy statement and to serve if elected. Our Board has no reason to believe that any nominee will be unavailable or unable to serve as a director.

In addition to information on the background and qualifications of each director, this proxy statement contains other important information related to your evaluation of our nominees. We discuss:

•	our Board’s leadership structure

•	how our Board operates

•	relationships between PNC and our directors

•	how we evaluate director independence

•	how we pay our directors

•	our director stock ownership requirement

See the following sections for more details on these topics:

•	Corporate Governance (page 17)

•	Director and Executive Officer Relationships (page 29)

•	Related Person Transactions (page 34)

•	Director Compensation (page 35)

•	Security Ownership of Management and Certain Beneficial Owners (page 78)

If you sign, date and return your proxy card but do not give voting instructions, or if you do not provide voting instructions when voting over the Internet, we will vote your shares FOR all of the nominees named on pages 12 to 16. See page 91 regarding the vote required for election of the nominees as directors.

The Board of Directors recommends a vote FOR each of the nominees listed on pages 12 to 16.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2017 Proxy Statement    11

ELECTION OF DIRECTORS (ITEM 1)

Charles E. Bunch Age 67 Director Since 2007 Experience, Qualifications, Attributes, or Skills Mr. Bunch is the retired Executive Chairman and former Chief Executive Officer of PPG

Industries, Inc., a Pittsburgh-based global supplier of paints, coatings, optical products, specialty materials, chemicals, glass and fiberglass.

Mr. Bunch received an undergraduate degree from Georgetown University and an MBA from the Harvard Business School.

Mr. Bunch’s service as a public company CEO, his extensive management and finance experience and his involvement in the Pittsburgh community add significant value to our Board. In addition, Mr. Bunch brings regulatory and banking industry experience to our Board as he formerly served as a Director and the Chairman of the Federal Reserve Bank of Cleveland, our principal banking regulator.

PNC Board Committee Memberships

Nominating and Governance Committee

Personnel and Compensation Committee

Public Company Directorships

ConocoPhillips

H.J. Heinz Company (until June 2013)

Marathon Petroleum Corporation

Mondelēz International, Inc.

PPG Industries, Inc. (until September 2016)

Marjorie Rodgers Cheshire Age 48 Director Since 2014 Experience, Qualifications, Attributes, or Skills Marjorie Rodgers Cheshire is President and Chief Operating Officer of A&R Development

Corp., a diversified real estate development organization focused on the Baltimore and Washington markets. A&R’s portfolio includes residential, commercial and mixed-use developments, ranging in value from $1 million to $152 million, with an aggregate value of more than $900 million.

Prior to joining A&R, Ms. Cheshire spent many years in the media and sports industries. Her most recent position was as Senior Director of Brand & Consumer Marketing for the National Football League. Prior to that, Ms. Cheshire held positions as Vice President of Business Development for Oxygen Media, Director and Special Assistant to the Chairman & CEO of ESPN, and Manager of Strategic Marketing for ABC Daytime. Ms. Cheshire also worked as a consultant with The Boston Consulting Group, a strategic consulting firm serving Fortune 500 companies.

Ms. Cheshire has a BS in Economics from the Wharton School of the University of Pennsylvania and an MBA from the Stanford University Graduate School of Business. She is a Trustee of Baltimore Equitable Insurance, Baltimore School for the Arts, Johns Hopkins Bayview Medical Center, and Johns Hopkins Hospital.

Our Board values Ms. Cheshire’s executive management experience, her background in real estate, marketing and media, as well as her involvement in the Baltimore community and her familiarity with this important market for PNC.

PNC Board Committee Memberships

Audit Committee

Risk Committee

Special Compliance Committee

Public Company Directorships

None

12    THE PNC FINANCIAL SERVICES GROUP, INC. - 2017 Proxy Statement

ELECTION OF DIRECTORS (ITEM 1)

William S. Demchak Age 54 Director Since 2013 Experience, Qualifications, Attributes, or Skills Mr. Demchak is Chairman, President and Chief Executive Officer of The PNC Financial

Services Group, Inc., one of the largest diversified financial services companies in the United States. Mr. Demchak joined PNC in 2002 as chief financial officer. In July 2005, he was named head of PNC’s Corporate & Institutional Banking segment responsible for PNC’s middle market and large corporate businesses, as well as capital markets, real estate finance, equity management and leasing. Mr. Demchak was promoted to senior vice chairman in 2009, named head of PNC businesses in August 2010, elected president in April 2012 and chief executive officer in April 2013 and appointed chairman in April 2014.

Before joining PNC in 2002, Mr. Demchak served as the Global Head of Structured Finance and Credit Portfolio for JPMorgan Chase. He also held key leadership roles at JPMorgan prior to its merger with the Chase Manhattan Corporation in 2000. He was actively involved in developing JPMorgan’s strategic agenda and was a member of the company’s capital and credit risk committees.

Mr. Demchak is a director of BlackRock, Inc. He is a member of the Board of The Financial Services Roundtable. In addition, he serves on the boards of directors of the Extra Mile Education Foundation and the YMCA of Pittsburgh. He is Vice-Chair of the Allegheny Conference on Community Development, Chairman of The Clearing House, and a member of the Board of the Pittsburgh Cultural Trust. Mr. Demchak also is the Chair of the Advisory Committee of Envision Downtown.

Mr. Demchak received a Bachelor of Science degree from Allegheny College and earned an MBA with an emphasis in accounting from the University of Michigan.

The Board believes that the current CEO should also serve as a director. Under the leadership structure discussed elsewhere in this proxy statement, a CEO-director acts as a liaison between directors and management, and assists the Board in its oversight of the company. Mr. Demchak’s experiences and strong leadership provide our Board with insight into the business and strategic priorities of PNC.

PNC Board Committee Memberships

Executive Committee

Risk Committee

Public Company Directorships

BlackRock, Inc.

Andrew T. Feldstein Age 52 Director Since 2013 Experience, Qualifications, Attributes, or Skills Mr. Feldstein is the Chief Executive Officer and Co-Chief Investment Officer of

BlueMountain Capital Management, a leading alternative asset manager with $22 billion in assets under management and approximately 238 professionals worldwide. Mr. Feldstein is the Chair of the firm’s Management Committee and a member of the Investment and Risk Committees.

Prior to co-founding BlueMountain in 2003, Mr. Feldstein spent over a decade at JPMorgan where he was a Managing Director and served as Head of Structured Credit; Head of High Yield Sales, Trading and Research; and Head of Global Credit Portfolio. Mr. Feldstein is a Trustee of Third Way, a public policy think tank; a Trustee of the Santa Fe Institute, an independent research and education center; and a member of the Harvard Law School Leadership Council.

Mr. Feldstein received an undergraduate degree from Georgetown University and a JD from Harvard Law School.

Our Board values Mr. Feldstein’s extensive financial and risk management expertise. As founder and CEO of BlueMountain Capital and through his senior management positions at JPMorgan, Mr. Feldstein has built a reputation for innovation and significant insight into risk management. The board believes that these skills are particularly valuable to its effective oversight of risk management and will also be a valuable resource to PNC as it continues to grow its business and strengthen its balance sheet.

PNC Board Committee Memberships

Executive Committee

Personnel and Compensation Committee

Risk Committee (Chair)

Technology Subcommittee

Public Company Directorships

None

Daniel R. Hesse

Age 63

Director Since 2016

Experience, Qualifications, Attributes, or Skills

Daniel R. Hesse is the former President and Chief Executive Officer of Sprint Corporation, one of the United States’ largest wireless carriers.

Mr. Hesse received a bachelor’s degree from the University of Notre Dame, an MBA from Cornell University and a MS from Massachusetts Institute of Technology where he was awarded the Brooks Thesis prize.

Mr. Hesse brings extensive corporate leadership experience to our Board, having served in a variety of executive positions, including as CEO of Sprint Corporation. His years of experience in the wireless communications industry provide insight into the dynamic and strategic issues overseen by the Board. The broad spectrum of technological issues in this industry give him a strong understanding to assist the Board in its oversight of technological issues.

PNC Board Committee Memberships

Risk Committee

Technology Subcommittee

Public Company Directorships

Akamai Technologies, Inc.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2017 Proxy Statement    13

ELECTION OF DIRECTORS (ITEM 1)

Kay Coles James

Age 67

Director Since 2006

Experience, Qualifications, Attributes, or Skills

Ms. James is President and Founder of The Gloucester Institute, a non-profit organization that trains and nurtures leaders in the

African-American community.

From 2001 to 2005, she served as director of the U.S. Office of Personnel Management, where she was President George W. Bush’s principal human resources advisor.

She has also provided consulting services as a former Senior Partner in The J.C. Watts Companies.

Ms. James received an undergraduate degree from Hampton University.

Having supervised the management of thousands of federal employees, Ms. James understands large-scale human resources operations. Our Board values these senior-level federal government and regulatory experiences, Ms. James’ experience as former Chair of the Nominating and Governance Committee and the Compensation Committee at AMERIGROUP Corporation, and her leadership of a non-profit organization in the Greater Washington, D.C. area, a significant market for PNC.

PNC Board Committee Memberships

Nominating and Governance Committee

Risk Committee

Public Company Directorships

AMERIGROUP Corporation (until 2012)

Magellan Health, Inc.

Richard B. Kelson Age 70 Director Since 2002 Experience, Qualifications, Attributes, or Skills Mr. Kelson is the Chairman, President and Chief Executive Officer of ServCo, LLC, a

strategic sourcing and supply chain management company. He has also served as an Operating Advisor with Pegasus Capital Advisors, L.P., a private equity fund manager.

Mr. Kelson retired in 2006 as Chairman’s Counsel for Alcoa, a leader in the production and management of primary aluminum, fabricated aluminum, and alumina. At Alcoa, he served as a member of the executive council, the senior leadership group for the company. From 1994 to 1997, Mr. Kelson served as Alcoa’s General Counsel. From 1997 through 2005, he served as Alcoa’s Chief Financial Officer.

Mr. Kelson received an undergraduate degree from the University of Pennsylvania, and a law degree from the University of Pittsburgh.

Mr. Kelson’s service as a public company CFO and his designation as an “audit committee financial expert” assist the Board and Audit Committee with the oversight of financial and accounting issues. His financial background provides strong leadership of our Audit Committee as its Chair. The Board also values Mr. Kelson’s executive management experience and his background as a public company general counsel, although he does not serve in a legal capacity or provide legal advice to PNC or our Board.

PNC Board Committee Memberships

Audit Committee (Chair)

Executive Committee

Personnel and Compensation Committee

Special Compliance Committee

Public Company Directorships

ANADIGICS, Inc. (until 2016)

Commercial Metals Company (Lead Director)

Ingevity Corporation (Non-Executive Chairman of Board)

MeadWestvaco Corp. (until 2015)

14    THE PNC FINANCIAL SERVICES GROUP, INC. - 2017 Proxy Statement

ELECTION OF DIRECTORS (ITEM 1)

Jane G. Pepper

Age 71

Director Since 1997

Experience, Qualifications, Attributes, or Skills

In June 2010, Ms. Pepper retired as the President of The Pennsylvania Horticultural Society (PHS), a non-profit organization, and America’s first horticultural society.

Ms. Pepper received undergraduate and graduate degrees from the University of Delaware.

Ms. Pepper brings a diverse set of experiences to our Board, beginning with her management experience at PHS. For 30 years, Ms. Pepper led this Philadelphia-based organization, supervising over 100 employees, and executing a strategic plan with a vision of sustainability and community impact. Beyond this leadership, the Board appreciates her insights as PNC continues to expand our own environmentally conscious initiatives.

Ms. Pepper brings additional regulatory and banking industry experience to our Board, having formerly served as a director and the Chairwoman of the Federal Reserve Bank of Philadelphia.

PNC Board Committee Memberships

Risk Committee

Special Compliance Committee (Chair)

Public Company Directorships

None

Donald J. Shepard

Age 70

Director Since 2007

Experience, Qualifications, Attributes, or Skills

Mr. Shepard is the retired Chairman of the Executive Board and Chief Executive Officer of AEGON N.V., a large life insurance and pension company.

Mr. Shepard received a master’s degree in business administration from the University of Chicago.

Mr. Shepard joined our Board following PNC’s acquisition of Mercantile Bankshares Corporation. He joined the Mercantile Board of Directors in 1992.

Mr. Shepard’s service as the CEO of a large, international public company, particularly a company in the financial services sector, gives him insights into many issues facing PNC, and supports the Board’s ability to oversee complex and dynamic issues. Mr. Shepard’s duties and experiences at AEGON also assist our Board with its oversight of financial and risk issues. Our Board also values Mr. Shepard’s experience on the board of a public company in the banking business and his familiarity with the Baltimore community.

PNC Board Committee Memberships

Audit Committee

Executive Committee (Chair)

Nominating and Governance Committee (Chair)

Risk Committee

Public Company Directorships

CSX Corporation

The Travelers Companies, Inc.

Lorene K. Steffes

Age 71

Director Since 2000

Experience, Qualifications, Attributes, or Skills

Ms. Steffes is an independent business advisor with executive, business management and technical expertise in the telecommunications and information technology industries. She formerly served as Vice President and General Manager, Global Electronics Industry, for IBM, an information technology company. Ms. Steffes also served as the President and Chief Executive Officer of Transarc Corporation, a software development firm, which was later acquired by IBM.

Ms. Steffes received undergraduate and master’s degrees from Northern Illinois University.

Our Board values Ms. Steffes’s managerial experiences throughout the technology industry, including as a chief executive. Her wide array of experiences in this industry and her understanding of operational and technological issues assist the Board in its oversight of technological and cyber security, which have become increasingly important for large, complex banking organizations.

PNC Board Committee Memberships

Risk Committee

Technology Subcommittee (Chair)

Public Company Directorships

RadiSys Corporation (until September 2015)

Dennis F. Strigl Age 70 Director Since 2001 Experience, Qualifications, Attributes, or Skills Mr. Strigl served as the President and Chief Operating Officer of Verizon Communications

Inc., one of the world’s leading providers of communications services, until his retirement in December 2009. Prior to that, he was the President and Chief Executive Officer of Verizon Wireless, a joint venture controlled by Verizon.

Mr. Strigl received an undergraduate degree from Canisius College and a master’s degree in business administration from Fairleigh Dickinson University.

Our Board values Mr. Strigl’s service as a senior executive at a large public company, and his former executive management expertise as the CEO of Verizon Wireless. His management of a large workforce at Verizon informs his judgment as the Chair of our Personnel and Compensation Committee and gives him a strong understanding of human resources and compensation matters. Mr. Strigl’s additional responsibility for internal functional services, such as finance and real estate, adds depth and experience to the Board’s ability to oversee the operations of our company.

PNC Board Committee Memberships

Executive Committee

Nominating and Governance Committee

Personnel and Compensation Committee (Chair)

Technology Subcommittee

Public Company Directorships

ANADIGICS, Inc. (until March 2016)

Eastman Kodak Company (until September 2013)

Nokia Corporation (May 2014 to May 2015)

Tellabs, Inc. (until December 2013)

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ELECTION OF DIRECTORS (ITEM 1)

Michael J. Ward

Age 66

Director Since 2016

Experience, Qualifications, Attributes, or Skills

Michael J. Ward is the Chairman and Chief Executive Officer of CSX Corporation, one of the world’s largest railroad companies.

Mr. Ward received a bachelor’s degree from the University of Maryland and an MBA from the Harvard Business School.

Mr. Ward has extensive operations, sales, marketing and finance experience from his various management roles with CSX and its subsidiaries. As a public company CEO with years of corporate leadership experience in a regulated industry, he brings knowledge and insight to the Board in its oversight of complex issues. His management of an executive team and a large group of employees adds value to his oversight of compensation issues.

PNC Board Committee Memberships

Nominating and Governance Committee

Personnel and Compensation Committee

Public Company Directorships

CSX Corporation

Ashland Inc.

Gregory D. Wasson

Age 58

Director Since 2015

Experience, Qualifications, Attributes, or Skills

Gregory D. Wasson is the former President and Chief Executive Officer of Walgreens Boots Alliance, a global pharmacy-led health and wellbeing enterprise.

Mr. Wasson received a bachelor’s degree from Purdue University in Pharmaceutical Science.

Mr. Wasson has extensive operational and executive management experience at a complex organization with a large, diverse workforce. Mr. Wasson brings an in-depth knowledge of the retail industry and insight into the consumer experience. His background of leading a company with thousands of retail locations in an industry that, like banking, is undergoing rapid transformation will provide insight that benefits PNC as we work on our strategic priorities. His service as a public company CEO and his designation as an “audit committee financial expert” assist the Board and Audit Committee with the oversight of financial and accounting issues.

PNC Board Committee Memberships

Audit Committee

Technology Subcommittee

Public Company Directorships

Verizon Communications Inc.

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CORPORATE GOVERNANCE

Our Board is committed to strong corporate governance practices. Through the Nominating and Governance Committee, the Board evaluates its governance policies and practices against evolving best practices. This section highlights some of our corporate governance policies and practices. Please see www.pnc.com/corporategovernance for additional information about corporate governance at PNC, including:

•	Corporate governance guidelines

•	By-laws

•	Code of Business Conduct and Ethics

•	Board committee charters

To receive free, printed copies of any of these

documents, please send a request to:

Corporate Secretary

The PNC Financial Services Group, Inc.

300 Fifth Avenue

Pittsburgh, Pennsylvania 15222

or corporate.secretary@pnc.com

This proxy statement is also available at

www.pnc.com/proxystatement

Corporate governance guidelines

Our Board has approved corporate governance guidelines. Our Board’s Nominating and Governance Committee reviews the corporate governance guidelines at least once a year. Any changes recommended by the Committee are approved by the Board. The guidelines address important principles adopted by the Board, including:

•	The qualifications that we want to see in a director

•	The director nomination process

•	The duties of our lead independent director (Presiding Director)

•	How the Board committees serve to support the Board’s duties

•	A description of ordinary course relationships that will not impair a director’s independence
•	The importance of meeting in executive session without management

•	The importance of having access to management

•	The mandatory director retirement age (72)

•	How the Board evaluates our CEO’s performance

•	How the Board considers management succession planning

•	Our views on directors holding other board positions

•	How the Board continually evaluates its own performance

•	Our approach to director education

•	The Board’s role in strategic planning

Our Board leadership structure

Based on an assessment of its current needs and the composition, skills, and qualifications of the directors, the Board believes that the appropriate leadership structure should include the following attributes:

•	A substantial majority (at least 2/3) of independent directors

•	A Presiding Director

•	Regular executive sessions of all independent directors without management present

The Board’s current leadership structure includes all three attributes. The Board has not adopted a policy with respect to separating the Chairman and CEO positions. The Board believes that the leadership structure should be flexible enough to accommodate different approaches based on an evaluation of relevant facts and circumstances. The Board considers its structure and leadership each year. The Personnel and Compensation Committee discusses whether to separate the positions of Chairman and CEO as part of its ongoing evaluation of management succession plans.

William S. Demchak, our current CEO, also serves as Chairman of the Board. Donald J. Shepard, the Board’s Presiding Director and Chair of the Nominating and Governance Committee, serves as our lead independent director. We describe his duties in more detail below.

Substantial majority of independent directors. We have long maintained a Board with a substantial majority of directors who are not PNC employees. The NYSE requires at least a majority of our directors to be independent from management.

Mr. Demchak is the only director who is not independent under the NYSE’s “bright-line” rules because he is our CEO. The Board has affirmed the

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independence of each of our other 12 nominees for director. Please see Director and Executive Officer Relationships on pages 29 and 30 for a description of how we evaluate independence.

Presiding Director duties. As the Presiding Director, Mr. Shepard is the lead independent director for our Board. The Board’s independent and non-management directors selected him for this role. The Board approved the following duties for the Presiding Director, which are included in our corporate governance guidelines:

•	Preside at meetings of the Board of Directors in the event of the Chairman’s unavailability.

•	Convene and preside at executive sessions of the Board’s independent directors whenever he or she deems it appropriate to do so.

•	Preside at regularly scheduled executive sessions of the Board’s non-management and independent directors.

•	Confer with the Chairman or CEO immediately following the executive sessions of the Board’s non-management or independent directors to convey the substance of the discussions held during those sessions, subject to any limitations specified by the independent directors.

•	Act as the principal liaison between the Chairman and the CEO and the Board’s independent directors.

•	Be available for confidential discussions with any non-management or independent director who may have concerns which he or she believes have not been properly considered by the Board as a whole.

•	Following consultation with the Chairman, CEO and other directors as appropriate, approve the Board’s meeting schedule and agendas, and the information provided to the Board, in order to promote the effectiveness of the Board’s operation and decision making and help ensure that there is sufficient time for discussion of all agenda items.

•	Be available for consultation and direct communication with major shareholders as appropriate.

•	Discharge such other responsibilities as the Board’s independent directors may assign from time to time.

During the course of the year, the Presiding Director may suggest, revise, or otherwise discuss agenda items for the Board meetings with the Chairman or CEO. In between meetings, each director is encouraged to raise any topics or issues with the Presiding Director that the director believes should be discussed among the non-management or independent directors.

As Chairman of the Nominating and Governance Committee, the Presiding Director leads the board and committee annual self-evaluation process and the evaluation of the independence of directors. That committee also reviews, and the Presiding Director as chairman of the committee reports to the board, significant developments in corporate governance.

Regular executive sessions of independent directors. Our directors have met and will continue to meet in regularly scheduled executive sessions without management present. The NYSE requires our independent directors to meet once a year. Under our Board’s own policy, our independent directors meet by themselves at least quarterly. Our Presiding Director leads these executive sessions.

Communicating with our Board

Shareholders and other interested parties who wish to communicate with the Board of Directors, any director (including the Presiding Director), the non-management or independent directors as a group, or any Board committee may send either (1) an email to corporate.secretary@pnc.com, or (2) a letter to the following address:

Presiding Director

The PNC Financial Services Group, Inc.

Board of Directors

P.O. Box 2705

Pittsburgh, Pennsylvania 15230-2705

The Corporate Secretary will forward the email communication to the appropriate director(s) named. The Corporate Secretary may elect not to forward communications that she believes are: (i) a commercial, charitable or other solicitation; (ii) a complaint about PNC products or services that would be customarily handled in the ordinary course of business; (iii) abusive, improper or otherwise irrelevant to the Board’s duties and responsibilities; or (iv) subject to the policies or procedures that specify the proper handling of a communication that addresses such subject matter.

The Corporate Secretary will not open the written communication addressed to the Board of Directors, any director (including the Presiding Director), the non-management or independent directors as a group, or any Board committee. The Corporate Secretary will forward the communication to the Presiding Director who will determine how to respond. Depending on the content, the Presiding Director may forward the communication to a PNC employee, a third party, another director, a committee, or the full board.

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Our Code of Business Conduct and Ethics

PNC has adopted, and the Audit Committee has approved, a Code of Business Conduct and Ethics that applies generally to all employees and directors.

Our Code of Business Conduct and Ethics addresses these important topics, among others:

•	Our commitment to ethics and values

•	Fair dealing with customers, suppliers, competitors, and employees

•	Conflicts and potential conflicts of interest

•	Self-dealing and outside employment

•	Insider trading and other trading restrictions

•	Transactions with PNC

•	Gifts and entertainment

•	Creating business records, document retention, and protecting confidential information

•	Protection and proper use of our assets, including intellectual property and electronic media

•	Communicating with the public

•	Political contributions and fundraising

•	Compliance with laws and regulations

•	Protection from retaliation

The Code of Business Conduct and Ethics is available on our website at www.pnc.com/corporategovernance. Any shareholder may also request a free, printed copy by writing to our Corporate Secretary at the address given on page 17.

We intend that this code satisfies the SEC’s requirement to adopt a code that applies to a company’s CEO and senior financial officers. Our Board’s Audit Committee must approve any waivers or exceptions to code provisions for our directors or executive officers. We will post on our website any future amendments to, or waivers from, a provision of the Code of Business Conduct and Ethics that applies to our directors or executive officers (including our Chairman and CEO, CFO, and Controller).

PNC has also adopted, and our Audit Committee has approved, Ethics Guidelines for Directors to supplement the PNC Code of Business Conduct and Ethics.

Orientation and education

All of our new directors undergo a director orientation program. In addition to written materials provided to new directors, in-person orientation sessions are held for each new director. In-person orientation sessions generally include meetings with members of senior management to familiarize new directors with PNC’s strategic plans, its significant financial, accounting and risk management issues, its capital markets activities, its compliance programs, its Code of Business Conduct and Ethics and related policies, its principal officers, its internal and independent auditors, and specific matters related to the committees to which a new director has been appointed.

Our continuing education program for directors considers the directors’ knowledge and experience and PNC’s risk profile and includes training on complex products and services, PNC’s lines of business, significant risks to PNC, appropriate laws, regulations, and supervisory requirements, and other topics identified by the board and management. It is provided through a combination of in-person sessions and coordination of attendance by directors at outside seminars relevant to the duties of a director. The in-person sessions may be held in connection with, or as part of, a meeting of the Board or a committee.

Board committees

Our Board currently has five standing committees. Four of these committees—Audit, Nominating and Governance, Personnel and Compensation, and Risk—meet on a regular basis. The Executive Committee meets as needed and is composed of our Chairman and CEO, and the chairs of our other four primary standing committees. The Executive Committee may act on behalf of the Board and reports regularly to the full Board. Our Presiding Director chairs the Executive Committee, which did not meet in 2016.

Our By-laws authorize the Board to create other committees. Unless otherwise stated in its charter,

each committee may form and delegate authority to subcommittees of one or more committee members. Our Risk Committee has formed a Technology Subcommittee to facilitate Board-level oversight responsibilities with respect to technology risk, technology risk management, cybersecurity, information security, business continuity, and significant technology initiatives and programs. Our Board also created a Special Compliance Committee to assist the Board in its oversight and reporting responsibilities under certain regulatory consent orders.

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CORPORATE GOVERNANCE

Each committee operates under a written charter approved by the Board, or in the case of a subcommittee the applicable standing committee. Each committee and subcommittee annually reviews and reassesses its charter. The Nominating and Governance Committee assesses the Executive Committee charter.

Each committee and subcommittee, other than the Executive Committee, performs an annual self-evaluation to determine whether the committee or subcommittee is functioning effectively and fulfilling its charter duties.

We describe the main responsibilities of the Board’s four primary standing committees below. The descriptions of the committee functions in this proxy statement are qualified by reference to the charters and our relevant By-law provisions. The charters for the four Board committees discussed in this section are all available on our website at www.pnc.com/corporategovernance.

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CORPORATE GOVERNANCE

Audit Committee

Chair	Other members:
Richard B. Kelson	Marjorie Rodgers Cheshire
Donald J. Shepard
Gregory D. Wasson

The Audit Committee consists entirely of directors who are independent as defined in the NYSE’s corporate governance rules and in the regulations of the Securities and Exchange Commission related to audit committee members. When our Board meets on April 25, 2017 to organize its committees, only independent directors will be appointed to the Committee.

The Board has determined that each Audit Committee member is financially literate and that at least two members possess accounting or related financial management expertise. The Board made these determinations in its business judgment, based on its interpretation of the NYSE’s requirements for committee members. Acting on the recommendation of the Nominating and Governance Committee, the Board of Directors determined that Mr. Kelson and Mr. Wasson are each an “audit committee financial expert,” as that term is defined by the SEC.

Our Board most recently approved the charter of the Audit Committee on November 17, 2016, and it is available on our website.

The Audit Committee satisfies the requirements of SEC Rule 10A-3, which includes the following topics:

•	The independence of committee members

•	The responsibility for selecting and overseeing our independent auditors

•	The establishment of procedures for handling complaints regarding our accounting practices

•	The authority of the committee to engage advisors

•	The determination of appropriate funding for payment of the independent auditors and any outside advisors engaged by the committee and for the payment of the committee’s ordinary administrative expenses

The Audit Committee’s primary purposes are to assist the Board by:

•	Monitoring the integrity of our consolidated financial statements

•	Monitoring internal control over financial reporting

•	Monitoring compliance with our Code of Business Conduct and Ethics

•	Evaluating and monitoring the qualifications and independence of our independent auditors

•	Evaluating and monitoring the performance of our internal audit function and our independent auditors

At each in-person meeting of our full Board, the Chair of the Committee presents a report of the items discussed and the actions approved at previous meetings.

The Audit Committee’s responsibility is one of oversight. Our management is responsible for preparing our consolidated financial statements, for maintaining internal controls, and for our compliance with laws and regulations, and the independent auditors are responsible for auditing our consolidated financial statements.

The Committee typically reviews and approves the internal and external audit plans. The Committee is directly responsible for the selection, appointment, compensation and oversight of our independent auditors (including the resolution of any disagreements between management and the auditors regarding financial reporting if disagreements occur) for the purpose of preparing or issuing an audit report or related work. We describe the role of the Committee in regard to the independent auditors, including consideration of rotation of the independent audit firm, in more detail on page 80. For work performed by the independent auditors, the Committee must pre-approve all audit engagement fees and terms, as well as all permitted non-audit engagements. The Committee (or delegate) pre-approves all audit services, audit-related services, and permitted non-audit services. The Committee considers whether providing audit services, audit-related services, and permitted non-audit services will impair the auditors’ independence.

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We describe the Committee’s procedures for the pre-approval of audit services, audit-related services, and permitted non-audit services on page 81. The Committee receives routine reports on finance, reserve adequacy, ethics, and internal and external audit.

The Committee has the authority to retain independent legal, accounting, economic, or other advisors. The Committee holds regular executive sessions with our management, the General Auditor, the Chief Ethics Officer, and the independent auditors. The independent auditors report directly to the Committee. The Committee annually reviews with the CEO the General Auditor succession plan. The Committee appoints our General Auditor, who leads PNC’s internal audit function and reports directly to the Committee. The Committee reviews the performance and approves the compensation of our General Auditor.

Under our corporate governance guidelines, Audit Committee members may serve on the audit committee of no more than three public companies, including PNC.

The Audit Committee has approved the report on page 82 as required under its charter and in accordance with SEC regulations.

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Nominating and Governance Committee

Chair	Other members:
Donald J. Shepard	Charles E. Bunch
Kay Coles James
Dennis F. Strigl
Michael J. Ward

The Nominating and Governance Committee consists entirely of independent directors. When our Board meets on April 25, 2017, only independent directors will be appointed to the Committee.

Our Board most recently approved the charter of the Nominating and Governance Committee on November 17, 2016, and it is available on our website.

At each in-person meeting of our full Board, the Chair of the Committee presents a report of the items discussed and the actions approved at previous meetings. The primary purpose of our Nominating and Governance Committee is to assist our Board in promoting the best interests of PNC and its shareholders through the implementation of sound corporate governance principles and practices. The Committee also assists the Board by identifying individuals qualified to become Board members. The Committee recommends to the Board the director nominees for each annual meeting, and may also recommend the appointment of qualified individuals as directors between annual meetings.

In addition to its annual committee self-evaluation, the Nominating and Governance Committee oversees the annual evaluation of the performance of the Board and committees and reports to the Board on the evaluation results, as necessary or appropriate. The Committee annually reviews and recommends any changes to the Executive Committee charter.

How we evaluate directors and candidates. At least annually, the Committee assesses the skills, qualifications and experience of our directors and recommends a slate of nominees to the Board. From time to time, the Committee also considers whether to change the composition of our Board. In evaluating existing directors or new candidates, the Committee assesses the needs of the Board and the qualifications of the individual. Please see the discussion on pages 12 to 16 for more information on each of our current director nominees.

Our Board and its committees must satisfy SEC, NYSE, and banking regulatory standards. At least a majority of our directors must be independent under the NYSE standards; however, our corporate governance guidelines require that a substantial majority (at least 2/3) of our directors be independent. We require a sufficient number of independent directors to satisfy the membership needs of committees that also require independence.

Beyond that, the Nominating and Governance Committee expects directors to gain a sound understanding of our strategic vision, our mix of businesses, and our approach to regulatory relations and risk management. The Board must possess a mix of qualities and skills to address the various risks facing PNC. For a discussion of our Board’s oversight of risk, please see the section entitled Risk Committee, on pages 27 and 28.

The Committee has not adopted any specific, minimum qualifications for director candidates. When evaluating each director, as well as new candidates for nomination, the Committee considers the following Board-approved criteria:

•	A sustained record of high achievement in financial services, business, industry, government, academia, the professions, or civic, charitable, or non-profit organizations

•	Manifest competence and integrity

•	A strong commitment to the ethical and diligent pursuit of shareholders’ best interests

•	The strength of character necessary to challenge management’s recommendations and actions when appropriate and to confirm the adequacy and completeness of management’s responses to such challenges to his or her satisfaction

•	Our Board’s strong desire to maintain its diversity in terms of race and gender

•	Personal qualities that will help to sustain an atmosphere of mutual respect and collegiality among the members of our Board

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The Committee also considers the diversity, age, skills, experience in the context of the current needs of the Board and its committees, meeting attendance and participation, and the value of a director’s contributions to the effectiveness of our Board and its committees.

Although the Board has not adopted a formal policy on diversity, the Board recognizes the value of a diverse Board. Therefore, the Committee considers the diversity of directors in the context of the Board’s overall needs. The Committee evaluates diversity in a broad sense, recognizing the benefits of demographic diversity, but also considering the breadth of diverse backgrounds, skills, and experiences that directors may bring to our Board.

How we identify new directors. The Nominating and Governance Committee may identify potential directors in a number of ways. The Committee may consider recommendations made by current or former directors or members of executive management. The Committee may also identify potential directors through contacts in the business, civic, academic, legal and non-profit communities. When appropriate, the Committee may retain a search firm to identify candidates.

In addition, the Committee will consider director candidates recommended by our shareholders for nomination at next year’s annual meeting. For the Committee to consider a director candidate for nomination, the shareholder must submit the recommendation in writing to the Corporate Secretary at our principal executive office. Each submission, to be considered for the 2018 annual meeting, must include the information required under “Director nomination process” in Section 3 of our corporate governance guidelines found at www.pnc.com/corporategovernance and must be received by November 15, 2017.

The Committee will evaluate candidates recommended by a shareholder in the same manner as candidates identified by the Committee or recommended by others. The Committee will not consider any candidate with an obvious impediment to serving as one of our directors.

The Committee will meet to consider relevant information regarding a director candidate, in light of the Board approved evaluation criteria and needs of our Board. If the Committee does not recommend a candidate for nomination or appointment, or for more evaluation, no further action is taken. The Chair of the Committee will later report this decision to the full Board. For shareholder-recommended candidates, the Corporate Secretary will communicate the decision to the shareholder.

If the Committee decides to recommend a candidate to our Board as a nominee for election at an annual meeting of shareholders or for appointment by our Board, the Chair of the Committee will report that decision to the full Board. After allowing for a discussion, the full Board will vote on whether to nominate the candidate for election or appoint the candidate to the Board.

As our corporate governance guidelines describe, invitations to join the Board come from the Presiding Director and the Chairman, jointly acting on behalf of our Board.

Shareholders who wish to directly nominate a director candidate at an annual meeting or nominate and include a candidate in PNC’s annual meeting proxy materials must do so in accordance with the procedures contained in our By-laws and should follow the instructions in the section entitled Shareholder proposals for 2018 annual meeting—Advance notice procedures or —Proxy access procedures, respectively, on page 93.

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CORPORATE GOVERNANCE

Personnel and Compensation Committee

Chair	Other members:
Dennis F. Strigl	Charles E. Bunch
Andrew T. Feldstein
Richard B. Kelson
Michael J. Ward

The Personnel and Compensation Committee consists entirely of independent directors. The Committee membership is intended to satisfy the independence standards established by applicable federal income tax and securities laws, as well as NYSE standards. When our Board meets on April 25, 2017, only independent directors will be appointed to the Committee.

Our Board most recently approved the charter of the Committee on November 17, 2016, and it is available on our website.

The Committee’s principal purpose is to discharge our Board’s oversight responsibilities relating to the compensation of our executive officers and other specified responsibilities related to personnel and compensation matters affecting PNC. The Committee may also evaluate and approve, or recommend for approval, benefit, incentive compensation, severance, equity-based or other compensation plans, policies, and programs.

The Committee has the authority to retain independent legal, compensation, accounting, or other advisors. The charter provides the Committee with the sole authority to retain and terminate an independent compensation consultant acting on the Committee’s behalf, and to approve the consultant’s fees and other retention terms. The Committee retained an independent compensation consultant in 2016 and prior years. See Role of compensation consultants below.

The Committee also reviews the Compensation Discussion and Analysis (CD&A) section of the proxy statement with management. See the Compensation Committee Report on page 53. The CD&A begins on page 38. The Committee evaluates the relationship between risk management and our incentive compensation programs and plans. See Compensation and Risk on pages 54 and 55.

The Committee has responsibility for reviewing and evaluating the development of an executive management succession plan and for reviewing our workforce diversity objectives. The executive management succession plan, including for the CEO, is reviewed with the full Board from time to time. The Committee reviews a detailed succession planning report at least annually. The materials typically include a discussion of the individual performance of executive officers as well as succession plans and development initiatives for other emerging talent. These materials provide necessary background and context to the Committee, and give each member a familiarity with the employee’s position, duties, responsibilities, and performance.

How we make decisions. The Committee meets at least four times a year. Before each meeting, the Chair of the Committee reviews the agenda, materials, and issues with members of our management and the Committee’s independent executive compensation consultant, as appropriate. The Committee may invite legal counsel or other external consultants to advise the Committee during meetings and preparatory sessions.

The Committee regularly meets in executive sessions without management present. At each in-person meeting of our full Board, the Chair of the Committee presents a report of the items discussed and the actions approved at previous meetings. The Chair provides these reports during an executive session of the Board. The Committee consults with independent directors before approving the CEO’s compensation.

The Committee adopted guidelines for information that will be presented to the Committee. The guidelines contemplate, among other things, that any major changes in policies or programs be considered over the course of two separate Committee meetings, with any vote occurring at the later meeting.

The Committee reviews all of the elements of the compensation programs periodically and adjusts those programs as appropriate. Each year, the Committee makes decisions regarding the amount of annual compensation and equity-based or other longer-term compensation for our executive officers and other designated senior employees. For the most part, these decisions are made in the first quarter of each year, following the evaluation of the prior year’s performance.

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Delegations of authority. The Committee has delegated authority to management to make certain decisions or to take certain actions with respect to compensation or benefit plans or arrangements (other than those that are solely or predominantly for the benefit of executive officers).

For employee benefit, bonus, incentive compensation, severance, equity-based and other compensation or incentive plans and arrangements, the Committee delegated to our Chief Human Resources Officer (or her designee) the ability to adopt a new plan or arrangement or amend an existing one if:

•	the decision is not expected to result in a material increase in incremental expense to PNC, defined as an expense that exceeds 5% of the relevant expense for that plan category, or

•	the change is of a technical nature or is otherwise not material.

This delegation also includes authority to take certain actions to implement, administer, interpret, construe or make eligibility determinations under the plans and arrangements except for plans that are overseen by the PNC administrative committee under its charter.

For grants of equity or equity-based awards, the Committee has delegated to our Chief Executive Officer and our Chief Human Resources Officer (or the designee of either) the responsibility to make decisions with respect to equity grants for individuals who are not designated by the Committee as executives, including the determination of participants and grant sizes, allocation of the pool from which grants will be made, establishment of the terms of such grants, approval of amendments to outstanding grants and exercise of any discretionary authority pursuant to the terms of the grants.

The Committee has also delegated to the Audit Committee (or a qualified subcommittee) and to a qualified subcommittee of the Risk Committee the authority to make equity-based grants and other compensation under applicable plans to the General Auditor and Chief Risk Officer, respectively.

Management’s role in compensation decisions. Our executive officers, including our CEO and our Chief Human Resources Officer, often review information with the Committee during meetings and may present management’s views or recommendations. The Committee evaluates these recommendations, generally in consultation with an independent compensation consultant retained by the Committee, who attends each meeting.

The Chair of the Committee typically meets with management and an independent compensation consultant before each Committee meeting to discuss agenda topics, areas of focus, or outstanding issues. The Chair schedules other meetings with the Committee’s compensation consultant without management present, as needed. Occasionally, management will schedule meetings with each Committee member to discuss substantive issues. For more complicated issues, these one-on-one meetings provide a dedicated forum for Committee members to ask questions outside of the meeting environment.

During Committee meetings, the CEO often reviews corporate and individual performance as part of the compensation discussions, and other members of executive management may be invited to speak to the Committee about specific performance or risk management. The Committee reviews any compensation decisions for the Chief Human Resources Officer and CEO in executive session, without either officer present for the discussion of their compensation. Any recommendations for CEO compensation are also discussed with the full Board, with no members of management present for the discussion.

Role of compensation consultants. The Committee has the sole authority to retain and terminate any compensation consultant directly assisting it. The Committee also has the sole authority to approve fees and other engagement terms. The Committee receives comparative compensation data from our management, from proxy statements and other public disclosures, and through surveys and reports prepared by compensation consultants.

The Committee retained Meridian Compensation Partners as its independent compensation consultant for 2016. In this capacity, Meridian reported directly to the Committee. In 2016, one or more representatives attended all of the in-person and telephonic meetings of the Committee, and met regularly with the Committee without members of management present. Meridian also reviewed meeting agendas and materials prepared by management.

Meridian and members of management assisted the Committee in its review of proposed compensation packages for our executive officers. For the 2016 performance year, Meridian prepared discussion materials for the compensation of the CEO, which were reviewed in executive session without any members of management present. Meridian also prepared other benchmarking reviews and pay for performance analyses for the Committee. PNC did not pay any fees to Meridian in 2016 other than in connection with work for the Committee.

The Committee evaluated whether the work of Meridian raised any conflict of interest. The Committee considered various factors, including six factors mandated by the SEC rules, and determined that no conflict of interest was raised by the work of Meridian described in this proxy statement.

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Our management retains other compensation consultants for its own use. In 2016, our management retained McLagan to provide certain market data in the financial services industry. It also uses Willis Towers Watson, a global professional services firm, to provide, from time to time, various actuarial and management consulting services to us, including:

•	Preparing specific actuarial calculations on values under our retirement plans

•	Preparing surveys of competitive pay practices

•	Analyzing our director compensation packages and providing reports to our management and the Board’s Nominating and Governance Committee

•	providing insurance brokerage and consulting services to mitigate certain property and casualty risks

•	Providing guidance on certain aspects of total rewards, talent management and other human resources initiatives

Reports prepared by Willis Towers Watson and McLagan that relate to executive compensation may also be shared with the Committee.

Compensation committee interlocks and insider participation. None of the current members of the Personnel and Compensation Committee are officers or employees or former officers of PNC or any of our subsidiaries. No PNC executive officer served on the compensation committee of another entity that employed an executive officer who also served on our Board. No PNC executive officer served as a director of an entity that employed an executive officer who also served on our Personnel and Compensation Committee.

Certain members of the Personnel and Compensation Committee, their immediate family members, and entities with which they are affiliated, were our customers or had transactions with us (or our subsidiaries) during 2016. Transactions that involved loans or commitments by subsidiary banks were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features and otherwise complied with regulatory restrictions on such transactions.

Please see Director and Executive Officer Relationships—Regulation O policies and procedures, which begins on page 32, for more information.

Risk Committee

Chair	Other members:
Andrew T. Feldstein	Marjorie Rodgers Cheshire	Jane G. Pepper
	William S. Demchak	Donald J. Shepard
	Daniel R. Hesse	Lorene K. Steffes
Kay Coles James

The Board performs its risk oversight function primarily through the Risk Committee, which includes both independent and management directors.

Our Board most recently approved the charter of the Committee on November 17, 2016, and it is available on our website.

At each in-person meeting of our full Board, the Chair of the Committee presents a report of the items discussed and the actions approved at previous meetings. The Committee’s purpose is to require and oversee the establishment and implementation of our enterprise-wide risk governance framework, including related policies, procedures, activities and the processes to identify, measure, monitor, and manage material risks at PNC including (Credit, Liquidity, Market, Operational (including compliance), Strategic and Reputational risks). PNC’s major financial risk exposures are the responsibility of the Audit Committee. The Risk Committee serves as the primary point of contact between our Board and the management-level committees dealing with risk management. The Committee’s responsibility is one of oversight, and the Committee has no duty to assure compliance with laws and regulations.

The Committee receives regular reports on enterprise-wide risk management and Credit, Liquidity, Market, Operational (including compliance), Strategic and Reputational risks.

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CORPORATE GOVERNANCE

The Committee may also form subcommittees from time to time. The Committee has formed a subcommittee to assist in fulfilling the Committee’s oversight responsibilities with respect to technology risk, technology risk management, cybersecurity, information security, business continuity, and significant technology initiatives and programs.

The Committee appoints our Chief Risk Officer, who leads PNC’s risk management function. The Committee reviews the performance and approves the compensation of our Chief Risk Officer.

The Risk Committee, along with the Personnel and Compensation Committee, each reviews the risk components of our incentive compensation plans. For a discussion of the relationship between compensation and risk, please see Compensation and Risk, beginning on page 54.

Board meetings in 2016

The table below shows the names of our directors as of December 31, 2016, the number of Board committee meetings held in 2016, and the members and chairs of each committee. We also identify each director who has been designated by our Board as an “audit committee financial expert,” as defined under SEC regulations.

Our Board held 13 meetings in 2016. Each director attended at least 75% of the combined total number of meetings of the Board and all committees on which the director served. Our Board has adopted a policy that strongly encourages each director to attend the annual meeting in person. We remind each director of this policy before the date of the annual meeting. All of our directors then serving attended PNC’s 2016 annual meeting of shareholders.

														Meetings Held
			(2)				(1)		(3)				(1)

Audit		●							●				●	12

Nominating and Governance	●					●					●	●		5

Personnel and Compensation	●			●			●					●		6

Risk		●	●		●	●		●	●	●				9

Chair
(1)	Designated as “audit committee financial expert” under SEC regulations
(2)	Management director
(3)	Presiding director (lead independent director)

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DIRECTOR AND EXECUTIVE OFFICER RELATIONSHIPS

This section discusses relationships between PNC and its subsidiaries and our directors, executive officers, immediate family members, or certain of their affiliated entities. These relationships include transactions that we analyzed to determine the independence of our directors.

In this section, we describe the NYSE independence standards for directors and our Board-adopted independence guidelines.

Director independence

Our Board must affirmatively determine that a director does not have a “material relationship” with PNC for the director to be independent under NYSE rules. A material relationship between a director and PNC could also include a relationship between PNC and an organization affiliated with a director.

NYSE rules describe specific relationships that will always impair independence. The absence of one of these “bright-line” relationships does not mean that a director is automatically independent. The Board must consider all relevant facts and circumstances in determining whether a material relationship exists.

Material relationships that we may consider include commercial, industrial, banking, consulting, legal, accounting, charitable, and family relationships. The ownership of a significant amount of PNC stock, by itself, will not prevent a finding of independence under NYSE rules.

The NYSE bright-line independence tests. Each of the following relationships will automatically impair a director’s independence under the NYSE’s “bright-line” tests:

•	A director employed by PNC

•	A director whose immediate family member is a PNC executive officer

•	The director’s receipt of more than $120,000 a year in direct compensation from PNC, except for certain permitted payments (such as director fees)

•	Certain relationships with PNC’s external or internal auditors

•	A director (or immediate family member) who has been an executive officer of a company where a PNC executive officer serves or served on that company’s compensation committee

•	Business relationships involving certain companies affiliated with a director or immediate family member of a director that make payments to, or receive payments from, PNC in excess of certain amounts

An employee-director of PNC (or a director with an immediate family member who is a PNC executive officer) will not be independent until three years after the employment relationship ends. The other bright-line tests will impair independence if they existed at any time within the past three years.

More information about the NYSE’s bright-line director independence tests, including the commentary explaining the application of the tests, can be found on the NYSE’s website at www.nyse.com.

Our Board guidance on independence. To help assess whether a material relationship exists, our Board adopted guidelines that describe four categories of relationships that will not be considered material. If a relationship meets the criteria outlined in this guidance, it will not be deemed to be a material relationship. This guidance can be found in our corporate governance guidelines on our website at www.pnc.com/corporategovernance. The Board may then affirm a director’s independence without further analysis of this relationship, provided that the director otherwise meets the other relevant independence tests.

The four categories of relationships described in this guidance include:

•	Ordinary course business relationships, such as lending, deposit, banking, or other financial service relationships or other relationships involving the provision of products or services between PNC or its subsidiaries and a director, his or her immediate family members, or an affiliated entity of a director or immediate family member, which meet the criteria defined in the guidelines

•	Contributions made by PNC, its subsidiaries, or a PNC sponsored foundation to a charitable organization in which a director or an immediate family member is an executive officer, director, or trustee

•	Relationships involving a director’s relative who is not an immediate family member

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DIRECTOR AND EXECUTIVE OFFICER RELATIONSHIPS

•	Relationships or transactions between PNC or its subsidiaries and a company or charitable organization where a director or an immediate family member serves solely as a non-management board member, or where an immediate family member is employed in a non-officer position

These guidelines also allow investors to assess the quality of a Board’s independence determinations.

In applying this guidance, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

If a director has a relationship that would be not be considered material under our guidelines for independence, but crosses one of the NYSE’s bright-line tests, the NYSE test governs and the director will not be treated as independent.

Our Board’s independence determinations. At a meeting held on February 16, 2017, the Board made an independence determination for each of our 13 directors, including our director nominees.

In making these determinations, our Board relied on the evaluation and recommendations made by the Nominating and Governance Committee. The Board considered relevant facts and circumstances when making these determinations, including an evaluation of the relationships described below.

Our Board based the independence decisions on information known as of February 16, 2017. Each director has been asked to provide updates on changes that could impact the director’s status as an independent director. The Nominating and

Governance Committee and Board will consider information throughout the year that may impact independence.

Non-independent directors. Our Board affirmatively determined that Mr. Demchak is the only non-independent director. Mr. Demchak meets the NYSE’s bright-line relationship test as an executive officer of PNC.

Independent directors. Our Board affirmatively determined that each of the directors listed below has no material relationship with PNC under the NYSE corporate governance listing standards. These determinations were based, in part, on an evaluation of the facts and circumstances of relevant relationships in light of PNC’s own independence guidelines. In some cases, the relationships that we analyzed include relationships that a director has as a partner, member, shareholder, officer or employee of an organization that has a relationship with PNC. They may also include relationships where an immediate family member of a director is a partner, member, shareholder or officer of an organization that has a relationship with PNC.

Based on these evaluations, our Board affirmatively determined that each of our directors, other than Mr. Demchak, qualifies as independent under the NYSE’s corporate governance listing standards. Paul W. Chellgren, Anthony A. Massaro and Thomas J. Usher, who served as directors until April 26, 2016, also qualified as independent until they retired from the Board.

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DIRECTOR AND EXECUTIVE OFFICER RELATIONSHIPS

Transactions with directors

This chart reflects banking relationships between PNC and each director, the director’s immediate family members, and a company of which the director is, or was during 2016, a partner, officer, employee, any immediate family member is, or was during 2016, a partner or officer, or in which the director or any immediate family member holds a significant ownership or voting position (an affiliated entity). The chart also reflects relationships where PNC contributed to a charitable organization of which a director or immediate family member was a trustee, director or executive officer. All of these transactions meet our Board guidance on transactions that do not impair independence.

Personal or Family Relationships	Deposit, Wealth Management and Similar Banking Products(1)	●	●	●	●	●	●	●	●	●	●	●
	Credit Relationships(2)	●	●	●	●	●	●	●	●	●	●		●
	Charitable Contributions(3)		●	●		●		●	●	●			●	●
Affiliated Entity Relationships	Deposit, Wealth Management and Similar Banking Products(1)	●	●					●		●			●	●
	Credit Relationships or Commercial Banking Products(4)	●	●				●	●					●	●
(1)	Includes deposit accounts, trust accounts, certificates of deposit, safe deposit boxes, workplace banking, or wealth management products.

(2)	Includes extensions of credit, including mortgages, commercial loans, home equity loans, credit cards, or similar products, as well as credit and credit-related products.

(3)	Does not include matching gifts provided to charities personally supported by the director because under our Board guidelines matching gifts are not a “material relationship” and are not included in considering the value of contributions against our guidance. Matching gifts are capped at $5,000 and are included as other compensation in the director compensation table.

(4)	Includes extensions of credit, including commercial loans, credit cards, or similar products, as well as credit-related products, and other commercial banking products, including treasury management, purchasing card programs, foreign exchange, and global trading services.

Customer relationships. We provide financial services to most of our directors. We also provide financial services to some of their immediate family members and affiliated entities. We offer these services in the ordinary course of our business. We provide the services on substantially the same terms and conditions, including price, as we provide to other similarly situated customers.

We also extend credit to some of our directors and their immediate family members and affiliated entities. Federal banking law (Regulation O) governs these extensions of credit. We discuss the impact of Regulation O and our process for managing these extensions of credit on pages 32 and 33.

Business relationships. We also enter into other business relationships with entities affiliated with our directors or their immediate family members. These relationships are in the ordinary course of business.

Certain charitable contributions. We make contributions to charitable organizations where our directors serve as directors, trustees or executive officers. We also match charitable contributions made by our directors. We describe this matching gift program on page 36.

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DIRECTOR AND EXECUTIVE OFFICER RELATIONSHIPS

Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics contains several provisions that regulate related person transactions. The Code of Business Conduct and Ethics applies generally to all employees, including our executive officers, and directors.

Doing business with PNC. An employee or an immediate family member may want to engage in a business arrangement, such as the sale or lease of property or the provision of services, with PNC. For these transactions, we require prior approval from a supervisor and our Corporate Ethics Office. If a director desires to engage in a business arrangement with PNC, approval is required from the Corporate Ethics Office and from a Board committee.

Financial services to employees. Our employees and their extended families are encouraged to use PNC for their personal financial services. Any services must be provided on the same terms as are available to the general public, all employees in a market or business, or all similarly situated employees.

Transacting PNC business. We prohibit directors and employees from transacting business on behalf of PNC with a supplier or customer in which the director, employee, or extended family member has a significant personal or financial interest. We also prohibit directors and employees from transacting business on behalf of PNC with respect to their own accounts, extended family member accounts, or accounts for anyone whose close relationship may reasonably be viewed as creating a conflict of interest. Our phrase “extended family member” is similar to the SEC’s definition of “immediate family member” in Item 404(a) of Regulation S-K. We have established procedures in certain of our businesses to permit employees to transact business with family members, subject to appropriate oversight and compliance with applicable laws and regulations, including Regulation O.

Employing relatives. We employ relatives of executive officers and directors, in some cases under circumstances that constitute related person transactions. See Family relationships on page 33. We track the employment and compensation of relatives of executive officers and directors. We have policies that restrict special treatment in the hiring or compensation of a relative of an executive officer or director. Our employment of a director’s relative would be a factor in the determination of the director’s independence under NYSE rules and our own adopted guidelines for director independence. See Director and Executive Officer Relationships—Director independence, which begins on page 29.

Waivers. Under the Code of Business Conduct and Ethics, employees may generally request waivers or exceptions from our Corporate Ethics Office. In the case of directors and executive officers, any proposed waiver or exception must be approved by both the Corporate Ethics Office and the appropriate committee of our Board. In 2016, no directors or executive officers requested an exemption under any of the provisions described above.

Ethics guidelines for directors. The Audit Committee adopted Ethics Guidelines for Directors that contain comprehensive guidance regarding the various PNC policies that govern the conduct of our directors to supplement and assist directors in understanding these policies. These guidelines were most recently approved on August 10, 2016. The guidelines include reference to our policies and procedures applicable to directors, including our Code of Business Conduct and Ethics, described above, and our Related Person Transactions Policy and Regulation O policies and procedures, each described in more detail below, as well as our Director Pre-Clearance of Securities Policy, and our Anti-Corruption Policy.

Regulation O policies and procedures

We maintain additional policies and procedures to help ensure our compliance with Regulation O, which imposes various conditions on a bank’s extension of credit to directors and executive officers and related interests. Any extensions of credit we make must comply with our policies and procedures in accordance with Regulation O. A director can only meet our guidelines for independence for extensions of credit if the credit complied with Regulation O at the time PNC extended it.

Our Regulation O policies and procedures require:

•	Extensions of credit to covered individuals or entities be made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with those who are not covered. For credit extensions under a benefit or compensatory program widely available to all employees, we may not give preference to any covered individual.

•	The covered extension of credit be made following credit underwriting procedures no less stringent than those prevailing at the time for comparable transactions with non-covered

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DIRECTOR AND EXECUTIVE OFFICER RELATIONSHIPS

individuals or entities. The extension of credit may not involve more than the normal risk of repayment or present other unfavorable features.

•	The amount of covered extensions of credit do not exceed individual and aggregate lending limits, depending on the identity of the borrower and the nature of the loan.

Our subsidiary bank, PNC Bank, National Association, has a Regulation O Credit Officer to review extensions of credit to determine our compliance with these policies. If an extension of credit would result in an aggregate credit extension of more than $500,000, the bank’s Board of Directors must approve it. The bank’s Board of Directors receives a report of all extensions of credit made to executive officers under Regulation O.

All loans to directors, executive officers, and related interests outstanding during 2016:

•	complied with our Regulation O policies and procedures;

•	were made in the ordinary course of business;

•	were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to PNC; and

•	did not involve more than the normal risk of collectability or present other unfavorable features.

Family relationships

No family relationship exists between any of our directors or executive officers and any of our other directors or executive officers. There are family relationships between certain directors and executive officers and some of the approximately 52,000 PNC employees. These employees participate in compensation and incentive plans or arrangements on the same basis as other similarly situated employees.

A brother-in-law of Gregory Jordan, one of our executive officers, is employed by PNC and had been for many years before Mr. Jordan joined PNC in 2013. He participates in compensation and incentive plans or arrangements on the same basis as similarly situated employees. He does not share a household with Mr. Jordan, is not an executive officer of PNC, and does not report directly to an executive officer of PNC. His compensation paid in 2016 exceeded the $120,000 related person transaction threshold and as a result was reviewed by the Audit Committee.

A son of Michael Hannon, one of our executive officers, is employed by PNC. He participates in compensation and incentive plans or arrangements on the same basis as similarly situated employees. He does not share a household with Mr. Hannon, is not an executive officer of PNC, and does not report directly to an executive officer of PNC. His compensation paid in 2016 exceeded the $120,000 related person transaction threshold and as a result was reviewed by the Audit Committee.

The daughter of Charles E. Bunch, one of our non-management directors, has been employed by PNC for several years. She participates in compensation and incentive plans or arrangements on the same basis as similarly situated employees. She does not share a household with Mr. Bunch, is not an executive officer of PNC, and does not report directly to an executive officer of PNC. Her compensation paid in 2016 exceeded the $120,000 related person transaction threshold. Her compensation was reviewed by the Nominating and Governance Committee.

Indemnification and advancement of costs

We indemnify directors, officers and, in some cases, employees and agents, against certain liabilities. The covered person may have incurred a liability as a result of service on our behalf or at our request. On behalf of a covered person, we may also advance the costs of certain claims or proceedings. If we advance costs, the person agrees to repay us if it is determined that the person was not entitled to indemnification. The insurance policies we maintain for our directors and executive officers also provide coverage against certain liabilities.

The indemnification provisions, the advancement of costs, and our insurance coverage may provide benefits to our directors and executive officers. During 2016, we advanced costs on behalf of an executive officer with respect to pending litigation in which neither PNC nor the executive officer was named as a defendant.

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RELATED PERSON TRANSACTIONS

Related person transactions policy

Our policy for the review and approval of related person transactions was most recently approved on August 11, 2016. A related person transaction is generally any transaction in which PNC or its subsidiaries is or will be a participant, in which the amount involved exceeds $120,000, and a director (or nominee), executive officer, family member, or any beneficial owner of more than 5% of our common stock, has or will have a direct or indirect material interest.

This policy provides guidance on the framework for reviewing potential related person transactions, and approving, or ratifying related person transactions, and establishes our Presiding Director as the individual who decides how transactions should be evaluated. In general, a potential related person transaction that involves a director would be reviewed by our Nominating and Governance Committee, as the transaction could also impact independence. A transaction involving an executive officer would generally be reviewed by the Audit Committee. Under this policy, our full Board receives reports on approved, disapproved and ratified transactions. Under the policy, a permitted related person transaction must be considered in, or not inconsistent with, the best interest of PNC and its shareholders.

Certain related person transactions

Based on information contained in a Schedule 13G filed with the SEC, BlackRock, Inc. (BlackRock), through certain of its subsidiaries, indicated that it beneficially owned more than 5% of our outstanding shares of common stock as of December 31, 2016 (see Security ownership of certain beneficial owners on page 79). BlackRock is the beneficial owner of our common stock as a result of being a parent company or control person of the subsidiaries disclosed in its Schedule 13G, each of which holds less than 5% of the outstanding shares of common stock.

During 2016, PNC paid BlackRock approximately $6 million for use of BlackRock’s enterprise investment system and related services, which include risk analytics, portfolio management, compliance and operational processing. PNC also paid BlackRock approximately $4 million for securities trading related services, and approximately $1 million for investment advisory and administration services provided to certain PNC subsidiaries and separate accounts assets for a fee based on assets under management. These transactions were entered into on an arm’s length basis and contain customary terms and conditions.

During 2016, PNC received approximately $8 million in fees from BlackRock for distribution and shareholder servicing activities. These transactions were entered into on an arm’s length basis and contain customary terms and conditions.

PNC may in the ordinary course of business engage in transactions with BlackRock mutual funds, including using the BlackRock funds as treasury management vehicles for PNC’s corporate clients, selling BlackRock investment products to PNC customers or placing PNC customer funds in BlackRock mutual funds, using BlackRock funds as an investment vehicle for the PNC 401(k) accounts, providing commercial loan servicing to BlackRock funds, or providing shareholder services to PNC clients who are shareholders of BlackRock mutual funds.

PNC may also make loans to BlackRock or the BlackRock funds. These loans are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to PNC; and do not involve more than the normal risk of collectability.

PNC holds an equity investment of approximately 22% in BlackRock. In connection with this equity investment, PNC has entered into various agreements governing the terms of this relationship. PNC received cash dividends from BlackRock of $331 million during 2016.

Based on information contained in separate Schedule 13G filings with the SEC, Wellington Management Group, LLP and certain subsidiaries (Wellington) and The Vanguard Group (Vanguard) each indicated that it beneficially owned more than 5% of our outstanding shares of common stock as of December 31, 2016 (see Security ownership of certain beneficial owners on page 79). In the ordinary course of business during 2016, PNC’s Corporate & Institutional Banking business engaged in treasury management and capital markets transactions with Vanguard. These transactions were entered into on an arm’s length basis and contain customary terms and conditions. This business is also a party to several credit facilities with Vanguard and a counterparty clearing line with Wellington. These credit transactions were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for

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RELATED PERSON TRANSACTIONS

comparable facilities with persons not related to PNC, and do not involve more than the normal risk of collectability. In addition, PNC’s Asset Management Group includes Vanguard and Wellington funds and Vanguard exchange traded funds in its investment platform. PNC Investments includes Vanguard funds and exchange traded funds in its investment platform. While PNC investments does not currently include Wellington funds in its platform, it may do so in the ordinary course when evaluating the funds to be included.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires persons who own more than ten percent of a registered class of our equity securities (currently, none) and our directors and executive officers to file with the SEC initial reports of ownership and reports in changes in ownership of any PNC equity securities. To the best of our knowledge all forms were filed on a timely basis during 2016. In making this statement, we have relied in part on the written representations of our directors and executive officers and on copies of the reports provided to us.

DIRECTOR COMPENSATION

Our Board’s Nominating and Governance Committee reviews all elements of non-employee director compensation, explained below, and makes an annual compensation recommendation to the Board. In addition to annual compensation, the Committee may approve special compensation to a director for extraordinary service. The primary objectives of the Committee’s annual review are to confirm continued alignment with business and shareholder interests, evaluate the competitiveness of our director compensation program relative to the peer group, and identify and respond to continued changes in director compensation in light of the competitive environment. The Nominating and Governance Committee conducted its annual compensation review for 2016 on April 26, 2016.

Mr. Demchak receives no additional compensation for serving as a PNC director.

The following table describes the components of director compensation in 2016:

Annual Retainer
Each director	$67,500
Additional retainer for Presiding Director	$30,000
Additional retainer for Chairs of Audit, Risk, and Personnel and Compensation Committees	$20,000
Additional retainer for Chair of Nominating and Governance Committee	$15,000
Additional retainer for Chair of Executive Committee	$10,000
Additional retainer for Chairs of Special Compliance Committee and Technology Subcommittee	$15,000
Meeting Fees (Board)
Each meeting (except for quarterly scheduled telephonic meetings)	$1,500
Each quarterly scheduled telephonic meeting	$1,000
Meeting Fees (Committee/Subcommittee)
First six meetings	$1,500
All other meetings	$2,000
Equity-Based Grants
Value of 1,547 deferred stock units awarded as of April 26, 2016	$137,497

Deferred compensation plans. Our non-management directors may choose to defer the compensation they receive from meeting fees and retainers under our Directors Deferred Compensation Plan. Our Outside Directors Deferred Stock Unit Plan, used for director stock unit grants through 2016, provided for automatic deferrals of any stock units that we awarded under the plan. For compensation deferred under these plans:

•

The deferred compensation account tracks the price of PNC common stock (the Directors Deferred Compensation Plan allows a director to track an interest rate option instead). Additionally, the accounts are credited with a number of units

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DIRECTOR COMPENSATION

(including fractional shares) that could have been purchased with the equivalent of PNC common stock cash dividends. We do not pay above-market or preferential earnings on any director compensation that is deferred.

•	The director may choose the payout date and beneficiary (under the Outside Directors Deferred Stock Unit Plan, directors may elect payout upon any of the following: retirement, age 72, the earlier of retirement and age 72 or the later of a specified date and retirement).

•	The payouts will be made in cash.

In November 2016, our Nominating and Governance Committee approved a new deferred stock unit program under the 2016 Incentive Award Plan, for any stock unit grants made to non-management directors beginning in 2017.

Other director benefits. We generally limit the benefits that we provide to our directors, but we regularly provide the following:

•	Charitable matching gifts. We will match a director’s personal gifts to qualifying charities up to a limit of $5,000 a year. Mr. Demchak is only eligible to participate in our employee matching gift program ($2,500 annual limit).

•	Insurance policies. We pay for various insurance policies that protect directors and their families from personal loss connected with Board service.

•	Benefits related to Board service. We pay for expenses connected with our directors’ Board service, including travel on corporate, private or commercial aircraft, lodging, meals, and incidentals.

We may also provide other incidental benefits to our directors from time to time, including tickets to cultural, social, sporting or other events and small gifts for holidays, birthdays, or special occasions. We may also provide travel for directors on corporate aircraft for personal purposes in limited circumstances, such as a family emergency or when a seat is available on a previously scheduled flight. We determine the value of these benefits based on the incremental cost to PNC, as described on page 51 and we include the amount in the “All Other Compensation” column below.

Director stock ownership requirement. Our Board has adopted a common stock purchase guideline for our non-management directors. Under this guideline, each director must own at least 5,000 shares of PNC common stock (including phantom stock units). Until a director meets this ownership level, he or she must purchase or acquire common stock or stock units that equal at least 25% of the annual retainer for that year. A director may satisfy this requirement through open market purchases, or by deferring compensation into stock units under the Directors Deferred Compensation Plan. As of December 31, 2016, the minimum ownership threshold for directors was valued at $584,800, and all of our directors serving at that time, other than Marjorie Rodgers Cheshire, who was appointed in October 2014, and Daniel R. Hesse and Michael J. Ward, who were appointed in January 2016, satisfied the ownership guideline.

Director compensation in 2016

For the fiscal year 2016, we provided the following compensation to our non-employee directors:

Director Name	Fees Earned(a)	Stock Awards(b)	All Other Compensation(c)	Total
Charles E. Bunch	$101,500	$137,497	$42,754	$281,751
Paul W. Chellgren*	$47,750	-	$100,307	$148,057
Marjorie Rodgers Cheshire	$127,000	$137,497	$16,696	$281,193
Andrew T. Feldstein	$141,000	$137,497	$21,838	$300,335
Daniel R. Hesse**	$109,350	$137,497	$2,404	$249,251
Kay Coles James	$108,000	$137,497	$54,783	$300,280
Richard B. Kelson	$143,000	$137,497	$66,863	$347,360
Anthony A. Massaro*	$49,250	-	$34,880	$84,130
Jane G. Pepper	$122,000	$137,497	$63,790	$323,287
Donald J. Shepard	$167,000	$137,497	$81,584	$386,081
Lorene K. Steffes	$130,000	$137,497	$72,866	$340,363
Dennis F. Strigl	$135,000	$137,497	$99,920	$372,417
Thomas J. Usher*	$59,750	-	$60,413	$120,163
Michael J. Ward**	$94,850	$137,497	$2,927	$235,274
Gregory D. Wasson	$121,000	$137,497	$4,338	$262,835
*	Mr. Chellgren, Mr. Massaro and Mr. Usher served as directors through April 26, 2016.

**	Mr. Hesse and Mr. Ward were appointed as directors on January 7, 2016.

(a)

This column includes the annual retainers, additional retainers for chairs of standing committees and meeting fees earned for 2016. The amounts in this column also include the fees voluntarily deferred by the following directors under our Directors Deferred Compensation Plan, a non-qualified defined contribution plan: Paul W. Chellgren ($47,750); Marjorie Rodgers

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DIRECTOR COMPENSATION

Cheshire ($50,800); Andrew T. Feldstein ($141,000); Daniel R. Hesse ($106,945); Jane G. Pepper ($122,000); Donald J. Shepard ($167,000); Lorene K. Steffes ($39,000); Michael J. Ward ($92,445); and Gregory D. Wasson ($121,000).

(b)	The dollar values in this column include the grant date fair value, under Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, of 1,547 deferred stock units awarded to each director’s account under our Outside Directors Deferred Stock Unit Plan as of April 26, 2016, the date of grant. The closing stock price of PNC on the date of grant was $88.88 a share. See Note 12 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2016 for more information.

As of December 31, 2016, the non-employee directors listed in the table below had outstanding stock units in the following amounts:

Director Name	Stock Units
Charles E. Bunch	19,423
Marjorie Rodgers Cheshire	4,098
Andrew T. Feldstein	9,450
Daniel R. Hesse	1,913
Kay Coles James	24,584
Richard B. Kelson	28,161
Jane G. Pepper	30,805
Donald J. Shepard	37,562
Lorene K. Steffes	31,982
Dennis F. Strigl	32,183
Michael J. Ward	2,604
Gregory D. Wasson	3,358
None of our non-employee directors had any unvested stock awards as of December 31, 2016.

(c)	This column includes income under the Directors Deferred Compensation Plan, the Outside Directors Deferred Stock Unit Plan, and the Mercantile Bankshares Corporation Deferred Compensation Plan (for Mr. Shepard only) as follows: Charles E. Bunch ($39,004); Paul W. Chellgren ($100,307); Marjorie Rodgers Cheshire ($6,696); Andrew T. Feldstein ($16,838); Daniel R. Hesse ($2,404); Kay Coles James ($49,783); Richard B. Kelson ($61,863); Anthony A. Massaro ($34,880); Jane G. Pepper ($63,790); Donald J. Shepard ($76,584); Lorene K. Steffes ($68,666); Dennis F. Strigl ($89,920); Thomas J. Usher ($55,413); Michael J. Ward ($2,927); and Gregory D. Wasson ($4,338). This column also includes the dollar amount of matching gifts made by us in 2016 to charitable organizations. For two directors, the 2016 matching gift amount included above exceeds $5,000 because their director donations from prior years were matched in 2016. No director received any incidental benefits. No non-employee director had incremental cost to PNC for personal use of our corporate aircraft in 2016.

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COMPENSATION DISCUSSION AND ANALYSIS

This section (CD&A) explains our executive compensation philosophy, describes our compensation programs, and reviews compensation decisions for the following named executive officers (NEOs):

Name of NEO	Title
William S. Demchak	Chairman, President and Chief Executive Officer
Robert Q. Reilly	Executive Vice President and Chief Financial Officer
Michael P. Lyons	Executive Vice President and Head of Corporate & Institutional Banking
E William Parsley, III	Executive Vice President, Chief Investment Officer, Treasurer and Head of Consumer Lending
Steven C. Van Wyk	Executive Vice President and Head of Technology and Operations

2016 PNC performance

We delivered consistent results in a challenging operating environment, with net income of approximately $4.0 billion and diluted earnings per common share of $7.30.

We grew net interest income despite the low interest rate environment, and we increased our fee income. We grew deposits and loans and managed our loan portfolio within our desired risk appetite. We maintained strong capital and liquidity positions.

We delivered value for our shareholders. Our one-year total shareholder return (TSR) was 25.8% and our three-year TSR was 17.3%, which was the highest in our peer group.

We met our continuous improvement goal of $400 million in expense savings and continued to keep our noninterest expenses stable.

We continued to execute against our strategic priorities of building a leading banking franchise in our underpenetrated markets, capturing more investable assets, reinventing the retail banking experience, and bolstering critical infrastructure and streamlining core processes.

We returned more than $3 billion in capital to our shareholders through share repurchases and common stock dividends, including raising the quarterly common stock dividend.

On pages 44 to 48, we discuss in more detail how our 2016 performance affected our compensation decisions.

Compensation philosophy

This section talks about how we view executive compensation, and why we make the decisions that we do. Our Board’s Personnel and Compensation

Committee (the Committee) relies on key principles to help guide its executive compensation decisions:

COMPENSATION PRINCIPLES
Pay for performance Provide appropriate compensation for demonstrated performance across the enterprise	Create value Align executive compensation with long-term shareholder value creation	Engage talent Provide competitive compensation opportunities to attract, retain, and motivate executives	Discourage excessive risk-taking Encourage focus on the long-term success of PNC and discourage excessive risk-taking

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COMPENSATION DISCUSSION AND ANALYSIS

The Committee believes that the successful application of these principles requires a thoughtful program design, which includes a balanced evaluation of performance. The Committee believes that discretion, flexibility, and judgment are critical to its ability to deliver incentive compensation that reflects near-term performance results and progress toward longer-term priorities that allow PNC to create value for our shareholders. The following table illustrates some important features of our executive compensation program:

WHAT WE DO	WHAT WE DON’T DO
We pay for performance. The vast majority of our executive pay is not guaranteed. Our standard long-term equity incentive awards are 100% performance-based.	✗	We do not allow tax gross-ups. We do not provide excise tax gross-ups in our current change in control agreements and we have eliminated these gross-ups from all existing agreements. We do not provide tax gross-ups on the limited perquisites that we offer.
We discourage excessive risk taking. We build in several features to discourage our executives from taking excessive risks – including a reliance on multiple performance metrics, long deferral periods, and clawback, forfeiture and stock ownership provisions.	✗	We will not enter into substantial severance arrangements without shareholder approval. If a severance arrangement would pay more than 2.99 times base and bonus (in the year of termination), it requires shareholder approval.
We require executives to hold PNC stock. Our executives must hold a substantial amount of stock and this amount continues to increase as their equity awards vest.	✗	We will not accelerate equity upon a change in control (no “single trigger”). We require a “double trigger” for equity to vest upon a change in control – not only must the change in control occur, but the executive must be terminated.
We have clawback and forfeiture policies. Our policy requires us to claw back prior incentive compensation that we awarded based on materially inaccurate performance metrics. Our policy gives us broad discretion to cancel unvested equity awards due to risk-related issues or detrimental conduct.	✗	We do not reprice stock options. Although we currently do not grant stock options, our equity plan does not permit us to reprice stock options that are out-of-the-money, unless approved by shareholders.
We limit the perquisites we provide. We limit our perquisites to financial planning and tax preparation services, executive physicals (for four individuals) and occasional personal use of the aircraft, subject to an annual limit ($100,000 for the CEO and $10,000 for other NEOs).	✗	We do not enter into employment agreements. We do not enter into individual employment agreements with our NEOs – they serve at the will of the Board.
We retain an independent compensation consultant. Our Board’s Personnel and Compensation Committee retains an independent compensation consultant that provides no other services to PNC.	✗	We prohibit hedging, pledging, or short sales of PNC securities. We do not allow any director or employee to hedge or short-sell PNC securities. We do not allow any director or executive officer to pledge PNC securities.
We engage with our shareholders. We actively engage with our shareholders on governance and compensation issues.

Stakeholder engagement and impact of 2016 say-on-pay vote

We have given our shareholders the annual right to cast an advisory vote on executive compensation (“say-on-pay”) for seven years. In 2016, we received the support of 97% of our shareholders who voted - our highest-ever support for say-on-pay.
For several years, we have initiated outreach efforts with certain institutional investors. In 2016, we invited many of our largest institutional shareholders to participate in telephone conferences to discuss governance, compensation, and other matters included in the proxy statement. We had productive conversations with the shareholders who agreed to participate.
Based on the results of these efforts and in light of our record investor support in 2016, the Committee did not recommend any significant changes to the compensation program. The Committee considered the results of the say-on-pay vote as one factor in its compensation decisions, among the other factors discussed in this CD&A.

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation program summary

Key program features

The Committee reviews and approves the compensation to be paid to our NEOs and other senior leaders. We strive for clarity and transparency in our compensation structure, using features that we believe will help to create a balanced program. While we try to reflect the expectations of various stakeholders, we want our compensation program to achieve multiple objectives, consistent with our compensation principles. The Committee also regularly reviews the operation of our compensation program to help ensure that our objectives continue to be met.

Taken as a whole, our executive compensation program includes several complementary features:

We provide incentives for performance over different time horizons (short and long-term).
We embed performance goals in our long-term incentives, and include risk-based triggers that could reduce or eliminate the awards.
We reward achievement against both quantitative and qualitative goals, while allowing for discretion.
We connect pay to our own performance, as well as the performance of a carefully selected peer group.
We consider market data and trends when making pay decisions.
We place a substantial majority of compensation at risk, with all incentive compensation being performance-based.
We pay some incentive compensation in cash today, while deferring potential equity-based payouts for several years.

Regulatory expectations

As a large financial institution, we must also comply with various regulatory requirements. The Board of Governors of the Federal Reserve (Federal Reserve) regulates PNC as a bank holding company and has provided guidance and set expectations with respect to our current compensation program. The Office of the Comptroller of the Currency (OCC) regulates our primary banking subsidiary, and also sets expectations for our compensation program. We expect that the Federal Reserve, the OCC and other financial industry regulatory entities, including the SEC, will continue to provide periodic guidance on compensation matters.

Total compensation targets

Each NEO receives a total compensation target for the year – consisting of a base salary and an incentive compensation target (cash and equity-based awards). We generally set these targets in the first quarter of the year, or when an executive joins PNC or assumes new responsibilities.

A total compensation target includes the following components:

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COMPENSATION DISCUSSION AND ANALYSIS

When constructing an appropriate total compensation target for an NEO, the Committee uses a framework that is consistent with our compensation principles:

Targets are informed by data but take several factors into account. The Committee reviews available market data, but does not use a formula to set the target. The Committee evaluates many factors, including the appropriateness of the job match and market data, the responsibilities of the position and the executive’s demonstrated performance, skills, and experience.
At least 50% of compensation is equity-based and not payable for several years. The Committee believes that a significant portion of compensation should be at risk, tied to PNC stock performance, and not payable, if at all, for several years. Long-term equity-based awards make up at least 50% of the value of the total compensation target, with that percentage rising to 60% for our CEO (and one other NEO). The remainder of the annual incentive payout is delivered as an annual cash incentive award.
The equity-based incentive is split evenly between two forms of awards. Each NEO generally receives a long-term incentive award in two primary forms that are equally weighted by dollar value – the standard incentive performance unit (Standard IPU), which measures PNC performance over a three-year period, and the performance-based restricted share unit (RSU), which vests in equal annual installments over a four-year period. In light of Mr. Parsley’s management of our Asset & Liability Management (ALM) function, he also receives an incentive performance unit (ALM IPU), tied to the performance of that function. Each long-term incentive award also contains forfeiture provisions that can reduce or eliminate payouts if PNC does not meet risk-based criteria.

The equity-based awards are made under PNC’s shareholder-approved 2016 Incentive Award Plan. The table below summarizes the material terms and conditions of these awards:

	Incentive performance units	Performance-based RSUs
How do we measure performance?

Standard IPUs:

•  Vests after a three-year performance period

•  Performance based on absolute and relative metrics

-   50% based on our return on common equity without goodwill (ROCE) compared to our cost of common equity (COCE)

-   50% based on our EPS growth rank against our peers

•  0-125% of target award, payable in common stock up to target (0-100%) and payable in cash above target (100-125%)

ALM IPUs:

•  Vests after a three-year performance period

•  Performance based on PNC’s ALM performance compared to a benchmark performance index

•  0-200% of target award, payable in cash

•  Vests in annual installments over a four-year performance period

•  Vested amount adjusted based on PNC’s annual total shareholder return (TSR)

•  75-125% of target award

•  Units payable in PNC common stock

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COMPENSATION DISCUSSION AND ANALYSIS

	Incentive performance units	Performance-based RSUs
What is the payout?

•  The payout percentage grid ranges are listed below. Actual payout percentages will be interpolated, which takes into account how close the performance metric or peer group rank is to the actual metric or rank above and below.

Standard IPUs:

	EPS Growth Rank	Payout %	ROCE as % of COCE	Payout %	Annual TSR	Payout %
	1	125%	>= 110%	125%	>= +25%	125%
	2	125%	105%	100%	0%	100%
	3	125%	100%	75%	<= -25%	75%
	4	120%	75%	50%
	5	115%	<= 50%	0%
	6	105%
	7	95%
	8	80%
	9	60%
	10	40%
	11	0%
	12	0%

	ALM IPUs:

	ALM vs. Index		Payout %
	>= +40 basis points		200%
	+20 basis points		150%
	0 to -25 basis points		100%
	-35 basis points		40%
	<= -40 basis points		0%
What are other important provisions?

•   If we do not meet or exceed the Tier 1 risk-based capital ratio for “well-capitalized” institutions, the award will not vest.

•   If our return on economic capital does not exceed our cost of capital, the Committee may reduce or eliminate the award.

•   No long-term incentive award has voting rights.

•   Dividends will accrue until vesting and be paid out in cash, adjusted for actual performance (Standard IPUs and performance-based RSUs) – the ALM IPUs do not have any accrued dividends.

The Committee believes that the total compensation targets collectively provide an appropriate balance between fixed and variable amounts, measuring short-term and long-term performance, immediate and deferred payouts, and cash and equity-based awards. For information on how the 2016 incentive compensation decisions by the Committee compared to the targets, please see page 46.

Other compensation and benefits

In addition to the components included in the total compensation target outlined above, our executive compensation program also includes the following components:

Perquisites	• Limited perquisites provided to executives, with a modest dollar value. • No tax gross-ups on the perquisites we provide.
Change in Control Arrangements	• Provide for continuity of management in connection with a change in control. • Described in more detail on pages 71 to 77.
Health and Retirement Plans	• Promote health and wellness. • Help employees achieve financial security after retirement.

Evaluating performance:

The Committee uses several metrics to help evaluate performance when making compensation decisions. These metrics align, to the extent possible, the objectives of our management,

long-term shareholders and banking regulators. In some cases, these stakeholders have different objectives that cannot be easily reconciled – for example, long-term shareholders seeking higher

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COMPENSATION DISCUSSION AND ANALYSIS

returns may be willing to tolerate more risk than a federal banking regulator would. That is one reason we use multiple metrics, representing achievement against both objective and subjective goals, as well as significant adjustments for risk management. The

Committee does not necessarily favor one metric over another. Instead, the Committee uses these metrics to gain a comprehensive understanding of our overall performance.

The following chart describes some of the key metrics that the Committee evaluates, and a brief explanation of why we use them. We consider all of these metrics in our overall evaluation of executive compensation, and some of these metrics are also used to calculate payouts under the long-term incentive program.

Capital and risk metrics
Economic capital	Economic capital represents the capital that we should hold against unexpected losses. Economic capital serves as a “common currency” of risk that allows us to compare different risks on a similar basis across our company.
Return on economic capital (ROEC) vs. cost of capital	ROEC is our annualized net income divided by our economic capital. Comparing our profits to how much capital we are holding against potential losses helps to provide a risk-based evaluation of profitability. When we compare ROEC to our cost of capital – that is, a minimum rate of return on the overall capital that we hold – it provides a good measure of the excess value that we provide to shareholders.
Tier 1 risk-based capital ratio	The Tier 1 risk-based capital ratio is used by banking regulators to assess the capital adequacy and financial strength of a bank. This capital ratio must exceed 6% for PNC to be considered “well-capitalized” by our regulators.

Expense metrics
Efficiency ratio	The efficiency ratio helps us evaluate how efficiently we operate our business. The ratio divides our noninterest expense (such as compensation and benefits, occupancy costs, equipment, and marketing) by our revenue. In general, a smaller ratio is better. A bank’s efficiency ratio will be affected, however, by its particular mix of businesses.

Profitability metrics
Earnings per share (EPS)	EPS is a common metric used by investors to evaluate the profitability of a company. It shows the earnings (net income) we make on each outstanding share of common stock.
EPS growth	While EPS represents a specific dollar amount, EPS growth represents the percentage growth of EPS since last year. EPS growth helps us to compare our annual earnings strength to our peers.
Return on assets (ROA)	Investors often evaluate banks by their asset size, with loans and investment securities making up the largest components of assets. ROA is our annualized net income divided by our average assets and represents how efficiently we use assets to generate profit.
Return on common equity	Return on common equity is our annualized net income attributable to our common shareholders divided by average common shareholders’ equity. It shows how efficiently we use our investor funds (common equity) to generate profit.

Revenue metrics
Net interest income	Net interest income measures the revenue generated from lending and other activities minus all interest expenses (such as interest paid on deposits and borrowings). It is a good indicator of performance for banks given the importance of interest–earning assets and interest–bearing sources of funds.
Noninterest income	Noninterest income measures the fees and other revenue we derive from our businesses (other than interest income). A healthy mix of net interest income and noninterest income provides diverse earnings streams and lessens a bank’s reliance on the interest rate environment.

Valuation metrics
Tangible book value per share	This non-GAAP financial measure takes our total tangible common shareholders’ equity (intangible assets, such as goodwill, are excluded) and divides that by the number of shares outstanding. This provides investors with an objective valuation method and allows them to compare relative values of similar companies.
Total shareholder return (TSR)	TSR is a common metric used to show the total returns to an investor in our common stock. Annual TSR takes into account the change in stock price from the beginning to the end of the year, as well as the reinvestment of any dividends issued throughout the year.

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COMPENSATION DISCUSSION AND ANALYSIS

2016 compensation decisions

2016 total compensation targets

For 2016, the Committee set the following total compensation targets for our NEOs:

	William S. Demchak	Robert Q. Reilly	Michael P. Lyons	E William Parsley, III		Steven C. Van Wyk
Base salary (annualized)	$1,100,000	$500,000	$700,000	$600,000		$500,000

Incentive compensation target	$10,500,000	$3,000,000	$6,050,000	$6,900,000		$2,750,000
Annual cash incentive portion	$3,540,000	$1,250,000	$2,000,000	$2,400,000		$1,125,000
Long-term incentive portion	$6,960,000	$1,750,000	$4,050,000	$4,500,000	(1)	$1,625,000

Total compensation target	$11,600,000	$3,500,000	$6,750,000	$7,500,000		$3,250,000
(1)	Mr. Parsley’s long-term incentive (LTI) target includes two anticipated grants – the grant of equity-based awards that all other NEOs would otherwise receive and a separate grant of incentive performance units related to the management of our Asset & Liability Management (ALM) unit. The overall target LTI amount remained the same for 2015 and 2016, but the Committee changed the amounts allocated to each award in 2016, decreasing the ALM performance unit value (from $3,000,000 to $1,500,000) and increasing the value of the other equity-based by the same amount (from $1,500,000 to $3,000,000). The Committee made this decision in light of Mr. Parsley’s increasing responsibilities for lines of business other than the ALM unit. Please see page 61 for more information about Mr. Parsley’s ALM units.

The market data reviewed by the Committee show that our CEO’s total compensation target generally fell within 20% of the median compensation for peers, as adjusted for PNC’s size. The total compensation targets for our other NEOs are generally aligned with the market, based on our size relative to peers. For the 2016 performance year, the Committee increased the incentive compensation targets for Mr. Demchak (from $9,900,000 to $10,500,000), Mr. Lyons (from $4,800,000 to $6,050,000), and Mr. Parsley (from $5,500,000 to $6,900,000). The Committee also approved a base salary increase for Mr. Parsley (from $500,000 to $600,000). The Committee approved these increases based on the performance, skills and experience of the executive, as well as changes in market information for similar executives at other financial institutions. Mr. Parsley’s target increase was also based on the significant expansion of his duties at the end of 2015 and beginning of 2016, which includes responsibility for our mortgage and home equity businesses, and for consumer lending and pricing, in addition to his previous responsibilities.

2016 performance

We review various performance metrics with the Committee each quarter and after the end of our performance year. For the key metrics listed below, we compared this year’s performance to how we performed last year, how we performed against this year’s budget, and how we performed against peers (see page 49 for the companies in our 2016 peer group). We also provide information to the Committee on other important capital, risk, expense and business metrics, some of which are shown below. For a general explanation of the metrics that we use to evaluate our compensation program, and our rationale for using them, see page 43.

KEY PERFORMANCE METRICS	2016 actual(1)	2015 actual(1)	2016 budget
Net interest income (in millions)	$8,391	$8,278	$8,528
Noninterest income (in millions)	$6,771	$6,947	$6,902
Diluted EPS	$7.30	$7.39	$7.40
Return on common equity without goodwill (non-GAAP)	11.32%	12.22%	11.48%
Return on assets	1.10%	1.17%	1.11%
Efficiency ratio	62%	62%	62%

Net income (in millions)	$3,985	$4,143
Annual total shareholder return	25.8%	6.81%
Tangible book value per common share (non-GAAP)	$67.26	$63.65
Tier 1 risk-based capital ratio	12.00%	12.00%
Return on economic capital vs. cost of capital (non-GAAP)	5.64%	5.06%

These tables include non-GAAP financial measures. See Annex A for additional information.

(1)	The actual amounts in 2015 and 2016 may be adjusted to omit, among other things, the effect of extraordinary items (2015 results only), discontinued operations (as such term is used under GAAP), and merger integration and acquisition costs. The results also may include adjustments for select categories of events and transactions that are viewed as being outside of our ongoing management of the business, some categories of which are provided in footnote (b) on pages 58 and 59 with respect to incentive performance units. When comparing performance metrics to our peers, we adjust their results comparably. We did not adjust PNC’s amounts in either 2015 or 2016, other than adjustments for the sale of Visa shares in each year, which impacted our return on economic capital.

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COMPENSATION DISCUSSION AND ANALYSIS

At meetings held during the first quarter of 2017, the Committee reviewed PNC’s performance for the 2016 performance year. PNC delivered consistent performance in 2016, with net income somewhat down from 2015, but with net interest income and fee income growth, strong shareholder returns, and continued execution against our strategic priorities. We also maintained disciplined risk and expense management, and positioned our balance sheet to benefit from a rising interest rate environment.

Despite showing net interest income growth year over year, we lagged our peer group. This reflected, in part, our deliberate choices to stay within our risk appetite and not grow our loan portfolio without receiving appropriate returns. Recognizing the cyclicality of the traditional lending business, we believe that this approach positions us well for the future. We also trailed our peers in noninterest income growth, which was driven primarily by a year-over-year decrease in our other income (such as lower net gains on sales of our Visa stock) – while our fee income, a non-GAAP financial measure, was up 1% from last year. Our return on common equity (without goodwill), a non-GAAP financial measure, and our efficiency ratio were both near the median for our peers, and our return on assets was above the median. See Annex A for more information on non-GAAP financial measures.

The Committee noted the ongoing impact of a low interest rate environment on our business results, and our strategy to manage balance sheet risk by not pursuing loans and other assets that are outside of our enterprise risk appetite. The Committee also noted that we grew net interest income despite continuing to lose income from the impaired loans that we acquired in prior acquisitions (referred to as purchase accounting accretion runoff), and that we grew fee income.

The Committee also reviewed PNC’s performance against the following key strategic priorities, which were reviewed with our Board at the beginning of 2016. Despite the challenging environment, management continued to drive growth across the franchise and make strategic investments to position PNC for long-term success.

Building a leading banking franchise in our underpenetrated markets

We continued growth across most lines of business in the Southeast, with year-over-year increases in average loans (Retail and Corporate & Institutional Bank), discretionary assets under management, and residential mortgage origination volume.

Capturing more investable assets	We increased our assets under administration, brokerage fees, and brokerage account client assets year over year.
Reinventing the retail banking experience

We continued to focus on transforming the customer experience – 58% of consumer customers used non-teller channels for the majority of their transactions (52% in 2015) and ATM and mobile deposits accounted for 49% of total retail deposit transactions (43% in 2015).

Approximately 21% of our branch network now operates under our universal model. Universal branches are designed to leverage enhanced technologies and allow branch personnel to focus on sales and services.

Bolstering critical infrastructure and streamlining core processes

We completed a $400 million continuous improvement program in 2016.

We continued to manage our expenses well, with noninterest expenses remaining stable.

We achieved completion of approximately 80% of our five-year “Vision 13” program, which includes global enhancements to our technological capabilities and infrastructure.

In addition to evaluating our corporate performance based on these financial and strategic metrics, the Committee also reviewed the individual performance of each NEO. The CEO discussed the individual performance of the NEOs with the Committee, and, where appropriate, discussed the performance of the lines of business or functions managed by the NEOs. The Committee approved compensation awards for each NEO based on an evaluation of corporate, business and individual performance. For our CEO, the Committee approved the compensation amounts in an executive session, with no members of management present. Meridian, the Committee’s independent compensation consultant for 2016, participated in this discussion with the Committee.

The Committee also reviewed the CEO compensation decisions in an executive session of the independent members of the board of directors of PNC, with no members of management present. In that executive session, the Committee allowed time for the independent directors to provide comments or questions about the CEO’s performance or compensation.

Based on an evaluation of PNC’s 2016 performance, including a review of the performance metrics described above and management’s execution against the strategic priorities, the Committee determined that it was appropriate to award incentive compensation for each NEO that was generally below the target amount, and generally below last year’s awards. While the Committee believed that PNC continued to deliver consistent results in a challenging environment, overall enterprise performance was generally lower than in 2015, and lower than our 2016 budget, and the incentive compensation decisions for

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COMPENSATION DISCUSSION AND ANALYSIS

the NEOs reflected that relatively lower performance. The actual incentive compensation payouts also reflect individual performance, including business unit (or function) performance and consideration of risk management. Mr. Reilly’s incentive compensation award amount was slightly higher than his target amount. This reflected, in part, current market data for compensation for chief financial officers. In light of that data and Mr. Reilly’s skills and performance, the Committee increased Mr. Reilly’s 2017 incentive compensation target to $3,250,000. In making the 2016 incentive compensation awards, the Committee considered, among other things the achievements described on pages 46 to 48 for each NEO.

2016 compensation decisions

The table below shows, for each NEO, the incentive compensation target for 2016 and the actual annual cash incentive and long-term equity-based incentives awarded in 2017 for 2016 performance.

	William S. Demchak	Robert Q. Reilly	Michael P. Lyons	E William Parsley, III		Steven C. Van Wyk
Incentive compensation target	$10,500,000	$3,000,000	$6,050,000	$6,900,000		$2,750,000

Incentive compensation awarded for 2016 performance	$10,150,000	$3,050,000	$5,900,000	$6,600,000		$2,660,000
Annual cash incentive portion	$3,400,000	$1,275,000	$1,940,000	$2,250,000		$1,080,000
Long-term incentive portion	$6,750,000	$1,775,000	$3,960,000	$4,350,000	(1)	$1,580,000

Incentive compensation disclosed in the Summary compensation table(2)	$11,200,000	$3,175,000	$6,020,000	$7,050,000		$2,680,000
Annual cash incentive portion (2016 performance)	$3,400,000	$1,275,000	$1,940,000	$2,250,000		$1,080,000
Long-term incentive portion (2015 performance)	$7,800,000	$1,900,000	$4,080,000	$4,800,000		$1,600,000
(1)	Mr. Parsley’s incentive compensation target and award includes two grants – the grant of equity-based awards that all other NEOs would otherwise receive (with a target value of $3,000,000) and a separate grant of incentive performance units related to the management of our Asset & Liability Management (ALM) unit, with a target value of $1,500,000. Please see page 61 for a discussion of Mr. Parsley’s ALM units.
(2)	Due to SEC regulations, the incentive compensation amounts disclosed in the Summary compensation table on page 56 include the cash incentive award paid in 2017 (for 2016 performance) and the long-term incentive award granted in 2016 (for 2015 performance).

The charts below show the base salary for 2016 for each executive, and the annual cash incentive and long-term incentive awarded in 2017 for 2016 performance. The bar surrounding each circle shows the amount of total compensation that is at-risk and not guaranteed.

William S. Demchak Chairman, President and Chief Executive Officer

2016 KEY ACHIEVEMENTS

 • As our CEO, Mr. Demchak continued to deliver consistent results for PNC, with the company earning net income of $4 billion and reported EPS of $7.30, and a tangible book value per common share of $67.26 at year-end.

 •Delivered strong returns to our investors – while our one-year TSR lagged our peer median, PNC’s three-year TSR was the highest in our peer group.

 •Grew PNC strategically without departing from our desired risk appetite through purposeful loan and deposit growth, and a continued increase in our fee income from diversified sources.

 •Maintained a strong, well-positioned balance sheet and returned more than $3 billion in capital to our shareholders.

 •Continued to execute against our strategic priorities of building a leading banking franchise in our underpenetrated markets, capturing more investable assets, redefining the retail banking experience, and bolstering critical infrastructure and streamlining core processes.

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COMPENSATION DISCUSSION AND ANALYSIS

Robert Q. Reilly Executive Vice President and Chief Financial Officer

 2016 KEY ACHIEVEMENTS

•As our CFO, Mr. Reilly provided effective supervision of major financial and accounting functions and continued to play an integral part in achieving our financial priorities.

•Continued to manage our expenses well in a challenging economic environment, including reaching our continuous improvement goal of $400 million in cost savings, which helped to fund key investments in our business, and kept overall expenses stable year over year.

•Served as primary spokesperson with investors, the media and the investment community and continued to support our reputation with those stakeholders.

Michael P. Lyons Executive Vice President and Head of Corporate & Institutional Banking

 2016 KEY ACHIEVEMENTS

•As the head of our Corporate & Institutional Banking segment, Mr. Lyons continued to lead a major business that contributed approximately 36% of our revenue and over half of our net income in 2016.

•Delivered strong financial results in 2016, despite increases in provision and the continued run-off in purchase accounting accretion.

•Expanded new clients in the Southeast.

•Grew the franchise by expanding into three new markets.

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COMPENSATION DISCUSSION AND ANALYSIS

E William Parsley, III Executive Vice President, Chief Investment Officer, Treasurer, and Head of Consumer Lending

 2016 KEY ACHIEVEMENTS

• As our Chief Investment Officer and Treasurer, Mr. Parsley continued to provide effective management of our assets, liabilities, and capital, and continued to provide strong oversight of our capital markets, alternative investments and balance sheet hedging activities.

• Led the process of substantially improving our CCAR qualitative performance, and led efforts to achieve early compliance with the Liquidity Coverage Ratio, a regulatory liquidity requirement.

• Continued to lead and enhance our Analytics and Portfolio Management function while taking on new leadership of our Home Lending business.

• Expanded his responsibility to include our entire Consumer Lending business, and made key organizational changes and infrastructure investments to facilitate the fundamental transformation of this important business.

Steven C. Van Wyk Executive Vice President and Head of Technology and Operations

 2016 KEY ACHIEVEMENTS

• As our head of Technology & Operations, Mr. Van Wyk helped us to execute against our strategic priority of bolstering critical infrastructure and streamlining core processes.

• Oversaw the completion of approximately 80% of our five-year “Vision13” program, which includes global enhancements to our technology capabilities and infrastructure.

• Rolled out communications and technology enhancements to the majority of our employees.

• Introduced new approaches to innovation, and a new operating model to improve the speed to market and quality of PNC products.

Compensation policies and practices

The Committee adopts policies and procedures to assist in the fulfillment of its duties, and we describe some of the significant policies and procedures in this section. In addition to formal policies and procedures, the Committee has several practices that it follows in the fulfillment of its duties and responsibilities. Some of those practices are described below.

Compensation and risk

The Committee evaluates the risks inherent in the incentive compensation program. For a detailed discussion of how the Committee evaluates risk, please see Compensation and Risk, which begins on page 54.

Independent compensation consultant

The Committee retains Meridian Compensation Partners, LLC as its independent compensation consultant. For a discussion of this relationship and the considerations that the Committee takes into account when determining independence, please see page 26.

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COMPENSATION DISCUSSION AND ANALYSIS

Peer group

The Committee selects a peer group each year. We use this group to help measure relative performance and to determine our incentive performance unit payouts. We also use this group for general compensation comparisons. In approving a peer group, the Committee analyzes several factors, including the mix and complexity of businesses, the markets being served, market capitalization, asset size, and changes resulting from mergers or shifts in strategic direction. We also look at the companies with whom we generally compete for talent.

The Committee annually reviews the composition of the peer group with management and its independent compensation consultant. For 2016, the Committee believed that the existing peer group generally provided a balanced mix of institutions in light of our size, mix and scope of businesses, products and services, and sources of executive talent. PNC is larger than a majority of the peers, positioned between the median and the 75th percentile of the peer group, based on total assets, revenue and market capitalization.

The peer group for 2017 remained unchanged from 2016 and included 12 companies (including PNC), with assets, revenues and market capitalization for each company measured as of December 30, 2016:

Peer Group Company	Ticker Symbol	Peer	Assets (in billions)	Peer	Revenue (in billions)	Peer	Market Capitalization (in billions)
Bank of America Corporation	BAC	JPM	$2,491.0	JPM	$95.7	JPM	$307.3
BB&T Corporation	BBT	BAC	$2,187.7	WFC	$88.3	WFC	$276.4
Capital One Financial Corporation	COF	WFC	$1,930.1	BAC	$83.7	BAC	$222.2
Fifth Third Bancorp	FITB	USB	$446.0	COF	$25.5	USB	$87.2
JPMorgan Chase & Co.	JPM	PNC	$366.4	USB	$21.1	PNC	$56.7
KeyCorp	KEY	COF	$357.0	PNC	$15.2	COF	$41.9
M&T Bank Corporation	MTB	BBT	$219.3	BBT	$10.8	BBT	$38.1
Regions Financial Corporation	RF	STI	$204.9	STI	$8.6	STI	$26.9
SunTrust Banks, Inc.	STI	FITB	$142.2	FITB	$6.3	MTB	$24.4
U.S. Bancorp	USB	KEY	$136.5	RF	$5.6	FITB	$20.2
Wells Fargo & Company	WFC	RF	$126.0	MTB	$5.3	KEY	$19.7
		MTB	$123.4	KEY	$5.0	RF	$17.4

Executive stock ownership and retention

Our executive officers historically have held a significant portion of their assets in the form of our common stock (or other equity-based instruments that reflect the performance of our common stock). The Committee believes it is important to require our executive officers to meet minimum stock ownership guidelines, denominated in shares.

Each executive officer is subject to additional ownership requirements, even after the original ownership target is met. The ownership requirements increase the number of PNC shares that an individual needs to own over time. As new awards vest, designated executives need to retain more shares of stock, which they must then hold until they retire or leave PNC. This ownership policy reflects compensation awards over an executive’s career, and also ties an executive’s personal wealth closely to the performance of PNC and the interests of our long-term shareholders.

Equity interests that count toward satisfaction of the ownership guidelines include shares owned outright by the officer, or his or her spouse and dependent children, restricted shares (subject to vesting requirements), certain equity awards and shares or stock units held in a benefit plan. We count 50% of any unvested equity-based award (that is payable in common shares) toward satisfaction of the ownership guidelines. The guidelines are as follows:

Officer/Category	Base ownership requirement (in shares)	Base ownership requirement (in dollars)(1)	Ongoing retention requirement (as a % of newly vested equity)
President and Chief Executive Officer	125,000	$14,620,000	33%
All other NEOs(2)	15,000 – 25,000	$1,754,400 – $2,924,000	25%
(1)	Value based on PNC closing price of $116.96 as of December 30, 2016.
(2)	The stock ownership guidelines apply to certain other senior executives as well, including all executive officers. One executive officer (not an NEO) has a requirement to own 5,000 shares ($584,800 in value as of December 30, 2016) with a 10% ongoing retention requirement.

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COMPENSATION DISCUSSION AND ANALYSIS

Newly hired or promoted executives who become subject to these guidelines will have up to six years to satisfy the guidelines. The Committee monitors compliance with these stock ownership guidelines and has determined that our current NEOs satisfy the guidelines. All other executives subject to the guidelines either satisfy the guidelines or are within the compliance period.

Clawback and forfeiture

We have a “clawback” policy that applies to all of our NEOs and other executive officers, as well as other senior executives and those employees receiving equity-based compensation. This policy applies to all incentive compensation provided on or after January 1, 2013, although some elements of the policy were in effect previously.

A summary of PNC’s clawback and incentive compensation adjustment policy is described below.

	Clawback		Negative Adjustments / Forfeiture
Trigger	Inaccurate Metrics Applies to incentive compensation awarded as the result of materially inaccurate performance metrics (see below for additional details)

Detrimental Conduct

Applies when an individual (1) engages in competitive activity without prior consent – either as an employee of PNC or for one year after employment; (2) commits fraud, misappropriation or embezzlement; or (3) is convicted of a felony

Risk Metrics Performance May apply when there is less than desired performance against corporate or business unit risk metrics, as applicable

Risk-Related Actions

May apply when an individual’s actions, or the failure to act, either as an individual or supervisor, demonstrates a failure to provide appropriate consideration of risk (see below for additional details)

Applies to	All incentive compensation – vested or unvested	All unvested long-term incentive compensation	All unvested long-term incentive compensation

Employees affected	NEOs and other senior leaders	All equity recipients	All equity recipients

For purposes of the clawback for materially inaccurate performance metrics, performance metrics include any metric, including corporate financial results, used directly or indirectly to determine whether or not incentive compensation is to be provided to an executive (or group of executives) or to determine the amount of any such compensation. The portion of the incentive compensation that represents the excess over what would have been provided if there had been no material inaccuracy in the performance metric will be subject to clawback. The Committee retains discretion, to the extent legally permissible, to determine that it would not be in PNC’s best interests to seek to enforce the clawback.

For purposes of the negative adjustment resulting from risk-related actions, the Committee may reduce or cancel unvested long-term incentive compensation granted to an employee who takes action (or fails to take action) that result in, or are reasonably expected to result in, a material adverse impact to PNC or a business unit, such as:

•	Not following applicable risk management policies or procedures;

•	Disregarding the significant risks associated with a course of action for which the employee is responsible;

•	Violating, or permitting or enabling PNC to violate, statutory or regulatory requirements; or

•	Not escalating risk concerns to appropriate individuals, committees or other governing bodies.

This applies both to individual employees who took risk-related actions (or failed to take action) and their supervisors. The types of adverse impacts could include matters such as impacts to PNC’s or a business segment’s or corporate function’s financial performance, capital or liquidity positions, reputation or business prospects.

The negative adjustment resulting from risk-related actions allows PNC to recoup unvested equity awards from recipients whose inappropriate risk-taking activities have resulted in, or are expected to result in, a material adverse impact to PNC in the future. By doing so, PNC is able to add further risk-balancing to our incentive arrangements by accounting for both forward- and backward-looking risk adjustments.

The policy provides that if PNC applies the policy to recoup or clawback incentive compensation or negatively adjust incentive compensation as a result of risk-related actions and the underlying factual circumstances are otherwise publicly reported by PNC (1) in a filing with the SEC or (2) in disclosure that would otherwise meet the requirements for public disclosure by PNC under the SEC’s Regulation FD or (3) are disclosed by a third party in a publicly available court or administrative filing, then PNC will disclose in its annual shareholder meeting proxy statement, a current report on Form 8-K or other public filing made by it with the SEC or a posting in a clearly identifiable location in the Investor Relations section of its corporate website:

•	a general description of the circumstances giving rise to the incentive compensation recovery or

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COMPENSATION DISCUSSION AND ANALYSIS

adjustment, including items such as the number of employees, seniority of employees, and line of business impacted; and

•	the aggregate amount of incentive compensation recovered or adjusted.

PNC may limit such disclosure if it would be likely to result in, or exacerbate, any existing or threatened, employee, shareholder or other litigation, arbitration or proceeding against PNC.

Shareholder approval of severance agreements

We have a Board-approved policy regarding the shareholder approval of future severance arrangements. Under this policy, PNC will not enter into an arrangement with an executive officer that provides for additional severance benefits in an amount exceeding 2.99 times the sum of the executive officer’s annual base salary and target bonus for the year of termination, unless the future severance arrangement is approved by the affirmative vote of a majority of votes cast by shareholders on the matter.

Our Board retains the right to amend, terminate or waive the policy and will promptly disclose any such change. We have made this policy available at www.pnc.com/corporategovernance.

Since 2009, no new change in control agreement has included an excise tax gross-up. In addition, in 2016, we eliminated excise tax gross-ups for all existing change in control agreements. For a more detailed discussion on change in control arrangements, please see Change in control agreements beginning on page 71.

Limiting perquisites

The Committee believes in limiting the amount of perquisites provided to our executives.

We consider a benefit to be a perquisite or personal benefit unless its purpose is clearly and exclusively business-related. We value perquisites based on their incremental cost to us.

The principal perquisites that we may provide to our executive officers include financial consulting and tax preparation services and limited personal use of corporate aircraft, as approved by our CEO. In 2016, the Committee also approved a perquisite for Mr. Demchak related to the installation of home security services. With respect to that perquisite, Mr. Demchak has agreed to pay the ongoing maintenance costs personally. The perquisites that we provide to our executive officers under this program do not include any tax “gross ups”. We may provide additional perquisites to an executive officer from time to time, but this is not common.

In addition to these perquisites, each executive officer (other than the CEO) receives a $10,000 allowance for personal aircraft usage. As the

Committee has previously recommended that Mr. Demchak take all flights (personal or business) on the corporate aircraft, the Committee has approved an allowance, not to exceed $100,000, for personal flights taken on the aircraft by Mr. Demchak.

The Committee has previously approved the execution of lease (“time-sharing”) agreements between PNC and certain executive officers, including our CEO and one other NEO (Mr. Reilly). These agreements help us to comply with Federal Aviation Administration (FAA) rules and regulations that would otherwise prohibit executives from reimbursing PNC for the incremental cost of personal flights. Under the terms of these time-sharing agreements, Mr. Demchak and Mr. Reilly will pay for the costs of any personal flights that exceed the allowances described above.

Due to certain operational restrictions and administrative efficiencies, we operate our corporate aircraft under FAA rules and regulations that limit our ability to accept reimbursement for personal aircraft usage unless an individual has a time-sharing agreement. The time-sharing agreements provide a mechanism to obtain reimbursement from the executive. The costs paid by our executive officers under the terms of the agreements include incremental costs, as well as a federal excise tax and other fees. For flights subject to these time-sharing agreements, the officer is required to pay us for the following costs:

•	fuel, oil, lubricants, and other additives;

•	travel expenses of crew, including food, lodging, and ground transportation;

•	hangar and tie-down costs away from the aircraft’s base of operation;

•	insurance obtained for the specific flight;

•	landing fees, airport taxes, and similar assessments;

•	custom, foreign permit, and similar fees directly related to the flight;

•	in-flight food and beverages; and

•	passenger ground transportation.

The Committee has adopted an aviation policy and written procedures to document the principles to be applied in determining the classification of a flight as business or personal and the calculation of aggregate incremental cost for perquisite purposes, including definitions of personal use and enhanced methods for allocating costs between business and personal in complex situations and an approach for capturing deadhead flights where appropriate in the calculation of incremental costs for personal aircraft use.

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COMPENSATION DISCUSSION AND ANALYSIS

Guidelines on the use of discretion

The Committee has adopted guidelines regarding the use of discretion in incentive compensation plans. Under these guidelines, the use of discretion will be exercised so that incentive compensation awards are reasonably aligned with risk-adjusted performance. The guidance provides, among other things, that discretionary increases in compensation should be based on behaviors, actions, or results that are deemed to be extraordinary, exceed expectations, or provide meaningful direct or indirect benefits to PNC or our businesses. At the same time, discretionary reductions in compensation should be based on behaviors, actions, or results that fail to meet expectations or negatively impact our performance, reputation, or work environment. The guidelines specifically address the need to evaluate both inappropriate risk-taking behaviors during the performance year, as well as the outcome of prior inappropriate risk-taking behaviors, when making discretionary incentive compensation decisions. In addition, managers are generally required to document how discretion was applied in considering risk-taking behaviors and outcomes in employees’ performance evaluations or incentive compensation recommendations, particularly for our most senior executives.

Restrictions on trading, hedging and pledging

Our Code of Business Conduct and Ethics and related policies, which apply to all of our employees, include anti-hedging provisions that prohibit all employees from day trading or short selling PNC securities and from engaging in transactions in any derivative of PNC securities (other than securities issued under a PNC compensation plan), including buying and writing options.

We prohibit certain employees, including all of our executive officers, from purchasing or selling our securities beginning the 16th day of the last month of each calendar quarter until the second business day after we release our earnings for that quarter. We may also impose additional trading restrictions on certain employees, including all of our executive officers, due to the availability of material, non-public information regarding PNC or our securities. In addition, we require certain employees, including all executive officers, to pre-clear personal investments (other than in specified types of securities) made by the individual or any immediate family members.

Additionally, we do not allow directors, executive officers and certain other senior employees to pledge PNC securities.

Consideration of tax deductibility

Section 162(m) of the Internal Revenue Code does not generally allow a company to deduct compensation over $1 million paid to certain executive officers. Under the tax rules, the executive officers whose compensation is subject to Section 162(m) includes the CEO and the next three highest-compensated executive officers (other than the CEO and the CFO).

One exception to this disallowance applies to performance-based compensation paid under shareholder-approved plans. Awards made under our shareholder-approved plans—the 1996 Executive Incentive Award Plan (annual incentive awards) and the 2016 Incentive Award Plan (other equity-based awards)—are intended to be eligible for the performance-based exception and therefore, deductible by PNC for federal income tax purposes.

Although the Committee considers the desirability of limiting PNC’s non-deductible expenses when it makes compensation decisions, the Committee believes in maintaining the flexibility and competitive effectiveness of the executive compensation program. Tax deductibility, while an important consideration, is analyzed as one component of the overall program.

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COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis with PNC’s management, and based on our review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Personnel and Compensation Committee of the Board of Directors of The PNC Financial Services Group, Inc.

Dennis F. Strigl, Chair

Charles E. Bunch

Andrew T. Feldstein

Richard B. Kelson

Michael J. Ward

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COMPENSATION AND RISK

This section explains how we consider risk at PNC, and the relationship between risk management, performance, and compensation. We also discuss the risk reviews presented to our Board’s Personnel and Compensation Committee, and the methodology we use to assess the potential risks in our incentive compensation plans.

Risk management at PNC

We encounter risk as part of the normal course of operating our business. The successful execution of our strategy requires effective management of the risks we decide to take to maintain the trust of our customers and provide the best overall customer experience.

We want our decisions to reflect our desired risk appetite. It is our responsibility to establish an enterprise risk management framework that facilitates risk management for the benefit of our customers and shareholders.

Enterprise risk appetite statement

We manage our risk appetite to optimize long-term shareholder value while supporting our employees, customers, and communities. In doing so, we:

Achieve our business objectives and protect our brand by accepting risks that are understood, quantifiable, and analyzed through all phases of the economic cycle.
Earn trust and loyalty from all stakeholders including employees, customers, communities, and shareholders.
Reward individual and team performance by taking into account risk discipline and performance measurement.
Practice disciplined capital and liquidity management so that the firm can operate effectively through all economic cycles.

We strive to embed a culture of risk management throughout PNC. With each of our employees, we reinforce the importance of managing risks in executing on our strategic objectives and in support of our desired risk appetite.

We approve our Enterprise Risk Management Framework and key risk policies at the Board level. We discuss our risk management approach in the Risk Management section of Item 7 of this year’s Annual Report on Form 10-K.

We reflect our desired enterprise risk appetite by helping to ensure that our performance management and compensation arrangements for all employees are balanced in ways that do not create incentives for imprudent or excessive risk-taking, are designed to provide a superior customer experience, and are reflective of our business model, management structure, and risk appetite.

Our compensation philosophy supports and reflects PNC’s risk appetite and risk management culture. Our risk policies and procedures guide our management decisions, including how we pay employees. By setting and communicating our risk appetite in advance, we seek to manage and control the risks that employees can take or influence, consistent with their roles and responsibilities.

All employees have performance goals tied to business and individual performance, but each employee, no matter their role at PNC, also has customer focus and risk management goals. We evaluate employee performance against these goals, in addition to considering risk outcomes from actions taken in prior years. We incorporate this comprehensive evaluation of employee risk management into our performance and incentive compensation decisions. In addition, all employees are encouraged to collaborate across groups to identify and mitigate risks and elevate and address identified issues or concerns.

Our compensation program is designed to encourage management of risk within our appetite and discourage inappropriate risk-taking by granting a diverse portfolio of incentive compensation awards to our executives and other senior employees that is expected to reward desired behavior over time. Specifically, we balance our portfolio of awards between fixed and variable compensation; cash and equity-based compensation; and annual and long-term compensation. We base awards on the Committee’s assessment of a variety of quantitative and qualitative performance measurements, both on an absolute and a relative basis. Compensation decisions also rely on discretion to consider other factors, such as effective risk management, commitment to delivering a superior customer experience, compliance with controls and ethical duties, competition for top talent, market-based pay levels, and the need to attract and engage our leaders.

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COMPENSATION AND RISK

As discussed in our CD&A, the long-term incentive program includes grants to our NEOs and certain other executives that include robust risk-based performance metrics. Payouts under these grants could be reduced or eliminated if we do not meet specific risk criteria over the vesting period. We also have a broad-based clawback policy described on pages 50 and 51.

We maintain an equity program for approximately 120 senior leaders below the executive levels that is designed to help ensure that their incentive compensation awards reflect risk-adjusted performance outcomes that would pay out, if at all, over a four-year period. These senior leaders receive a portion of their incentive compensation in an equity-based award that is subject to a risk-based review trigger. The equity award agreements for our senior leaders all contain an enterprise-wide risk-based review trigger, while the agreements for senior leaders in business segments (as opposed to those in administrative or control functions) contain an additional, business-specific risk-based review trigger. If a risk-based review is triggered, the applicable review committee will determine whether a downward adjustment is warranted, up to a complete cancellation of the share units in that year’s tranche.

Risk review of compensation plans

Our Chief Risk Officer (CRO) reports at least quarterly to our Board’s Personnel and Compensation Committee to discuss risk management and review the connection between effective risk management and incentive compensation. Our CRO also presents the Committee with a risk assessment for each of our principal business units as well as a collective assessment of staff functions including finance, human resources, legal, operations and technology. In addition, we have at least one director who is a member of both the Personnel and Compensation and Risk Committees. At present, the Chair of the Risk Committee also serves on the Personnel and Compensation Committee.

We have systematically identified individuals — or groups of employees — who could potentially expose us to material financial loss, either individually or as a collective group. As with our incentive compensation risk assessment, we have established a cross-functional team that continues to identify and monitor these individuals or groups.

We have developed a standardized governance framework for our incentive compensation plans to help monitor and validate these plans. We want our plans to achieve an appropriate balance of compensation, customer orientation, and risk-adjusted performance — this framework helps to ensure that we have the appropriate procedures, controls and independent challenges in place to do so. We continue to assess and modify our incentive compensation plans in accordance with this framework to help ensure our plans appropriately reflect risk considerations and the duration of the risks and to enhance the documentation of existing risk-balancing strategies. Examples of incentive plan modifications include:

•	Adding or increasing the visibility of risk and customer focus metrics to plans based on the structure of the plan and the nature of the business and the roles of participants

•	Adding or formalizing language around delaying award payments or recapture of payments where subsequent risk metrics indicate excessive risk taking

•	Enhancing documentation of the plan design and use of discretion in non-formulaic plans at the pool funding, business allocation, or individual award level

Based on our approach to risk management, our comprehensive incentive plan governance framework, our risk assessments for significant businesses and staff functions, and the inclusion of risk-based metrics in our long-term incentive compensation programs, we believe that the risks arising from our compensation plans, policies, and practices are not reasonably likely to have a material adverse effect on PNC.

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COMPENSATION TABLES

Summary compensation table

Name & Principal Position	Year	Salary ($)(a)	Stock Awards ($)(b)	Non-Equity Incentive Plan Compensation ($)(c)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)(d)	All Other Compensation ($)(e)	Total ($)
William S. Demchak	2016	$1,100,000	$7,799,958	$3,400,000	$623,494	$218,008	$13,141,460
Chairman, President	2015	$1,100,000	$6,959,910	$4,100,000	$393,715	$165,501	$12,719,126
& Chief Executive Officer	2014	$1,089,615	$5,999,978	$3,540,000	$650,626	$57,685	$11,337,904
Robert Q. Reilly	2016	$500,000	$1,899,844	$1,275,000	$295,003	$47,495	$4,017,342
Executive Vice President &	2015	$500,000	$1,874,944	$1,400,000	$193,677	$43,344	$4,011,965
Chief Financial Officer	2014	$500,000	$1,549,936	$1,375,000	$316,836	$60,922	$3,802,694
Michael P. Lyons	2016	$700,000	$4,079,848	$1,940,000	$22,610	$36,228	$6,778,686
Executive Vice President & Head of	2015	$700,000	$4,019,824	$2,020,000	$22,953	$6,754	$6,769,531
Corporate & Institutional Banking	2014	$700,000	$4,079,882	$1,980,000	$21,677	$6,577	$6,788,136
E William Parsley, III	2016	$588,462	$4,799,872	$2,250,000	$123,239	$148,341	$7,909,914
Executive Vice President, Chief Investment	2015	$500,000	$4,549,900	$1,300,000	$50,634	$22,108	$6,422,642
Officer, Treasurer & Head of Consumer Lending	2014	$500,000	$4,574,917	$1,050,000	$164,669	$10,200	$6,299,786
Steven C. Van Wyk	2016	$500,000	$1,599,984	$1,080,000	$19,399	$20,591	$3,219,974
Executive Vice President, Head of
Technology & Operations
(a)	The “Salary” column includes any salary amounts deferred by an NEO under qualified (ISP) or non-qualified (DCIP) benefit plans. We describe these PNC plans on page 67. Please also see the Non-qualified deferred compensation in fiscal 2016 table on page 68 for the aggregate deferrals during 2016.

(b)	The amounts in the “Stock Awards” column reflect the grant date fair value of stock awards (whole shares only). The grant date fair values are calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (FASB ASC Topic 718). See Note 12 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2016 for more information. The value of any fractional shares is paid in cash and included in the All Other Compensation column. See footnote (e) for additional details. In 2016, stock awards were granted on February 11, 2016 consisting of long-term incentive performance units and performance-based restricted share units, and for Mr. Parsley, a grant of ALM incentive performance units. The grant date fair value of the incentive performance units, performance-based restricted share units and the ALM incentive performance units is calculated using the target number of units underlying the award and a per share value based on the NYSE closing price of our common stock on February 11, 2016 of $78.17. If PNC’s performance during the applicable measurement period results in the maximum number of units vesting, our executives would each be entitled to receive a maximum award with a grant date fair value of the maximum award as follows:

	Grant Date Fair Value of Maximum Award
NEO	Incentive Performance Units	Performance-Based Restricted Share Units
William S. Demchak	$4,874,916	$4,874,916
Robert Q. Reilly	$1,187,402	$1,187,402
Michael P. Lyons	$2,549,905	$2,549,905
E William Parsley, III*	$1,124,944	$1,124,944
Steven C. Van Wyk	$ 999,951	$ 999,951
*	The grant date fair value of Mr. Parsley’s ALM grant at the maximum value is $5,999,860.

See the Grants of plan-based awards in 2016 table on pages 58 and 59 for more information regarding the grants we made in 2016, the Outstanding equity awards at 2016 fiscal year-end table on pages 62 and 63 for more information regarding options and other awards outstanding at December 31, 2016, and the Option exercises and stock vested in fiscal 2016 table on page 64 for more information regarding stock vesting during 2016.

(c)	Our NEOs received an annual incentive award paid in cash early in 2017 which is reflected in this column for the 2016 performance year.

(d)	The dollar amounts in this column include the increase in the actuarial value of our Qualified Pension Plan, ERISA Excess Pension Plan and Supplemental Executive Retirement Plan. We describe these plans on page 65. The amounts include both (1) the change in value due to an additional year of service, compensation changes and plan amendments (if any) and (2) the change in value attributable to other assumptions, most significantly discount rate.

We do not pay above-market or preferential earnings on any compensation that is deferred on a basis that is not tax-qualified, including such earnings on non-qualified defined contribution plans. For an additional explanation on how we calculate the earnings on our deferred compensation plans, see the 2016 rates of return chart in the Non-qualified deferred compensation in fiscal 2016 table on page 70.

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SUMMARY COMPENSATION TABLE

(e)	The amounts in this column include, for all NEOs, net of any reimbursements to PNC: (1) the dollar value of matching contributions made by us to the ISP; (2) the insurance premiums paid by us in connection with our Key Executive Equity Program; (3) the executive long-term disability premiums paid by us; (4) perquisites and other personal benefits; (5) matching gifts made by us to charitable organizations under our employee charitable matching gift program; (6) cash paid for fractional shares of the 2016 stock awards described in footnote (b) on page 56; and (7) a cash payment for each NEO, with the exception of Mr. Van Wyk, in respect of the 2012-2014 incentive performance unit award and for Mr. Parsley, a cash payment made with respect to the 2012-2014 ALM incentive performance units, in each case payment was made in light of additional information that became known following the original payout approvals by the Personnel and Compensation Committee in 2015.

“All Other Compensation” for 2016 consisted of the following:

NEO	Perquisites and Other Personal Benefits*	Registrant ISP Contributions	Insurance Premiums**	Other***	Total to Summary Compensation Table
William S. Demchak	$141,772	$10,600	$45,129	$20,507	$218,008
Robert Q. Reilly	$11,143	$10,600	$20,927	$4,825	$47,495
Michael P. Lyons	$9,843	$10,600	–	$15,785	$36,228
E William Parsley, III	$11,596	$10,600	–	$126,145	$148,341
Steven C. Van Wyk	$9,975	$10,600	–	$16	$20,591
*	The dollar amount of the perquisite represents the incremental cost of providing the benefit. For 2016, the incremental cost to PNC of the personal aircraft use is calculated by multiplying the total number of personal flight hours times the average direct variable operating costs (including costs related to fuel, maintenance expenses related to operation of the plane during the year and landing and parking fees) per flight hour for the particular aircraft for the year plus crew expenses attributable to the personal use. Since the aircraft are used primarily for business travel, we do not include in the calculation the fixed costs that do not change based on usage, such as crew salaries and other maintenance and inspection and capital improvement costs intended to cover a multiple-year period. Mr. Demchak, Mr. Reilly and Mr. Parsley used the aircraft for personal flights during 2016. For these flights, Mr. Demchak and Mr. Reilly did not use their time-sharing agreements. The incremental cost of Mr. Demchak’s use of the aircraft was $100,000. This column also includes the costs of financial consulting and tax preparation services for Mr. Demchak, Mr. Reilly and Mr. Parsley. Mr. Demchak, Mr. Reilly and Mr. Lyons each have a corporate travel credit card not generally available to all employees for which there is no incremental cost to PNC. For Mr. Demchak, this column also includes $31,797 for residential and related security paid by PNC, all of which was approved by the Committee as a one-time expenditure.

**	We pay premiums for certain of the NEOs in connection with our Key Executive Equity Program, which is a split-dollar insurance arrangement. However, new participants have not been permitted in this program since 2007. In addition, we pay long-term disability premiums on behalf of certain of our NEOs. The dollar amounts under the “Insurance Premiums” column include the 2016 premiums we paid in connection with our Key Executive Equity Program on behalf of Mr. Demchak ($40,534) and Mr. Reilly ($16,732). These premiums represent the full dollar amounts we paid for both the term and non-term portions of this plan. The amounts under this column also include the long-term disability premiums we paid on behalf of Mr. Demchak ($4,595) and Mr. Reilly ($4,195).

***	This column reflects the dollar amount of matching gifts made by us to charitable organizations under our employee charitable matching gift program for Mr. Reilly ($500) and the cash paid for fractional shares of the 2016 stock awards described in footnote (b) on page 56. In light of additional information that became known following the original payout approvals for the 2012-2014 incentive performance units (see footnote (b) on page 56), the Committee approved an additional payment reflecting the full potential value of the award had the information been available at the time the Committee approved payouts in 2015. These amounts were as follows: Mr. Demchak ($20,466), Mr. Reilly ($4,169), Mr. Lyons ($15,634) and Mr. Parsley ($6,396). Mr. Van Wyk did not have a 2012-2014 incentive performance unit award and therefore did not receive an additional payment. In addition and as disclosed in PNC’s 2016 proxy statement in the Option exercises and stock vested in fiscal 2015 table, the Committee authorized an additional cash payment for Mr. Parsley’s 2012-2014 ALM incentive performance units in the amount of $119,622 which was paid to Mr. Parsley in 2016. This payment to Mr. Parsley is reflected in this column.

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GRANTS OF PLAN-BASED AWARDS IN 2016

Grants of plan-based awards in 2016

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(a)		Estimated Future Payouts Under Equity Incentive Plan Awards(b)			Grant Date Fair Value of Stock and Option Awards ($)(c)
Award Type	Grant Date	Thres- hold ($)	Target ($)	Maximum ($)	Thres- hold ($)	Target (#)	Maximum (#)
William S. Demchak
Annual Incentive Award	February 11, 2016	–	$3,540,000	$10,836,000
Incentive Performance Units	February 11, 2016				–	49,891	62,363	$3,899,979
Performance-Based Restricted Share Units	February 11, 2016				–	49,891	62,363	$3,899,979
Robert Q. Reilly
Annual Incentive Award	February 11, 2016	–	$1,250,000	–
Incentive Performance Units	February 11, 2016				–	12,152	15,190	$949,922
Performance-Based Restricted Share Units	February 11, 2016				–	12,152	15,190	$949,922
Michael P. Lyons
Annual Incentive Award	February 11, 2016	–	$2,000,000	$10,836,000
Incentive Performance Units	February 11, 2016				–	26,096	32,620	$2,039,924
Performance-Based Restricted Share Units	February 11, 2016				–	26,096	32,620	$2,039,924
E William Parsley, III
Annual Incentive Award	February 11, 2016	–	$2,400,000	$10,836,000
Incentive Performance Units	February 11, 2016				–	11,513	14,391	$899,971
Performance-Based Restricted Share Units	February 11, 2016				–	11,513	14,391	$899,971
ALM Incentive Performance Units	February 11, 2016				–	38,377	76,754	$2,999,930
Steven C. Van Wyk
Annual Incentive Award	February 11, 2016	–	$1,125,000	$10,836,000
Incentive Performance Units	February 11, 2016				–	10,234	12,792	$799,992
Performance-Based Restricted Share Units	February 11, 2016				–	10,234	12,792	$799,992
(a)	The amounts listed in the “Target” column relate to the target annual incentive award for the 2016 performance year. Annual incentive awards for 2016 were paid in 2017. All incentive awards–cash and equity-based–are payable based on performance, and the targets help the Personnel and Compensation Committee to determine the appropriate amount of incentive compensation for target performance. The amount listed in the “Target” column shows the target annual incentive amount included in the total compensation target approved by the Committee for each NEO as of the date listed. The amount listed in the “Maximum” column shows the amount that the Committee approves each year in order to preserve tax deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended. Mr. Reilly’s compensation is not subject to Section 162(m). The “Maximum” amount is not intended to be tied to performance – rather, it is a formulaic determination made under IRS regulations that provides PNC with the flexibility to receive tax deductions for performance-based compensation. The Committee looks to the performance for the year and the target annual incentive amount when making incentive compensation decisions, and exercises negative discretion to provide an award that is significantly smaller than the “Maximum” amount. For NEOs who are covered employees under Section 162(m), the calculation of the “Maximum” amount was approved by the Committee on February 25, 2016, based on 0.2% of our “Incentive Income,” an adjusted net income metric that is defined in the 1996 Executive Incentive Award Plan. At the time the “Maximum” amount is set, the Committee uses a budgeted amount for 2016 which is included as $10,836,000 in the “Maximum” column.

(b)

The amounts listed in these columns include the incentive performance unit grants and the performance-based restricted share unit grants, as further described on pages 41 and 42. As there is no guaranteed minimum payout for these awards and, in the case of the incentive performance unit grants, the Personnel and Compensation Committee has discretion to decrease any award otherwise payable, we have not included a “Threshold” amount in this column. The “Target” amount represents 100% of the grant and the “Maximum” amount represents 125% of the grant (rounded down to whole shares). For the incentive performance unit grants, the performance period began on January 1, 2016 and will end on December 31, 2018. For the performance-based restricted share unit grants, the performance period began on January 1, 2016 and will end on December 31, 2019, with vesting opportunities for a portion of the grant on each of the four applicable grant date anniversaries. In addition, for Mr. Parsley the amounts also include an ALM incentive performance unit grant as described in footnote (b) to the Summary compensation table on page 56. For a discussion of the terms, conditions and performance goals related to this incentive performance unit grant, see pages 41 and 42. As there is no guaranteed minimum payout for Mr. Parsley’s award, and the Personnel and Compensation Committee has the discretion to decrease any award otherwise payable, we have not included a “Threshold” amount in this column for this award. The “Target” amount represents 100% of

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GRANTS OF PLAN-BASED AWARDS IN 2016

the grant and the “Maximum” amount represents 200% of the grant. For this grant, the performance period began on January 1, 2016 and will end on December 31, 2018.

In determining the payout for standard grants of incentive performance units made in 2016, adjustments will be made on an after-tax basis for the impact of:

•	items resulting from a change in tax law
•	discontinued operations (as such term is used under GAAP)
•	acquisition costs and merger integration costs
•	any costs or expense arising from specified Visa litigation and any other gains recognized on redemption or sale of Visa shares, as applicable
•	in PNC’s case, the net impact on PNC of significant gains or losses related to certain BlackRock transactions
•	acceleration of the accretion of any remaining issuance discount in connection with the redemption of any preferred stock
•	any other charges or benefits related to the redemption of trust preferred or other preferred securities

(c)	The grant date fair values for incentive performance units and performance-based restricted share units are all calculated in accordance with FASB ASC Topic 718. See Note 12 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2016 for more information. The grant date fair values for incentive performance units, performance-based restricted share units and ALM incentive performance units represent the closing price for our common stock on February 11, 2016 of $78.17. The grant date fair values for incentive performance units and performance-based restricted share units represent the target amount of units in the grant.

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OUTSTANDING EQUITY AWARDS AT 2016 FISCAL YEAR-END

Outstanding equity awards at 2016 fiscal year-end

The following tables show, for each NEO, the outstanding equity awards as of December 31, 2016. These awards include the following:

•	Stock options exercisable over time

•	Incentive performance units, specifically:

–	Standard units granted in 2014, 2015 and 2016 that may pay out if PNC achieves specific performance and risk-based criteria. These awards measure our EPS growth against our peers and our return on common equity without goodwill (ROCE) compared to our cost of common equity (COCE). The awards are also subject to annual risk-based requirements and adjustments, which include meeting or exceeding the required Tier 1 risk-based capital ratio for “well-capitalized” institutions and return on economic capital (ROEC) meeting or exceeding our cost of capital.

–	In recognition of Mr. Parsley’s management responsibilities regarding the ALM function at

PNC during 2013, 2014 and 2015, units granted to Mr. Parsley in 2014, 2015 and 2016 will pay out based on our ALM unit performance against a benchmark index during the 2014 to 2016, 2015 to 2017 or 2016 to 2018 performance period, respectively.

•	Performance-based restricted share units, specifically:

–	Annual long-term incentive awards that will each pay out if PNC meets or exceeds the required Tier 1 risk-based capital ratio for “well-capitalized” institutions established by our primary regulator; payout for these awards may be adjusted by 25% up or down based on TSR in each year. These awards have an ROEC related risk metric that functions as a trigger to determine whether or not a risk review is required by the Committee. The Committee can decide to reduce, but not increase, payout amounts.

With respect to the following three forms of equity-based awards included in the table, the Committee made performance-based or risk-based determinations in the first quarter of 2017, as described in more detail below:

Performance-based restricted share units

The performance-based restricted share units that vest based on 2016 performance are included in the following table as of December 31, 2016. At a meeting held on January 26, 2017, our Board’s Personnel and Compensation Committee certified the levels of performance achieved for the 2016 tranche of each of the 2013 grants, the 2014 grants, the 2015 grants and the 2016 grants and determined the payout level. The Committee certified that the required Tier 1 risk-based capital ratio of 6% established by our primary regulator had been achieved. The Committee then determined the size of the payout, which could range from 75% to 125% of the target number of units based on 2016 TSR. The Committee approved a payout at 125% for the applicable tranche of each of the 2013, 2014, 2015 and 2016 grants. As noted above, these awards also have an ROEC related risk metric that could trigger an additional review or adjustment. No additional review or adjustment was required as ROEC exceeded the Committee approved hurdle.

Metric	Status
Estimated Tier 1 risk-based capital ratio at least 6%	12.0% (exceeded)
Total shareholder return (TSR)	125% (Target + 25% maximum adjustment; actual TSR 25.8% for 2016)

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OUTSTANDING EQUITY AWARDS AT 2016 FISCAL YEAR-END

Incentive performance units

The incentive performance units granted in 2014 are included in the following table as of December 31, 2016. At a meeting held on February 15, 2017, our Board’s Personnel and Compensation Committee certified the levels of performance achieved for the January 1, 2014 to December 31, 2016 performance period and determined the payout level. The units provided an opportunity for the executive to receive a payout after the end of the performance period based on our earnings per share growth (EPS growth) as compared to our peers and our ROCE performance compared to our COCE, each adjusted as defined in the award agreement. The

Committee certified that the required Tier 1 risk-based capital ratio of 6% established by our primary regulator had been achieved. These awards were also subject to the same ROEC related risk metric as noted earlier which could have reduced the payout; however, no reduction was required as ROEC exceeded the cost of capital hurdle, and the Committee approved a payout at 99.54% for these awards. In accordance with the terms of these awards, the incentive performance units were payable in PNC common stock.

	Payout %			Overall Payout Percentage
Metric	2014	2015	2016
EPS Growth Payout	61.90%	86.73%	73.62%	99.54%
(PNC Ranking in peer group)	(10 out of 13)	(8 out of 12)	(8 out of 12)
ROCE Payout	125.00%	125.00%	125.00%
(ROCE as a percentage of COCE)	(169.75%)	(160.41%)	(161.41%)

ALM incentive performance units

The ALM incentive performance units granted in 2014 to Mr. Parsley were outstanding as of December 31, 2016 and are included in the following table. At a meeting held on January 26, 2017, our Board’s Personnel and Compensation Committee certified the levels of performance achieved under Mr. Parsley’s ALM-based grant and determined the final award. The maximum potential payout percentage was 200%. The maximum permitted payout for these units is generated by applying the performance factor to the number of target share units of 36,973. The Committee approved payout at 200% of target. In accordance with the terms of this award, the ALM incentive performance units awarded to Mr. Parsley paid out entirely in cash share equivalents.

	Payout Percentage
Metric	2014	2015	2016	Overall
Performance of ALM unit against benchmark index	200.00%	200.00%	200.00%	200.00%

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OUTSTANDING EQUITY AWARDS AT 2016 FISCAL YEAR-END

Option Awards				Stock Awards
Grant Date or Performance Period(a)	No. of Securities Underlying Unexercised Options (#) Exercisable(b)	Option Exercise Price ($)	Option Expiration Date	Grant Date or Performance Period(a)	No. of Shares or Units of Stock That Have Not Vested (#)(c)	Market Value of Shares or Units of Stock That Have Not Vested ($)(d)	Equity Incentive Plan Awards: No. of Unearned Shares, Units or Other Rights That Have Not Vested (#)(e)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(d)
William S. Demchak
Options				Performance-Based Restricted Share Units
February 12, 2009	180,000	$31.07	February 12, 2019	Jan. 1, 2013–Dec. 31, 2016	9,452	$1,105,506
April 26, 2010	75,000	$66.77	April 26, 2020	Jan. 1, 2014–Dec. 31, 2017	11,553	$1,351,239	9,244	$1,081,178
				Jan. 1, 2015–Dec. 31, 2018	11,771	$1,376,736	18,836	$2,203,059
				Jan. 1, 2016–Dec. 31, 2019	15,590	$1,823,406	37,419	$4,376,526
				Incentive Performance Units
				Jan. 1, 2014–Dec. 31, 2016	36,802	$4,304,362
				Jan. 1, 2015–Dec. 31, 2017			47,087	$5,507,296
				Jan. 1, 2016–Dec. 31, 2018			49,891	$5,835,251
Robert Q. Reilly
Options				Performance-Based Restricted Share Units
January 22, 2008	33,000	$57.21	January 22, 2018	Jan. 1, 2013–Dec. 31, 2016	2,911	$340,471
July 21, 2008	65,000	$63.69	July 21, 2018	Jan. 1, 2014–Dec. 31, 2017	2,985	$349,126	2,388	$279,300
February 12, 2009	19,800	$31.07	February 12, 2019	Jan. 1, 2015–Dec. 31, 2018	3,171	$370,880	5,074	$593,455
February 12, 2009	50,000	$31.07	February 12, 2019	Jan. 1, 2016–Dec. 31, 2019	3,797	$444,097	9,114	$1,065,973
April 26, 2010	25,000	$66.77	April 26, 2020	Incentive Performance Units
				Jan. 1, 2014–Dec. 31, 2016	9,507	$1,111,939
				Jan. 1, 2015–Dec. 31, 2017			12,685	$1,483,638
				Jan. 1, 2016–Dec. 31, 2018			12,152	$1,421,298
Michael P. Lyons
				Performance-Based Restricted Share Units
				Jan. 1, 2013–Dec. 31, 2016	7,715	$902,346
				Jan. 1, 2014–Dec. 31, 2017	7,856	$918,838	6,286	$735,211
				Jan. 1, 2015–Dec. 31, 2018	6,798	$795,094	10,879	$1,272,408
				Jan. 1, 2016–Dec. 31, 2019	8,155	$953,809	19,572	$2,289,141
				Incentive Performance Units
				Jan. 1, 2014–Dec. 31, 2016	25,025	$2,926,924
				Jan. 1, 2015–Dec. 31, 2017			27,196	$3,180,844
				Jan. 1, 2016–Dec. 31, 2018			26,096	$3,052,188
E William Parsley, III
Options				Performance-Based Restricted Share Units
July 21, 2008	25,000	$63.69	July 21, 2018	Jan. 1, 2013–Dec. 31, 2016	2,922	$341,757
February 12, 2009	50,000	$31.07	February 12, 2019	Jan. 1, 2014–Dec. 31, 2017	3,032	$354,623	2,427	$283,862
				Jan. 1, 2015–Dec. 31, 2018	2,621	$306,552	4,195	$490,647
				Jan. 1, 2016–Dec. 31, 2019	3,597	$420,705	8,635	$1,009,950
				Incentive Performance Units
				Jan. 1, 2014–Dec. 31, 2016	9,660	$1,129,834
				Jan. 1, 2014–Dec. 31, 2016(f)	73,946	$8,648,724
				Jan. 1, 2015–Dec. 31, 2017(f)			64,948	$7,596,318
				Jan. 1, 2015–Dec. 31, 2017			10,486	$1,226,443
				Jan. 1, 2016–Dec. 31, 2018(f)			76,754	$8,977,148
				Jan. 1, 2016–Dec. 31, 2018			11,513	$1,346,560

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OUTSTANDING EQUITY AWARDS AT 2016 FISCAL YEAR-END

Option Awards				Stock Awards
Grant Date or Performance Period(a)	No. of Securities Underlying Unexercised Options (#) Exercisable(b)	Option Exercise Price ($)	Option Expiration Date	Grant Date or Performance Period(a)	No. of Shares or Units of Stock That Have Not Vested (#)(c)	Market Value of Shares or Units of Stock That Have Not Vested ($)(d)	Equity Incentive Plan Awards: No. of Unearned Shares, Units or Other Rights That Have Not Vested (#)(e)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(d)
Steven C. Van Wyk
				Performance-Based Restricted Share Units
				Jan. 1, 2013–Dec. 31, 2016	2,787	$325,968
				Jan. 1, 2014–Dec. 31, 2017	2,888	$337,780	2,311	$270,295
				Jan. 1, 2015–Dec. 31, 2018	2,706	$316,494	4,330	$506,437
				Jan. 1, 2016–Dec. 31, 2019	3,197	$373,921	7,676	$897,785
				Incentive Performance Units
				Jan. 1, 2014–Dec. 31, 2016	9,200	$1,076,032
				Jan. 1, 2015–Dec. 31, 2017			10,823	$1,265,858
				Jan. 1, 2016–Dec. 31, 2018			10,234	$1,196,969

(a)	These columns show either the grant dates of stock options or the performance period for the standard and ALM incentive performance units and the performance-based restricted share units.

(b)	All outstanding stock options are vested in their entirety.

(c)	This column reflects 125% of the target amounts for the 2016 tranche of the performance-based restricted share units granted in each of 2013, 2014, 2015 and 2016 and 99.54% of the target amounts for the 2014-2016 standard incentive performance units for all NEOs. This column also reflects 200% of the target amounts for the 2014-2016 ALM incentive performance units for Mr. Parsley. The performance conditions of the 2016 tranches of performance-based restricted share units, the 2014-2016 standard incentive performance units and the 2014-2016 ALM incentive performance units were satisfied as of December 31, 2016 but remained subject to approval of payout by the Personnel and Compensation Committee of the Board, which took place on January 26, 2017 for the performance-based restricted share units and the ALM incentive performance units and February 15, 2017 for the standard incentive performance units. Awards are included at actual payout percentages. The standard incentive performance units vested as of February 15, 2017 and the ALM incentive performance units vested as of January 26, 2017. The performance-based restricted share units vested as of the following dates:

Grant Date	Performance Period	Vest Date of the 2016 tranche
February 14, 2013	Jan. 1, 2013–Dec. 31, 2016	February 14, 2017
February 13, 2014	Jan. 1, 2014–Dec. 31, 2017	February 13, 2017
February 13, 2015	Jan. 1, 2015–Dec. 31, 2018	February 13, 2017
February 11, 2016	Jan. 1, 2016–Dec. 31, 2019	February 11, 2017

(d)	The market value of these awards is calculated using our common stock closing price of $116.96 a share on December 30, 2016.

(e)	This column reflects the remaining tranches of performance-based restricted share units granted in 2014, 2015 and 2016 and the standard incentive performance units granted in 2015 and 2016. This column also includes the ALM incentive performance units granted to Mr. Parsley in 2015 and 2016.

For the performance-based restricted share units granted in 2014, 2015 and 2016, this column reflects the target amounts for the 2017 tranche for the 2014 grants, the 2017 through 2018 tranches for the 2015 grants, and the 2017 through 2019 tranches for the 2016 grants. Such unvested tranches of performance-based restricted share unit grants and related dividend equivalents (which dividend equivalents accrue without reinvestment or interest for each tranche, are performance-adjusted and paid out in cash) vest and settle as follows:

Grant Date	Performance Period	Tranche Vesting Schedule
February 13, 2014	Jan. 1, 2014–Dec. 31, 2017	On the fourth anniversary of the grant date

February 13, 2015	Jan. 1, 2015–Dec. 31, 2018	In approximately equal installments on the third and fourth anniversary of the grant date

February 11, 2016	Jan. 1, 2016–Dec. 31, 2019	In approximately equal installments on the second, third and fourth anniversary of the grant date

For the standard incentive performance units, this column reflects the maximum amounts that could be paid under the 2015 grants and the target amounts that could be paid under the 2016 grants, as required by SEC rules. Vesting and payout of (x) the 2015 grants will not be determined until early 2018 and (y) the 2016 grants will not be determined until early 2019 and could differ from the amounts listed in this column. For these grants, dividend equivalents without reinvestment or interest accrue and are paid in cash, performance adjusted, when the award vests and settles.

For Mr. Parsley, this column reflects the maximum amount, as required by SEC rules, that could be paid under the 2015 and 2016 ALM incentive performance unit grants. The actual payout, if any, and vesting of Mr. Parsley’s 2015 ALM incentive performance unit grant will not be determined until early 2018 and until early 2019 for the 2016 grant, and could differ from the amount listed. These grants do not provide for any deemed dividends to be accrued or reinvested.

(f)	These ALM incentive performance unit grants were awarded to Mr. Parsley in 2014, 2015 and 2016 and are described in footnotes (c) and (e) above.

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OPTION EXERCISES AND STOCK VESTED IN FISCAL 2016

Option exercises and stock vested in fiscal 2016

	Option Awards		Stock Awards(b)
NEO	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(a) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
William S. Demchak	314,000	$12,669,071	70,197	$5,763,963
Robert Q. Reilly	22,000	$ 492,250	19,745	$1,621,158
Michael P. Lyons	-	-	53,053	$4,359,255
E William Parsley, III	-	-	114,239	$9,416,295
Steven C. Van Wyk	-	-	29,088	$2,428,917
(a)	The dollar amount in this column includes the value realized upon the exercise of various options throughout 2016. This amount was computed by determining the difference between the average of the high and low sales prices of our common stock on the date of exercise, less the exercise price.

(b)	These columns include the vesting of restricted share units granted previously, as well as the total units approved for payout in connection with previously granted incentive performance units and performance based restricted share unit opportunities. The value realized on vesting for stock awards includes cash paid for fractional shares as follows: Mr. Demchak ($263), Mr. Reilly ($168), Mr. Lyons ($152), Mr. Parsley ($114) and Mr. Van Wyk ($155).

For Mr. Parsley, the columns also include 93,836 ALM incentive performance units granted in 2013 that were paid out in cash of $7,739,648 in 2016 at 199.78% of target and includes cash paid for fractional shares.

The columns also include shares that vested but were withheld for tax purposes.

In late 2016, we discovered an error in how we calculated the 2014 EPS Growth percentage for one of our peers. As EPS Growth is one of the two metrics used to derive a payout percentage under our three-year incentive performance unit grants, this error affected the payout calculations for two separate grants (2012 and 2013). As a result of this error, the maximum payout calculation used for the 2013 grant (paid out in early 2016) was too high (it should have been 108.08%, not 109.78%) and the maximum payout calculation used for the 2012 grant (paid out in early 2015) was too low (it should have been 89.51%, not 88.88%). Under our clawback policy, we recouped the excess amount paid in 2016 from each of our NEOs and other affected executives. This column includes the number of incentive performance units granted using the corrected payout percentage for the 2013 grant (108.08%). The Committee determined that it was appropriate to pay NEOs and other affected executives an additional amount representing the difference between what they were paid under the 2012 grants and what they could have been paid if the correct maximum amount had been calculated, as this potential underpayment resulted from the same error that had caused the overpayment. See footnote (e)*** on page 57.

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PENSION BENEFITS AT 2016 FISCAL YEAR-END

Pension benefits at 2016 fiscal year-end

The principal elements of our post-employment compensation are a qualified defined benefit cash balance pension plan, a non-qualified excess cash balance pension plan and a non-qualified supplemental executive retirement plan, as well as a qualified defined contribution savings plan, and a non-qualified deferred compensation and incentive plan.

Cash balance pension plan. We maintain a pension plan for most of our full-time employees. The pension plan is a defined benefit cash balance pension plan under the Employee Retirement Income Security Act of 1974, as amended (ERISA), and is intended to be qualified under Section 401(a) of the Internal Revenue Code. Each calendar quarter, eligible participants receive “earnings credits” based on a percentage of eligible compensation in accordance with a schedule based on the participant’s age and years of credited service. Earnings credit percentages for plan participants on December 31, 2009 are frozen at their level earned to that point. Earnings credits for all employees who become participants on or after January 1, 2010 are a flat 3% of eligible compensation.

The plan defines eligible “compensation” as regular earnings plus eligible variable compensation, such as paid annual incentives. Eligible “compensation” does not include deferred payments of annual incentives; these are instead taken into account under our excess pension plan described below. We generally limit eligible variable compensation for a plan year to a total of 100% of the first $25,000 plus 50% of the next $225,000.

For participants who had accrued benefits prior to 1999 under the pension plan formula then in effect, an initial cash balance “account” was established based on the present value of the accrued benefits at the time of the conversion to the current program. Employees who were at least age 40 and had at least 10 years of credited service as of January 1, 1999 were awarded additional “Transitional Earnings Credits” under the plan for up to 10 years.

Employees who were already participants at December 31, 2009 generally receive quarterly “interest credits” at a rate of one-fourth of the annual interest rate on 30-year Treasury securities, with a minimum interest credit. New participants on or after January 1, 2010 are not subject to this minimum interest credit.

At the end of 2008, the cash balance pension plan previously sponsored by National City Corporation was merged into this plan. Earnings and interest credits for National City participants are generally as noted above.

We contribute to the plan an actuarially determined amount necessary to fund the total benefits payable to participants. Actuaries calculate total contributions instead of contributions for each individual participant.

Excess pension plan. We maintain an ERISA excess pension plan, which is a supplemental non-qualified pension plan. The excess benefits under this plan equal the difference, if any, between a participant’s benefit under the qualified pension plan computed without regard to applicable Internal Revenue Code limits and taking into account bonus amounts deferred under the non-qualified deferred compensation and incentive plan, and the participant’s actual benefit under the qualified pension plan.

Supplemental executive retirement plan. We maintain a supplemental executive retirement plan for certain executive officers. As part of its ongoing review of compensation practices, the Committee decided in 2007 to eliminate future plan participation for new executive officers. This plan provides earnings credits based on a percentage of annual incentives awarded under eligible executive bonus plans in accordance with a schedule based on the participant’s age and years of credited service. This plan also provides quarterly interest credits that mirror the interest credits under the qualified pension plan.

Executive officers who participated in the supplemental executive retirement plan on December 31, 1998 and who were at least age 50 with five or more years of credited service receive grandfathered benefits based on the pension formula in effect prior to 1999. For executive officers at or above a certain organizational level who participated on December 31, 1998, but who did not meet the requirements for grandfathered benefits, we doubled the earnings credit percentages in order to mitigate the effect of the transition to the cash balance pension formula.

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PENSION BENEFITS AT 2016 FISCAL YEAR-END

NEO	Plan Name	Number of Years Credited Service (#)(a)	Present Value of Accumulated Benefit ($)(b)	Payments During Last Fiscal Year
William S. Demchak	Qualified Pension Plan	14	$219,617	–
	ERISA Excess Pension Plan	14	$1,438,728	–
	Supplemental Executive Retirement Plan	14	$2,134,936	–
	Total		$3,793,281	–
Robert Q. Reilly	Qualified Pension Plan	29	$380,624	–
	ERISA Excess Pension Plan	29	$530,197	–
	Supplemental Executive Retirement Plan	29	$805,905	–
	Total		$1,716,726	–
Michael P. Lyons	Qualified Pension Plan	5	$33,431	–
	ERISA Excess Pension Plan	5	$66,668	–
	Supplemental Executive Retirement Plan	NA	–	–
	Total		$100,099	–
E William Parsley, III	Qualified Pension Plan	13	$192,594	–
	ERISA Excess Pension Plan	13	$781,493	–
	Supplemental Executive Retirement Plan	NA	–	–
	Total		$974,087	–
Steven C. Van Wyk	Qualified Pension Plan	3	$29,326	–
	ERISA Excess Pension Plan	3	$32,517	–
	Supplemental Executive Retirement Plan	NA	–	–
	Total		$61,843	–
(a)	To compute the number of years of service, we use the same plan measurement date that we use for our 2016 audited consolidated financial statements. Credited service, where applicable, is generally equal to actual full years of service, however, for purposes of determining the level of benefits earned in the Qualified Pension Plan and ERISA Excess Pension Plan, credited service has been frozen as of December 31, 2009. As of that date, the NEOs had the following years of credited service: Mr. Reilly 22, Mr. Demchak 7 and Mr. Parsley 6. Mr. Lyons and Mr. Van Wyk were hired after service accruals ceased to be applicable for purposes of calculating the amount of Qualified Pension Plan and ERISA Excess Pension Plan benefits.

(b)	We compute the present values shown here as of December 31, 2016 in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715, Compensation—Retirement Benefits (FASB ASC Topic 715), as specified in the SEC regulations. The amounts do not necessarily reflect the amounts to which the executive officers would be entitled under the terms of these plans as of December 31, 2016.

We calculate the present values for the plans by projecting the December 31, 2016 account balances to an assumed retirement age of 65, using an interest crediting rate of (i) 4.40% for Mr. Demchak, Mr. Reilly and Mr. Parsley and (ii) 2.75% for Mr. Lyons and Mr. Van Wyk who are not eligible for the guaranteed minimum annual interest crediting rate since each became a plan participant after January 1, 2010. We then apply a discount rate of 4.0% for the Qualified Pension Plan and 3.80% for other plans to discount the balances back to December 31, 2016.

See Note 11 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2016 for more information on the discount rates and other material assumptions.

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NON-QUALIFIED DEFERRED COMPENSATION IN FISCAL 2016

Non-qualified deferred compensation in fiscal 2016

Supplemental incentive savings plan (SISP). Prior to 2012, we offered a non-qualified supplemental incentive savings plan for certain designated employees who exceeded a compensation threshold. Effective January 1, 2012, the SISP was frozen to new participants and to the deferral of amounts earned on and after January 1, 2012. Participants with existing account balances can direct the investment of their accounts among the hypothetical investment alternatives made available under the plan and their accounts are adjusted for deemed investment gains or losses resulting from such investment directions.

The SISP was a supplement to the incentive savings plan (ISP) in which most of our employees can participate after they meet any applicable service requirements. The ISP is a defined contribution 401(k) plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code. During 2016, participants could elect to contribute between 1% and 75% of eligible compensation to the plan each year as pre-tax elective deferrals, subject to Internal Revenue Code limits. Participants who are age 50 or older may contribute additional pre-tax amounts called “catch-up contributions” each year. For 2016, we made employer matching contributions on behalf of eligible participants equal to 100% of elective deferrals up to 4% of eligible compensation. Matching contributions were made in cash. Participants direct the investment of their accounts among the investment options offered under the plan and their account balances are adjusted for gains or losses resulting from those investment directions.

ISP and SISP participants have the same investment options. The employee directs investment of contributions under either plan. Investment options include several collective funds and mutual funds

(including BlackRock mutual funds), a proprietary PNC investment fund, and a PNC common stock fund. We no longer permit new funds to be contributed or transferred into the PNC common stock fund. SISP investments are invested on a phantom basis and are considered “deemed” investments.

Deferred compensation plan (DCP) and deferred compensation and incentive plan (DCIP). We maintain a non-qualified deferred compensation and incentive plan (DCIP) for designated employees who exceed a compensation threshold. Participants can elect to defer up to 20% of base salary and/or up to 75% of eligible short-term incentive pay earned with respect to a plan year. The DCIP’s plan year is the calendar year and the DCIP’s first plan year began January 1, 2012. Prior to 2012, we offered a non-qualified deferred compensation plan (DCP) for designated employees who exceeded a compensation threshold. Effective January 1, 2012, the DCP was frozen to new participants and to the deferral of amounts earned on and after January 1, 2012. Distributions from this plan are paid in cash in accordance with the participant’s election. Participants with existing account balances can direct the investment of their accounts among the hypothetical investment alternatives made available under the plan and their accounts are adjusted for deemed investment gains or losses resulting from such investment directions.

DCP and DCIP participants currently have many of the same investment options available to ISP and SISP participants. DCP and DCIP participants also have additional investment options, including additional BlackRock mutual funds. DCP and DCIP investments are invested on a phantom basis and are considered “deemed” investments.

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NON-QUALIFIED DEFERRED COMPENSATION IN FISCAL 2016

		Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
NEO	Name of Plan	(a)		(b)		(c)
William S. Demchak	Supplemental Incentive Savings Plan	–	–	$163,443	–	$1,228,715
	Deferred Compensation & Incentive Plan	$512,500	–	$103,359	–	$1,215,988
	Deferred Compensation Plan	–	–	$(9,206)	$(1,146,984)	$482,091
	Total	$512,500	–	$257,596	$(1,146,984)	$2,926,794
Robert Q. Reilly	Supplemental Incentive Savings Plan	–	–	$74,299	–	$720,451
	Deferred Compensation & Incentive Plan	–	–	–	–	–
	Deferred Compensation Plan	–	–	$231,085	–	$2,551,320
	Total	–	–	$305,384	–	$3,271,771
Michael P. Lyons	Supplemental Incentive Savings Plan	–	–	–	–	–
	Deferred Compensation & Incentive Plan	–	–	–	–	–
	Deferred Compensation Plan	–	–	–	–	–
	Total	–	–	–	–	–
E William Parsley, III	Supplemental Incentive Savings Plan	–	–	$200,748	–	$1,954,937
	Deferred Compensation & Incentive Plan	–	–	–	–	–
	Deferred Compensation Plan	–	–	$97,325	$(574,010)	$1,261,424
	Total	–	–	$298,073	$(574,010)	$3,216,361
Steven C. Van Wyk	Supplemental Incentive Savings Plan	–	–	–	–	–
	Deferred Compensation & Incentive Plan	$27,500	–	$8,370	–	$62,543
	Deferred Compensation Plan	–	–	–	–	–
	Total	$27,500	–	$8,370	–	$62,543
(a)	Amounts in this column have been reported in the Summary compensation table on page 56.

(b)	No amounts in this column have been reported in the Summary compensation table on page 56 as none of our NEOs received above-market preferential earnings.

(c)	We calculate the dollar amounts in this column by taking the aggregate balance at the end of fiscal year 2015 and then adding the totals in the other columns to that balance. The aggregate balance at the end of fiscal year 2016 includes any unrealized gains and losses on investments.

Please see page 69 for the amounts reported in the aggregate balance at last fiscal year end that were disclosed as compensation in previous Summary compensation tables.

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NON-QUALIFIED DEFERRED COMPENSATION IN FISCAL 2016

The amounts for each year reflect the contributions that were reported in previous summary compensation tables (since 2006). The total represents the aggregate of Executive and Registrant Contributions (thus, without giving effect to any earnings or distributions) that were reported in previous summary compensation tables.

NEO	Plan	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016	Total*
William S. Demchak	SISP	$77,102	$97,100	$75,200	$63,620	–	–	–	–	–	–	–	$313,022
	DCIP	–	–	–	–	–	–	$150,000	$684,690	$385,417	$442,500	$512,500	$2,175,107
	DCP	$1,278,907	$1,625,000	$1,125,603	–	–	–	$745,500	–	–	–	–	$4,775,010
Robert Q. Reilly	SISP	–	–	–	–	–	–	–	–	–	–	–	–
	DCIP	–	–	–	–	–	–	–	–	–	–	–	–
	DCP	–	–	–	–	–	–	–	–	–	–	–	–
Michael P. Lyons	SISP	–	–	–	–	–	–	–	–	–	–	–	–
	DCIP	–	–	–	–	–	–	–	–	–	–	–	–
	DCP	–	–	–	–	–	–	–	–	–	–	–	–
E William Parsley, III	SISP	–	–	–	–	$665,038	–	–	–	–	–	–	$665,038
	DCIP	–	–	–	–	–	–	–	–	–	–	–	–
	DCP	–	–	–	–	–	–	–	–	–	–	–	–
Steven C. Van Wyk	SISP	–	–	–	–	–	–	–	–	–	–	–	–
	DCIP	–	–	–	–	–	–	–	–	–	–	$27,500	$27,500
	DCP	–	–	–	–	–	–	–	–	–	–	–	–
*	The total amounts may exceed the aggregate balance at year-end due to the impact of plan withdrawals by the individual.

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NON-QUALIFIED DEFERRED COMPENSATION IN FISCAL 2016

The following table shows the 2016 investment options for the ISP, SISP, DCP and DCIP, along with annual rates of return. See page 67 for an explanation of our ISP, SISP, DCP and DCIP. Ticker symbols are listed for investment options available to the general public.

Benchmark Performance	Ticker Symbol	DCP	DCIP	ISP/SISP	2016 Annual Rate of Return
BlackRock High Yield BR	BHYIX	X	X	X	14.01%
BlackRock Government Short Term Inv. Fund*		X	X	X	0.06%
BlackRock LifePath 2020 Fund		X	X	X	6.61%
BlackRock LifePath 2025 Fund		X	X	X	7.24%
BlackRock LifePath 2030 Fund		X	X	X	7.82%
BlackRock LifePath 2035 Fund		X	X	X	8.40%
BlackRock LifePath 2040 Fund			X	X	8.86%
BlackRock LifePath 2045 Fund			X	X	9.16%
BlackRock LifePath 2050 Fund			X	X	9.22%
BlackRock LifePath 2055 Fund			X	X	9.17%
BlackRock LifePath 2060 Fund			X	X	9.20%
BlackRock LifePath Retirement Fund		X	X	X	6.06%
BlackRock Liquidity Temp Fund**	TMPXX	X	X	X	0.50%
BlackRock TIPS		X	X	X	4.81%
Brandywine Intern’l Opp Fixed Inc Fund	LMOTX	X	X		3.78%
PNC Common Stock Fund	PNC	X		X	25.78%
PNC Stable Value Fund		X	X	X	1.48%
SSgA S&P 500 Index Fund		X	X	X	11.96%
SSgaA U.S. Extended Market Index Fund		X	X	X	16.03%
SSgA Global Equity ex U.S. Index Fund		X	X	X	5.15%
SSgA Real Return ex Nat. Res. Index Fund				X	6.06%
SSgA U.S. Bond Index Fund		X	X	X	2.67%
SSgA International Equity Index Fund		X	X	X	1.82%
SSgA Emerging Markets Equity Index Fund		X	X	X	11.13%
FPA Cresent Fund	FPACX	X	X		10.25%
Aberdeen Emerging Markets Institutional Fund Instl	ABEMX	X	X		11.96%
BlackRock Global Allocation I Fund	MALOX	X	X		4.09%
First Eagle Overseas I Fund	SGOIX	X	X		5.90%
Vulcan Large Cap Value Fund	VVPLX	X	X		11.46%
Fiduciary Mgmt Small Cap Fund	FMIMX	X	X		20.20%
*	Fund added to the ISP, SISP, DCP, DCIP fund line up effective October 1, 2016—fund return reflects inception to date return.

**	Fund removed from the ISP, SISP, DCP, DCIP fund line up effective October 1, 2016.

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CHANGE IN CONTROL AND TERMINATION OF EMPLOYMENT

Benefits upon termination of employment

Our NEOs may receive various forms of compensation or benefits in connection with a termination of employment. These benefits result from:

•	change in control agreements,

•	the terms of our equity-based grants, and

•	other existing plans and arrangements in which our NEOs participate.

We do not have a separate severance plan or program for the NEOs, although the Committee has discretion to provide severance benefits, subject to the parameters of the policy we adopted in February 2011 and described on page 51 of our CD&A.

The benefits will depend on whether PNC or the executive terminated employment and, if PNC terminated employment, whether it was for cause; whether the termination resulted from death or disability; whether the termination followed a change in control and whether the executive is retirement-eligible. If a retirement-eligible employee resigns or is terminated without cause, we consider it a retirement. For these purposes, a “retirement-eligible” employee is someone who is at least 55 years old and has at least five years of service with us. As of December 31, 2016, none of our NEOs were retirement-eligible.

Change in control agreements

As of December 31, 2016 we have entered into separate change in control agreements with each of our NEOs and similar agreements with a limited group of other senior officers. These agreements have been a valuable component of our executive compensation program for several years. We believe that these arrangements mitigate concerns arising from a change in control, and help to ensure the continued dedicated service of our key employees. Cash payments received under these agreements require a “double trigger”—that is, the occurrence of both a change in control and a qualifying termination of employment. A qualifying termination would occur if the executive resigned for “good reason” or the surviving company terminated the executive without “cause” (each as defined in the change in control agreement). The treatment of equity awards upon a change in control is handled in the equity awards agreements themselves, described below, not in these agreements.

These agreements would pay cash to our executives, calculated based on various compensation components. These components include base salary and an annual incentive award (bonus). The cash severance payment related to base salary for our NEOs is based on two times the base salary (the highest monthly base salary rate for the twelve months preceding the change in control multiplied by twelve). For our NEOs, the cash severance payment related to the bonus is two times the applicable average bonus percent multiplied by the applicable base salary. The agreements also provide for continued benefits under (or compute cash payments by reference to)

some of our retirement and health and welfare benefit plans.

Since 2009, we have eliminated the excise tax “gross-up” provision from new change in control agreements. In addition, in 2016, we eliminated excise tax gross-ups in all existing change of control agreements. Our current change in control agreements provide that, in the event the benefits payable to an executive trigger excise taxes under Section 4999 of the Code, the executive will be entitled to a reduction in benefits so that no excise tax is imposed if such a reduction would result in a greater net (after-tax) benefit to the executive than payment of the full amount of his or her benefits. Our Board adopted a policy in February 2011 that requires shareholder approval of certain future severance arrangements if the arrangement provides for additional severance benefits in an amount exceeding 2.99 times the sum of the executive’s annual base salary and target bonus.

The change in control agreements prohibit the executive from using or disclosing any of our confidential business or technical information or trade secrets. The executive may also not employ or solicit any of our officers during the one-year period following termination.

While the benefits to be received under a change in control agreement may be significant to an individual, they first require the occurrence of a significant transaction. As a result, the benefits are highly speculative, and contingent on a variety of facts and circumstances. In recognition of this, our Personnel and Compensation Committee does not consider the amount of potential change in control

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CHANGE IN CONTROL AND TERMINATION OF EMPLOYMENT

payments when it makes annual compensation decisions for NEOs. Change in control protections,

although meaningful, also become relatively less significant to PNC as we increase in size.

Equity-based grants

If a NEO resigns or the NEO’s employment is terminated with or without cause, any unvested equity-based compensation is generally forfeited. Equity-based compensation is not forfeited, however, if an employee retires—when a retirement eligible employee resigns or is terminated without cause—in which case the compensation continues in effect until its original scheduled payment date. It is also not forfeited under certain circumstances following a change in control. Beginning in 2015, grants to our executive officers are “double trigger,” meaning such grants require the occurrence of both a change in control of PNC and a qualifying termination (which qualifying termination includes a termination without cause or a resignation for good reason following a change in control) to vest prior to the original vesting date, although payout does not occur until the original scheduled payment date. Under outstanding equity grants prior to 2015, upon a change in control of PNC, payout does not occur until the original scheduled payment date, although the potential payout amount is calculated and fixed at the time of the change in control.

A change in control of PNC, retirement of a NEO, or termination of employment by PNC by reason of disability of a NEO, has the following impact on unvested equity-based compensation:

OUTSTANDING OPTION AWARDS

Change in Control	Retirement	Disability

All outstanding option awards are fully vested and exercisable as of December 31, 2016. Following a termination of employment without cause or a resignation for good reason, the grantee has three years to exercise stock options (but not later than the original option termination date).

	All outstanding option awards are fully vested and exercisable as of December 31, 2016. Upon retirement, such options continue in effect in accordance with their terms.	All outstanding option awards are fully vested and exercisable as of December 31, 2016. Grantee has three years to exercise stock options (but not later than the original option termination date).

GRANTS THAT VEST UPON THE ACHIEVEMENT OF ADDITIONAL PERFORMANCE CRITERIA

Performance-Based Restricted Share Units (Performance RSUs)

Change in Control	Retirement	Disability
2013 and 2014 Performance RSUs will vest and be paid as soon as practicable following the change of control. 2015 and 2016 Performance RSUs will vest upon the occurrence of both the change of control and a qualifying termination (or continued employment through the original vesting date) and will be paid as soon as practicable following the original vesting date. All Performance RSUs payout at 100% performance if the Tier 1 capital ratio risk factor is met or exceeded as of the last-completed quarter-end, provided that the payout percentage will also be subject to a second risk-based adjustment based on the most recent annual discretionary risk factor applied prior to the change in control. If the Tier 1 capital ratio risk factor is not met, the Performance RSUs are cancelled. Dividend equivalents cease to accrue at the change in control date.	Performance RSUs continue in effect in accordance with their terms as if the grantee had remained employed for the full performance period.

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CHANGE IN CONTROL AND TERMINATION OF EMPLOYMENT

GRANTS THAT VEST UPON THE ACHIEVEMENT OF ADDITIONAL PERFORMANCE CRITERIA (CONTINUED)

Incentive Performance Units (IPUs)

Change in Control	Retirement	Disability

For both outstanding standard and ALM incentive performance units, if the performance period has not yet ended before the date of a change in control, the award is calculated in two parts – (1) the portion of the performance period that elapsed prior to the change in control (measured in quarters) and (2) the portion of the performance period that not completed due to the change in control.

In each part, the award is calculated by multiplying a performance factor by the target number of units, and then prorating such performance-adjusted amount of units as described below:

Part 1 - The corporate performance factor used to calculate the first part would be the higher of 100% and the actual payout percentage achieved prior to the date of the change in control, and the proration is based on the portion of the overall performance period (measured in quarters) that elapsed before the date of the change in control.

Part 2 - The corporate performance factor used to calculate the second part is 100%, and the proration is based on the remainder of the overall performance period not completed due to the change in control.

Dividend equivalents cease to accrue at the change in control date and receive the same performance adjustment as their related units.

Beginning with 2015 grants, standard and ALM incentive performance units will only vest and pay out upon a qualifying termination following the change in control or continued employment through the original vesting year. In addition, for the standard IPU grants, the performance factors used to calculate the awards are subject to additional risk-based adjustments.

Outstanding standard or ALM incentive performance units continue in effect in accordance with their terms as if the grantee had remained employed for the full performance period.

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CHANGE IN CONTROL AND TERMINATION OF EMPLOYMENT

Acceleration upon death. If the executive officer dies, generally (1) stock options remain exercisable until the original option termination date, (2) performance RSUs vest and pay out at 100% (provided, if death occurs after the close of a performance year but before that year’s tranche has paid out, payout of that tranche is the same as if still an employee and otherwise at 100%), and (3) for incentive performance units, all such outstanding units may be paid out, up to a maximum based on actual corporate and risk performance through the calendar year of the executive officer’s death (and at 100% thereafter) and subject to the negative discretion of the Board’s Personnel and Compensation Committee.

Other material conditions. The retirement and disability awards summarized above are generally subject to forfeiture by PNC if it is determined that a grantee has engaged in certain competitive activities during employment and the one year period following termination of employment, or if the grantee has engaged in other detrimental conduct. In addition, the award is subject to grantee’s agreement not to solicit certain customers or employees of PNC during employment and the one year period following termination of employment as well as to at all times maintain confidentiality of business and technical information and to disclose certain and assign certain inventions.

Awards are generally subject to PNC’s clawback, adjustment or similar policies and to any clawback or recoupment that may be required by applicable law or regulations.

Existing plans and arrangements

As of December 31, 2016, our NEOs could participate in our qualified cash balance pension plan, our ERISA excess pension plan, our ISP, and our DCIP. In addition, Mr. Demchak, Mr. Reilly and Mr. Parsley participate in our SISP and our DCP (although they may no longer make contributions to these plans). Mr. Demchak and Mr. Reilly also participate in our supplemental executive retirement plan. The officers earn these benefits for services provided to us while employed, and many of these plans are also available on a broader basis to other employees. For the most part, an officer’s entitlement to these benefits does not depend on how employment terminates.

Estimated benefits upon termination

The following table shows the estimated incremental benefits payable to our NEOs as of December 31, 2016 as a result of termination of employment in a variety of situations. These estimated amounts have been calculated as if employment was terminated on December 31, 2016. For change in control benefits, we assumed a change in control of PNC and a termination of employment by the surviving company without cause (or a resignation of the officer for good reason) on that date. To the extent relevant, the amounts assume a PNC stock price of $116.96, the closing price for our stock on December 30, 2016. If we calculated these amounts using a different price, the amounts could be significantly different. The benefits below do not include the balances under our qualified cash balance pension plan, our ERISA excess pension plan, our supplemental executive retirement plan, our ISP, our SISP, our DCP and our DCIP unless the NEO receives an enhanced benefit under the termination scenario. In addition, the value of vested but unexercised stock options as of December 31, 2016 are not included as they do not provide an incremental benefit.

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CHANGE IN CONTROL AND TERMINATION OF EMPLOYMENT

William S. Demchak	Termination for Cause	Voluntary Termination/ Termination without Cause(a)	Retirement(a)	Change in Control(b)	Disability	Death
Cash Severance	—	—	—	$9,778,901	—	—
Base Salary	—	—	—	$2,200,000	—	—
Bonus	—	—	—	$7,578,901	—	—
Enhanced Benefits	—	—	—	$345,281	—	—
Defined Benefit Plans	—	—	—	$299,472	—	—
Defined Contribution Plans	—	—	—	$21,200	—	—
General Benefits & Perquisites	—	—	—	$24,609	—	—
Value of Unvested Equity	—	—	—	$27,695,090	$28,753,372	$27,581,803
Performance-based RSUs	—	—	—	$12,528,263	$13,699,832	$12,528,263
Incentive Performance Units	—	—	—	$15,166,827	$15,053,540	$15,053,540
Reduction Amount(c)	—	—	—	—	—	—
TOTAL	$0	$0	$0	$37,819,272	$28,753,372	$27,581,803

Robert Q. Reilly	Termination for Cause	Voluntary Termination/ Termination without Cause(a)	Retirement(a)	Change in Control(b)	Disability	Death
Cash Severance	—	—	—	$3,604,386	—	—
Base Salary	—	—	—	$1,000,000	—	—
Bonus	—	—	—	$2,604,386	—	—
Enhanced Benefits	—	—	—	$183,941	—	—
Defined Benefit Plans	—	—	—	$138,132	—	—
Defined Contribution Plans	—	—	—	$21,200	—	—
General Benefits & Perquisites	—	—	—	$24,609	—	—
Value of Unvested Equity	—	—	—	$7,115,299	$7,398,178	$7,086,230
Performance-based RSUs	—	—	—	$3,233,500	$3,545,448	$3,233,500
Incentive Performance Units	—	—	—	$3,881,799	$3,852,730	$3,852,730
Reduction Amount(c)	—	—	—	$(515,988)	—	—
TOTAL	$0	$0	$0	$10,387,638	$7,398,178	$7,086,230

THE PNC FINANCIAL SERVICES GROUP, INC. - 2017 Proxy Statement    75

CHANGE IN CONTROL AND TERMINATION OF EMPLOYMENT

Michael P. Lyons	Termination for Cause	Voluntary Termination/ Termination without Cause(a)	Retirement(a)	Change in Control(b)	Disability	Death
Cash Severance	—	—	—	$5,413,333	—	—
Base Salary	—	—	—	$1,400,000	—	—
Bonus	—	—	—	$4,013,333	—	—
Enhanced Benefits	—	—	—	$97,772	—	—
Defined Benefit Plans	—	—	—	$50,250	—	—
Defined Contribution Plans	—	—	—	$21,200	—	—
General Benefits & Perquisites	—	—	—	$26,322	—	—
Value of Unvested Equity	—	—	—	$16,280,243	$16,947,880	$16,206,311
Performance-based RSUs	—	—	—	$7,369,760	$8,111,329	$7,369,760
Incentive Performance Units	—	—	—	$8,910,483	$8,836,551	$8,836,551
Reduction Amount(c)	—	—	—	$(3,136,003)	—	—
TOTAL	$0	$0	$0	$18,655,345	$16,947,880	$16,206,311

E William Parsley, III	Termination for Cause	Voluntary Termination/ Termination without Cause(a)	Retirement(a)	Change in Control(b)	Disability	Death
Cash Severance	—	—	—	$3,940,000	—	—
Base Salary	—	—	—	$1,200,000	—	—
Bonus	—	—	—	$2,740,000	—	—
Enhanced Benefits	—	—	—	$175,712	—	—
Defined Benefit Plans	—	—	—	$128,500	—	—
Defined Contribution Plans	—	—	—	$21,200	—	—
General Benefits & Perquisites	—	—	—	$26,012	—	—
Value of Unvested Equity	—	—	—	$27,581,661	$27,848,346	$27,553,056
Performance-based RSUs	—	—	—	$3,009,202	$3,304,492	$3,009,202
Incentive Performance Units	—	—	—	$3,609,017	$3,580,178	$3,580,178
Phantom Units	—	—	—	$20,963,442	$20,963,676	$20,963,676
Reduction Amount(c)	—	—	—	—	—	—
TOTAL	$0	$0	$0	$31,697,373	$27,848,346	$27,553,056

76    THE PNC FINANCIAL SERVICES GROUP, INC. - 2017 Proxy Statement

CHANGE IN CONTROL AND TERMINATION OF EMPLOYMENT

Steven C. Van Wyk	Termination for Cause	Voluntary Termination/ Termination without Cause(a)	Retirement(a)	Change in Control(b)	Disability	Death
Cash Severance	—	—	—	$3,146,405	—	—
Base Salary	—	—	—	$1,000,000	—	—
Bonus	—	—	—	$2,146,405	—	—
Enhanced Benefits	—	—	—	$77,219	—	—
Defined Benefit Plans	—	—	—	$38,250	—	—
Defined Contribution Plans	—	—	—	$21,200	—	—
General Benefits & Perquisites	—	—	—	$17,769	—	—
Value of Unvested Equity	—	—	—	$6,273,124	$6,526,581	$6,245,636
Performance-based RSUs	—	—	—	$2,840,308	$3,121,253	$2,840,308
Incentive Performance Units	—	—	—	$3,432,816	$3,405,328	$3,405,328
Reduction Amount(c)	—	—	—	$(1,386,095)	—	—
TOTAL	$0	$0	$0	$8,110,653	$6,526,581	$6,245,636
(a)	If a retirement-eligible employee resigns or is terminated without cause, we consider it a retirement.

(b)	The benefits and awards shown under “Value of Unvested Equity” that were granted in 2015 and 2016 are received upon a change in control and a termination of employment by the surviving company without cause (or a resignation of the officer for good reason), which this table assumes takes place on December 31, 2016. Awards granted prior to 2015 are received upon the change in control itself and do not require qualifying termination of employment.

(c)	Amount reduced under the agreement to avoid imposition of excise tax under IRC 4999.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2017 Proxy Statement    77

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Security ownership of directors and executive officers

The table below sets forth information regarding common stock ownership by our directors and executive officers. We include beneficial ownership of common stock as of February 3, 2017 for each director (all of whom are nominees for director), each executive officer named in the Summary compensation table on page 56, and all directors and executive officers as a group. Unless we otherwise note, each person exercises sole voting and investment power over these shares of common stock.

We determine the number of shares in the Common Stock Ownership column as beneficially owned by each director and executive officer pursuant to SEC regulations. This information does not necessarily indicate beneficial ownership for any other purpose. Beneficial ownership includes any shares of common stock as to which the individual has sole or shared voting power or investment power. We also include any shares of common stock that the individual has the right to acquire within 60 days of February 3, 2017 through the exercise of any option, warrant or right and any restricted stock units payable in common stock that vest within 60 days of February 3, 2017. The table also shows, as of February 3, 2017, the number of common stock units credited to the accounts of our directors and executive officers under various benefit plans. Each of our directors standing for election owns shares of our common stock.

Name	Common Stock Ownership*		Options and Restricted Share Units**	Total Number of Shares Beneficially Owned	Common Stock Unit Ownership***	Total Shares Beneficially Owned Plus Common Stock Units
Non-Employee Directors:
Charles E. Bunch	1,781		—	1,781	19,423	21,204
Marjorie Rodgers Cheshire	218		—	218	4,198	4,416
Andrew T. Feldstein	83,600	(1)(2)	—	83,600	9,695	93,295
Daniel R. Hesse	1,100		—	1,100	1,981	3,081
Kay Coles James	315		—	315	24,584	24,899
Richard B. Kelson	119		—	119	28,161	28,280
Jane G. Pepper	2,840		—	2,840	31,007	33,847
Donald J. Shepard	8,967	(2)	—	8,967	37,887	46,854
Lorene K. Steffes	2,041	(3)	—	2,041	32,048	34,089
Dennis F. Strigl	10,714	(3)	—	10,714	32,183	42,897
Michael J. Ward	1,000		—	1,000	2,794	3,794
Gregory D. Wasson	2,070		—	2,070	3,607	5,677
NEOs:
William S. Demchak	447,525	(3)(4)	340,168	787,693	2,923	790,616
Robert Q. Reilly	81,508	(3)(4)	215,171	296,679	2,211	298,890
Michael P. Lyons	89,414		55,549	144,963	—	144,963
E William Parsley, III	75,665		96,832	172,497	—	172,497
Steven C. Van Wyk	17,529	(2)(3)	20,778	38,307	—	38,307
8 remaining executive officers	138,202	(2)(3)(4)	159,489	297,691	3,558	301,249
Directors and executive officers as a group (25 persons):	964,608		887,987	1,852,595	236,260	2,088,855
*	As of February 3, 2017, there were 486,378,823 shares of PNC common stock issued and outstanding. The number of shares of common stock beneficially owned by each individual is less than 1% of the outstanding shares of common stock; the total number of shares of common stock beneficially owned by the group is approximately .4% of the class. If stock options were exercisable or units payable in common stock vest within 60 days of February 3, 2017, we added those numbers to the total number of shares issued and outstanding to determine these ownership percentages. As of February 3, 2017, the number of shares of common stock and units held by the group was .4%. No director or executive officer beneficially owns shares of PNC preferred stock.

78    THE PNC FINANCIAL SERVICES GROUP, INC. - 2017 Proxy Statement

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

**	Includes options exercisable within 60 days of February 3, 2017 and restricted share units payable in common stock that are expected to vest within 60 days of February 3, 2017.

***	For non-employee directors, includes common stock units credited to their accounts pursuant to deferrals made under the Directors Deferred Compensation Plan and predecessor plans and common stock units granted under the Outside Directors Deferred Stock Unit Plan, which will be paid in cash. For executive officers, includes common stock units credited under our DCP and SISP, which are payable in cash. These units are not considered beneficially owned under SEC rules.

(1)	Includes shares owned by spouse.

(2)	Includes shares held in a trust.

(3)	Includes shares held jointly with spouse.

(4)	Includes shares held in our incentive savings plan (ISP).

Security ownership of certain beneficial owners

Based on a review, as of February 14, 2017, of Schedules 13D and 13G filed with the SEC, the following entities beneficially own more than five percent of our common stock. The numbers shown on the table below represent holdings as of December 31, 2016 provided in the Schedule 13G filed with the SEC and should be interpreted in light of the related footnotes.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock, Inc.	26,641,912	(1)	5.5%
55 East 52nd Street
New York, NY 10055
The Vanguard Group, Inc.	32,627,572	(2)	6.7%
100 Vanguard Blvd.
Malvern, PA 19355
Wellington Management Group LLP	40,802,171	(3)	8.4%
c/o Wellington Management Company LLP
280 Congress Street
Boston, MA 02210
(1)	According to the Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 25, 2017, BlackRock, Inc. and its subsidiaries have beneficial ownership of 26,641,912 shares of our common stock. BlackRock, Inc. reported (1) sole dispositive power with respect to 26,641,412 shares, (2) shared dispositive power with respect to 500 shares, (3) sole voting power with respect to 22,400,872 shares and (4) shared voting power with respect to 500 shares. BlackRock, Inc. is the beneficial owner of our common stock as a result of being a parent company or control person of the following subsidiaries, each of which holds less than 5% of the outstanding shares of common stock: BlackRock (Luxembourg) S.A.; BlackRock (Netherlands) B.V.; BlackRock (Singapore) Limited; BlackRock Advisors (UK) Limited; BlackRock Advisors, LLC; BlackRock Asset Management Canada Limited; BlackRock Asset Management Ireland Limited; BlackRock Asset Management North Asia Limited; BlackRock Asset Management Schweiz AG; BlackRock Capital Management; BlackRock Financial Management, Inc.; BlackRock Fund Advisors; BlackRock Fund Managers Ltd; BlackRock Institutional Trust Company, N.A.; BlackRock International Limited; BlackRock Investment Management (Australia) Limited; BlackRock Investment Management (UK) Ltd; BlackRock Investment Management, LLC; BlackRock Japan Co Ltd; and BlackRock Life Limited.

(2)	According to the Schedule 13G/A filed by The Vanguard Group, Inc. with the SEC on February 13, 2017, The Vanguard Group, Inc. has beneficial ownership of 32,627,572 shares of our common stock. The Vanguard Group, Inc. reported (1) sole dispositive power with respect to 31,765,472 shares, (2) shared dispositive power with respect to 862,100 shares, (3) sole voting power with respect to 772,336 shares and (4) shared voting power with respect to 98,439 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 632,421 shares or .12% of our common stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 369,594 shares or .07% of our common stock as a result of its serving as investment manager of Australian investment offerings.

(3)	According to the Schedule 13G/A filed by Wellington Management Group LLP with the SEC on February 9, 2017, Wellington Management Group LLP has beneficial ownership of 40,802,171 shares of our common stock which are held of record by clients of one or more investment advisors directly or indirectly owned by Wellington Management Group LLP. Wellington Management Group LLP shares dispositive power with respect to 40,802,171 shares of our common stock and shares voting power with respect to 17,868,354 shares of our common stock.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2017 Proxy Statement    79

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (ITEM 2)

Under the Audit Committee’s charter, the Audit Committee is responsible for the selection, appointment, compensation, retention and oversight of PNC’s independent auditors. In connection with this responsibility, the Audit Committee evaluates and monitors the auditors’ qualifications, performance and independence. This responsibility includes a review and evaluation of the lead audit partner. The Audit Committee approves all audit engagement fees and terms associated with the retention of the independent auditors. The Audit Committee has selected PricewaterhouseCoopers LLP (PwC) as PNC’s independent auditors for 2017. PwC has been PNC’s independent auditors since 2007. The Audit Committee carefully considered the selection of PwC as our independent auditors. In connection with this selection, the Audit Committee considered whether there should be a rotation of the independent audit firm. The Audit Committee charter requires the Audit Committee to consider, not less frequently than when the lead audit partner is rotated, whether PNC should adopt a policy of regular rotation of the independent audit firm. In addition to assuring the required rotation of the lead audit partner, the Audit Committee oversees the selection of the new lead audit partner and the Audit Committee Chair participates directly in the selection of the new lead audit partner.

On February 16, 2017, the Audit Committee presented its conclusions regarding the selection and appointment of PwC as the independent auditors to our Board of Directors, including a determination that the selection of PwC as our independent auditors is in the best interests of PNC. Following this presentation, the Board voted unanimously to recommend that shareholders vote to ratify the Audit Committee’s selection of PwC as PNC’s independent registered public accounting firm for 2017. The Audit Committee and the Board of Directors believe that the continued retention of PwC as PNC’s independent auditors is in the best interests of PNC.

The Audit Committee and Board of Directors have adopted a policy that if a majority of the votes cast at the annual meeting is against ratification, the Audit Committee will reconsider its selection of PwC. The Audit Committee will be under no obligation, however, to select new independent auditors. If the Audit Committee does select new independent auditors for 2017, we will not seek shareholder ratification of the new selection.

We expect representatives of PwC to be available at the annual meeting. They will have an opportunity to make a statement and respond to appropriate questions.

You can learn more about the Audit Committee’s responsibilities with respect to the independent auditors in the Committee’s charter, which is posted on the corporate governance section of our corporate website at www.pnc.com/corporategovernance.

Audit, audit-related and permitted non-audit fees

In considering the nature of the services provided by our independent auditors, the Audit Committee determined that the services are compatible with the provision of independent audit services. The Committee discussed these services with the independent auditors and our management to determine that they are permitted under the SEC rules and regulations concerning auditor independence.

The following table summarizes the total fees for professional services rendered by PwC to PNC for 2016 and 2015:

Category	2016 (in millions)	2015 (in millions)
Audit fees	$19.8	$19.0
Audit-related fees*	$2.1	$1.8
Tax fees	$0.2	$0.2
All other fees	$0.2	–
TOTAL FEES BILLED	$22.3	$21.0
*	Excludes fees of $1.8 million in 2016 and $0.6 million in 2015 for financial due diligence services related to potential private equity investments. In those instances, the fees were paid by the company issuing the equity.

80    THE PNC FINANCIAL SERVICES GROUP, INC. - 2017 Proxy Statement

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (ITEM 2)

Audit fees. These fees consisted primarily of the audit of PNC’s annual consolidated financial statements, reviews of PNC’s quarterly consolidated financial statements included in Form 10-Q filings, comfort letter procedures, other services related to SEC matters and required attestation services.

Audit-related fees. These fees consisted primarily of SSAE 16 and compliance and internal control reviews.

Tax fees. These fees were attributable to federal and state tax compliance services and tax planning services.

All other fees. These fees primarily consisted of fees for subscription based services.

Procedures for pre-approving audit services, audit-related services and permitted non-audit services

The Audit Committee is responsible for pre-approving audit services, audit-related services and permitted non-audit services (such as tax) to be provided to us by our independent auditors. The Committee is given this responsibility to confirm that providing services will not impair our auditors’ independence. The Committee performs this function for us and our subsidiaries.

The Committee’s responsibility also includes pre-approval of the fees for such services (although SEC regulations do not require the pre-approval of fees) and the other terms of the engagement. The Committee may either pre-approve specific fees, or a methodology for determining fees. Any proposed increase in fees that exceeds the pre-approved amounts require the Committee’s approval.

Pre-approval may be general (categories of services) or specific (individual services). If the Committee pre-approves a general category of services, it will review the scope of services related to such general pre-approval at least annually. The Committee is responsible for approving any fee or other compensation arrangements for services covered by a pre-approval of a general category of services.

The full Committee may exercise pre-approval authority, or the Chairman of the Committee may exercise the authority as required between meetings. The Committee may also delegate this authority, in whole or in part, to one or more Committee members. Any person exercising delegated authority reports on the pre-approvals at the next scheduled meeting of the Committee, which will be reflected in the meeting minutes. The Audit Committee may not delegate its pre-approval authority to any other person, including any member of our management or other PNC employee or agent.

The written request for pre-approval includes, at a minimum, a description of the nature of the engagement, the proposed fee for the services, and a statement by the independent auditor that the provision of the services is consistent with SEC and other applicable rules on auditor independence. All requests for pre-approval of services are reviewed by management to ensure the services are permitted under SEC regulations and the Audit Committee charter and include a recommendation of the proposal by the Chief Financial Officer or the Controller and the General Auditor. In reviewing a pre-approval request, the Committee or Chairman may request members of our management to provide their views on auditor independence questions.

The Controller or designee reports to the Audit Committee at least quarterly as to the status of services that had been pre-approved and the related fees.

All audit services, audit-related services and permitted non-audit services and related fees disclosed above were pre-approved by the Audit Committee. The Audit Committee may amend these procedures from time to time.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2017 Proxy Statement    81

REPORT OF THE AUDIT COMMITTEE

The Audit Committee’s job is one of oversight, as set forth in its charter. It is not the duty of the Audit Committee to prepare PNC’s consolidated financial statements, to plan or conduct audits, or to determine that PNC’s consolidated financial statements are complete and accurate and are in accordance with generally accepted accounting principles. PNC’s management is responsible for preparing PNC’s consolidated financial statements and for establishing and maintaining effective internal control over financial reporting. PNC’s management is also responsible for its assessment of the effectiveness of internal control over financial reporting. The independent auditors are responsible for the audit of PNC’s consolidated financial statements and the audit of the effectiveness of PNC’s internal control over financial reporting. In addition, the independent auditors are responsible for the audit of management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016.

The Audit Committee has reviewed and discussed PNC’s audited consolidated financial statements with management and with PricewaterhouseCoopers LLP (PwC), PNC’s independent registered public accounting firm for 2016. The Audit Committee has selected PwC as PNC’s independent auditors for 2017, subject to shareholder ratification. A portion of the Audit Committee’s review and discussion of PNC’s audited consolidated financial statements with PwC occurred in private sessions, without PNC management present.

The Audit Committee has discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 1301, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed PwC’s independence with representatives of PwC.

Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in PNC’s Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the Securities and Exchange Commission.

The Audit Committee of the Board of Directors of The PNC Financial Services Group, Inc.

Richard B. Kelson, Chair

Marjorie Rodgers Cheshire

Donald J. Shepard

Gregory D. Wasson

In accordance with SEC regulations, the Report of the Audit Committee is not incorporated by reference into any of our future filings made under the Securities Exchange Act of 1934 or the Securities Act of 1933. The report is not deemed to be soliciting material or to be filed with the SEC under the Exchange Act or the Securities Act.

The Board of Directors recommends a vote FOR the ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2017.

82    THE PNC FINANCIAL SERVICES GROUP, INC. - 2017 Proxy Statement

“SAY-ON-PAY”: ADVISORY VOTE

ON EXECUTIVE COMPENSATION (ITEM 3)

What is the purpose of this item?

We describe this item as an advisory vote on executive compensation, but it is more commonly known as “say-on-pay.” We provide this vote under the federal securities laws (Section 14A of the Securities Exchange Act of 1934) and in recognition of our shareholders’ vote in 2011 recommending that we hold an advisory vote on executive compensation each year. After our shareholders voted in 2011, the Board affirmed that recommendation and elected to hold future “say-on-pay” advisory votes on an annual basis, until the next shareholder vote on “say-on-pay” frequency. As described in the next item, we are conducting the shareholder vote on “say-on-pay” frequency at this year’s annual meeting.

With this item, shareholders may submit an advisory vote on the compensation of our CEO and the other four executive officers named in the Summary compensation table on page 56. That table provides an annual snapshot of the compensation paid or granted to our NEOs.

What does it mean to have a “say-on-pay” advisory vote?

As an advisory vote, the outcome will not bind PNC or our Board. We will disclose how many shareholders voted “For” or “Against” the resolution, and how many shareholders abstained from voting.

We believe in soliciting input from our shareholders throughout the year on a variety of issues, and this advisory vote fits within our broader shareholder engagement efforts. We first provided a “say-on-pay” vote in 2009, voluntarily provided the vote again in 2010, provided the vote as required by the federal securities laws in 2011 and as recommended by our shareholders annually since then. We have averaged 92% support in say-on-pay votes over the past five years.

While this vote is non-binding, our Board values the opinions of shareholders and will carefully consider the results when making future compensation decisions. In considering an overall executive compensation program, “say-on-pay” cannot convey a shareholder’s view on a discrete element of our compensation program or a specific decision made by our Board’s Personnel and Compensation Committee. From 2009 through 2016, the Committee received reports on the outcome of the “say-on-pay” vote, how PNC compared to its peer group and other large public companies, and whether any changes to the compensation program were being considered in light of the results. The Committee expects to undertake a similar evaluation this year.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2017 Proxy Statement    83

“SAY-ON-PAY”: ADVISORY VOTE ON EXECUTIVE COMPENSATION (ITEM 3)

Where can I find more information on executive compensation?

We describe our executive compensation program and the compensation awarded under that program in the CD&A, the Compensation Tables, and the related disclosure contained in this proxy statement. See pages 38 to 77.

What are some of the performance and compensation program highlights for 2016?

Please review our CD&A, which begins on page 38, as well as the accompanying compensation tables and the related disclosure beginning on page 56. Performance and compensation program highlights, which are also included in our CD&A, should be read in connection with the full CD&A, the Compensation Tables and the related disclosure contained in this proxy statement.

The Board of Directors recommends a vote FOR the following advisory resolution:

“RESOLVED, that the holders of the common stock and the voting preferred stock of The PNC Financial Services Group, Inc. (the “Company”), voting together as a single class, approve the compensation of the Company’s five executive officers named in the Summary compensation table of the Company’s proxy statement for the 2017 Annual Meeting of Shareholders (the “2017 Proxy Statement”), as described in the Compensation Discussion and Analysis, the Compensation Tables and the related disclosure contained in the 2017 Proxy Statement.”

84    THE PNC FINANCIAL SERVICES GROUP, INC. - 2017 Proxy Statement

FREQUENCY OF “SAY-ON-PAY” VOTE (ITEM 4)

As described in Item 3, we are asking our shareholders to approve an advisory vote on executive compensation, otherwise known as “say-on-pay.” This Item 4 solicits input from our shareholders on how frequently we should hold such a vote in the future. You may vote for a say-on-pay vote to be held every one, two or three years, or you may abstain from voting.

As with “say-on-pay,” we provide this vote pursuant to Section 14A of the Securities Exchange Act of 1934. This item is also an advisory vote, which means that it will not bind PNC or our Board. We will disclose how many shareholders voted for each of the three options (annual, biennial, or triennial votes) as well as how many abstained from voting. We last held a vote regarding the frequency of future “say-on-pay” votes in 2011. Since then, consistent with the recommendation of our shareholders, we have held “say-on-pay” advisory votes on an annual basis.

After careful consideration, our Board recommends that we should continue to seek shareholder input through an annual advisory vote. Our Board of Directors considers regular input on executive compensation from our shareholders an important part of a comprehensive corporate governance program. As discussed in our CD&A, our executive compensation program consists of a variety of objectives that include linking compensation to performance over time and aligning the interests of our executive leadership and our long-term shareholders. Despite the importance of performance over time periods beyond one year, our Board’s Personnel and Compensation Committee reviews the elements of our executive compensation program periodically and adjusts executive compensation, as appropriate, every year. Therefore, our Board of Directors believes that it may be beneficial to receive input from our shareholders on an annual basis.

While the advisory nature of this vote will not bind our Board, it gives our shareholders an opportunity to vote and inform us of their preferences as to how frequently shareholders should vote on the compensation of our executives. Our Board will carefully consider the results of this recommendation in determining how frequently to ask our shareholders to vote on the compensation of our executives in future say on pay advisory votes.

We expect to conduct our next shareholder vote on “say-on-pay” frequency at our 2023 annual meeting of shareholders.

The Board of Directors recommends that you vote FOR a frequency of “ONE YEAR” for future advisory votes on executive compensation.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2017 Proxy Statement    85

SHAREHOLDER PROPOSAL REQUESTING ADDITIONAL DIVERSITY DISCLOSURE (ITEM 5)

We expect the following proposal to be presented by Trillium Asset Management on behalf of Portfolio 21 Global Equity Fund at the annual meeting of shareholders. We include the full text of the shareholder’s proposal below, but do not independently verify the assertions made by the shareholder.

The Board of Directors recommends a vote against this proposal as described below. The address and security holdings of the shareholder will be supplied upon request to the Corporate Secretary at the address listed on page 17. The text of the proposal follows.

“RESOLVED: Shareholders request that PNC prepare a diversity report, at a reasonable cost and omitting confidential information, available to investors including:

1.	A chart identifying employees according to gender and race in major EEOC-defined job categories, listing numbers or percentages in each category;

2.	A description of policies/programs focused on increasing gender and racial diversity in the workplace.”

Supporting statement

“WHEREAS:

A McKinsey & Company report found companies with highly diverse executive teams had higher returns on equity and earnings performance than those with low diversity.

Chairman, President, and CEO Bill Demchak states: “PNC has worked through the years to foster a diverse and inclusive workplace.” And “There is plenty of evidence that tells us diverse teams are more successful. Diverse backgrounds drive different perspectives, which lead to more creative solutions.”

However, PNC does not disclose workforce data, or disclose results of diversity initiatives. As a result, shareholders have insufficient information to determine if PNC has a diverse workforce or has been successful in expanding diversity into senior roles.

Leading financial services firms such as Wells Fargo, JP Morgan, and Bank of New York Mellon provide details of diversity programs and policies, and disclose workforce statistics consistent with data provided to the Equal Employment Opportunity Commission (EEOC).

Asset management firms have begun acknowledging the lack of gender diversity in senior roles and in August, 2016 seven global asset managers including Blackrock, Capital Group, and Fidelity, shared diversity statistics which show, on average, that women represent nearly one-half of their workforce but represent just one-quarter of senior staff.

Research from Mercer confirms that improving gender diversity will require greater attention to closing the gender pay gap. Owing to the widespread and general concern about gender and racial wage disparities the EEOC has recently finalized a new rule to stem wage discrimination by collecting pay data by gender, race and ethnicity in a dozen job categories.

Expanding workforce diversity and closing the wage gap also requires policies and programs that attract and retain diversity in the workplace. A company’s family leave policies, for example, can play a role. McKinsey & Company reports that paid parental leave and the availability of on-site child care can significantly impact women’s ability to rise to higher productivity roles and therefore perpetuate a gender wage gap. The best performing companies on gender diversity have implemented gender neutral policies that improve the workplace for both men and women, according to McKinsey.

Diversity benchmarks can help ensure companies hiring hundreds of financial professionals, such as PNC, create competitive workforces. Companies that are publicly accountable to diversity goals are most likely to make rapid progress toward achieving their goals.”

“Supporting Statement: A report adequate for investors to assess strategy and performance can include a review of appropriate time-bound benchmarks for judging current and future progress, and details of policies and practices designed to reduce unconscious bias in hiring and to build mentorship.”

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SHAREHOLDER PROPOSAL REQUESTING ADDITIONAL DIVERSITY DISCLOSURE (ITEM 5)

Statement by the Board of Directors in opposition to the proposal

After careful consideration, the Board of Directors unanimously recommends that you vote against the proposal submitted by Trillium Asset Management on behalf of Portfolio 21 Global Equity Fund.

PNC is seriously committed to increasing gender and racial diversity in the workplace. We do not believe that adoption of this proposal would enhance PNC’s commitment to promoting diversity in any meaningful way. We do, however, believe that reporting diversity metrics in a form that our management team considers meaningful disclosure for our company at this time is appropriate.

We agree with our shareholder that diverse teams are more successful. PNC has demonstrated its leadership and support for the real issues presented by this proposal. PNC’s commitment to diversity is evidenced in numerous ways as described in its Corporate Social Responsibility Report and Diversity and Inclusion Annual Report, both of which are available on PNC’s website. We believe that these documents already provide a thorough description of PNC’s policies and programs focused on increasing gender and racial diversity. A few of the many ways PNC demonstrates its commitment are described here. PNC’s Corporate Diversity Council, which is chaired by our CEO Bill Demchak, consists of senior executives across the organization who determine methods and strategies for attracting and developing a talented and diverse workforce, incorporating diversity objectives into all areas of the company. PNC’s lines of business each have diversity and inclusion councils to incorporate the diversity and inclusion mission into the specific line of business. PNC sponsors Employee Business Resource Groups, a grass roots effort created by PNC employees that provide opportunities for diverse participants to network, learn, and develop both professionally and personally. PNC champions an inclusive workplace where employees are encouraged to voice their ideas and openly express their perspectives. During 2016 PNC revised its family leave policies to make them more generous.

We also agree with our shareholder that reporting a form of diversity metrics is appropriate at this time. We now include diversity metrics disclosure on our website in the “Diversity and Inclusion” section, which can be found under the “Corporate Responsibility” tab. However, we do not agree with our shareholder regarding the nature of the disclosure. PNC prepares and files its EEO-1 report with the Equal Employment Opportunity Commission each year. While management does track and review these government defined metrics, we use a variety of other metrics determined by management to be appropriate to monitor PNC’s progress against its diversity objectives. We do not believe that public dissemination of the EEO-1 reported information, which could be manipulated or misinterpreted by those with interests adverse to PNC, is appropriate, nor would it further promote the goal of gender and racial diversity in any meaningful way, or enhance PNC’s serious commitment to gender and racial diversity. We do, however, believe that presenting the metrics that our management team considers meaningful disclosure for our company at this time is appropriate and will demonstrate to our shareholders our commitment to gender and racial diversity in our workplace. We have reviewed this form of disclosure with Trillium Asset Management, who did not accept it as responsive enough to the proposal.

The Board of Directors recommends a vote AGAINST the shareholder proposal requesting additional diversity disclosure.

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GENERAL INFORMATION

PNC will hold its annual meeting of shareholders on Tuesday, April 25, 2017.

This proxy statement includes information about PNC, describes the proposals to be considered at the meeting, and explains the voting process. We encourage you to read it carefully.

This section of the proxy statement reviews important technical points, such as how to attend the meeting, how to access our proxy materials, how to vote, how a proposal gets approved and how shareholder proposals can be brought before a meeting.

Although our By-laws provide the ability to hold a virtual-only annual meeting of shareholders, PNC currently has no intention to conduct its annual meeting of shareholders in that format.

In this section we sometimes discuss differences between “registered” and “street name” shareholders. For purposes of reviewing the proxy materials and voting shares, this distinction is important. We refer to those owning PNC shares in their own name as “registered” holders or “shareholders of record.” We refer to those who own PNC shares through an account at an intermediary—such as a brokerage firm or bank—as holding our shares in “street name” or as “beneficial owners.”

Attending the annual meeting

Our annual meeting of shareholders will be held on Tuesday, April 25, 2017 in the James E. Rohr Auditorium in The Tower at PNC Plaza, 300 Fifth Avenue, Pittsburgh, Pennsylvania 15222. The meeting will begin at 11:00 a.m., Eastern time. Directions to the meeting are available at www.pnc.com/annualmeeting.

General requirements

You must be a shareholder on the record date of February 3, 2017, or hold a valid legal proxy, to attend the annual meeting in person. Each shareholder may bring one guest.

All shareholders, guests of shareholders and persons holding legal proxies must present a valid form of photo identification, such as a driver’s license, to be admitted to the annual meeting.

Additional requirements

In addition to presenting a valid form of photo identification, please follow these instructions to be admitted to the meeting:

Registered shareholder. Present one of the following: (i) proxy card admission ticket, (ii) Notice of Availability of Proxy Materials or (iii) admission ticket that you printed if you voted electronically.

Street name shareholder. Present one of the following: (i) brokerage statement or letter from your bank or broker demonstrating PNC share ownership as of our record date of February 3, 2017, (ii) voting instruction form or copy, (iii) Notice of Availability of Proxy Materials or (iv) a written legal proxy issued by your broker or bank.

Proxy for registered shareholder. Present a written legal proxy to you signed by the registered shareholder and one of the following: (i) proxy card admission ticket, (ii) Notice of Availability of Proxy Materials or (iii) printed admission ticket if the registered shareholder voted electronically.

Proxy for street name shareholder. Present a written legal proxy from a broker or bank to the street name holder, in assignable form, and a written legal proxy from the street name holder to you, and one of the following: (i) a brokerage statement or letter from the street name holder’s bank or broker demonstrating PNC share ownership as of our record date of February 3, 2017, (ii) voting instruction form or copy or (iii) Notice of Availability of Proxy Materials.

A shareholder representative (for example, a person representing an entity that is a shareholder) must present satisfactory documentation evidencing his or her authority with respect to the shares in addition to complying with the general and additional requirements.

We will decide in our sole discretion whether the documentation presented for admission meets the above requirements.

Everyone attending the annual meeting agrees to abide by the regulations for conduct for the meeting. These regulations for conduct are included in Annex B to this proxy statement and will also be printed on the meeting agenda and distributed and reviewed at the meeting.

No cameras, mobile phones, laptops, tablets, or recording equipment are permitted in the meeting room. In addition, large bags, backpacks, briefcases, and similar items are not permitted in the meeting room.

If you cannot attend the annual meeting in person, you can listen to the meeting by using the webcast or conference call options that are described on the Notice of Annual Meeting of Shareholders on page 10. However, those using the webcast or dial-in numbers will not be able to vote or ask questions. Please visit the website www.pnc.com/investorevents or www.pnc.com/annualmeeting ahead of time to register and download any necessary software and to view or print related materials.

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GENERAL INFORMATION

Reviewing proxy materials

Mailing date. We provided access to our proxy materials beginning on Wednesday, March 15, 2017. On that day, we mailed the Notice of Availability of Proxy Materials, began mailing paper copies of this proxy statement and proxy card and our 2016 Annual Report to registered shareholders, and delivered proxy materials electronically to registered shareholders who previously consented to that type of delivery. Please note that our 2016 Annual Report is not considered part of our proxy solicitation materials.

Accessing proxy materials. The SEC allows us to deliver proxy materials to shareholders over the Internet. We believe that this offers a convenient way for shareholders to review our information. It also reduces printing expenses and lessens the environmental impact of paper copies.

Shareholders may access our proxy materials electronically. Upon request, we will continue to provide email or paper copies of proxy materials to shareholders for the current meeting or for future meetings.

If you hold PNC shares in street name, we generally cannot mail our materials to you directly. Your broker or bank must provide you with the Notice of Availability of Proxy Materials or the proxy statement and voting instruction form, and must also explain the voting process to you.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 25, 2017: This Notice of Annual Meeting and Proxy Statement and the 2016 Annual Report are available at:

www.envisionreports.com/PNC

Have you received more than one set of proxy materials? If two or more PNC shareholders live in your household, or you maintain more than one shareholder account on the books of our transfer agent, you may have received more than one set of our proxy materials.

In order to reduce duplicate packages and lower expenses, we rely on Securities and Exchange Commission rules allowing delivery of one set of proxy materials to multiple shareholders sharing the same address and last name who consent in a manner provided by these rules. This is referred to as “householding.” Even if you consent to householding, we will always deliver a separate proxy card or Notice of Availability of Proxy Materials for each account. Householding will not affect your right to vote.

If you would like to opt out of or into householding in the future, or would like to receive a separate copy of the proxy materials, please write or call Computershare Trust Company, N.A., our stock transfer agent, at the address or phone number below:

Computershare Trust Company, N.A.

P.O. Box 43078

Providence, RI 02940-3078

800-982-7652

You may also receive more than one set of our proxy materials if you have more than one brokerage account. Our householding process does not include accounts that you maintain at a brokerage firm or bank. Some brokerage firms and banks offer householding—please contact your broker directly if you are interested.

Voting your shares

We want our shareholders, as the owners of PNC, to consider the important matters before them and exercise their right to vote. Our Board of Directors is asking for, or soliciting, a proxy from our shareholders. This section describes the different aspects of the voting process and how proxy voting works.

Who can vote? You are entitled to vote if you were a shareholder as of the record date of February 3, 2017.

What is a proxy? For shareholders unable to attend and vote at the annual meeting in person, you can tell us exactly how you want to vote and then allow an officer to vote on your behalf. That is called giving us a “proxy.” By allowing a proxy to carry out your wishes, you can ensure that your vote counts.

Soliciting your proxy. Our Board of Directors is soliciting your proxy to make sure that your vote is properly submitted and received on time, and to improve the efficiency of the annual meeting. We may ask for, or solicit, proxies using several methods.

We may solicit proxies by mail, personal interviews, telephone or fax. We may use the Internet to solicit proxies. PNC officers or employees may solicit proxies, but will not receive any special compensation for doing so.

We will ask brokerage houses, banks and other custodians of PNC stock to forward proxy materials to their clients who hold PNC stock. We will pay for their expenses to do so.

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GENERAL INFORMATION

We hired Morrow Sodali, 470 West Ave., Stamford, CT 06902, a proxy soliciting firm, to help us with the solicitation of proxies for the 2017 annual meeting. We will pay Morrow $15,000, plus its out-of-pocket expenses, to provide information to our shareholders and to assist with distributing proxy materials.

Revoking your proxy. What if you change your mind after you give us your proxy to vote? You can amend your voting decisions in several ways. We call this “revoking” your proxy.

To revoke your current proxy and replace it with a new proxy, we must receive the newly executed proxy before the deadline. If you revoke by mail, we must receive the new proxy card before the annual meeting begins. Please make sure you have provided enough time for the replacement proxy to reach us. If you revoke by using the telephone or Internet voting options, we must receive your revocation by 1:00 a.m. Eastern time on April 25, 2017.

After the above deadlines have passed, you can only revoke your proxy in person. You cannot use the webcast or conference call to revoke your proxy. Once the polls close at the annual meeting, the right to revoke ends. If you have not properly revoked your proxy, we will vote your shares in accordance with your most recent valid proxy.

If you hold PNC shares in street name, follow the instructions provided by your broker to revoke your voting instructions or otherwise change your vote.

How to vote. If your shares are registered in your name, you may vote in person by submitting a ballot at the annual meeting. We will distribute ballots at the meeting. To make it convenient and simple for you, we offer a number of other ways to vote your shares. We include voting instructions in the Notice of Availability of Proxy Materials and the proxy card.

For registered holders, we offer the following methods to vote your shares and give us your proxy:

Internet	Go to www.envisionreports.com/PNC and follow the instructions. This voting system has been designed to provide security for the voting process and to confirm that your vote has been recorded accurately.
Telephone	Follow the instructions on the proxy card.
Mail	Complete, sign and date the proxy card and return it in the envelope provided if you were mailed paper copies of the proxy materials. The envelope requires no postage if mailed in the United States.

If you hold PNC shares in street name, you will receive information on how to give voting instructions to your brokerage firm or bank. Note that if you hold PNC shares in street name and plan to vote at the annual meeting, you must present a written legal proxy from your broker or bank authorizing you to vote the shares it holds for you in its name.

PNC is incorporated in Pennsylvania. Pennsylvania law allows properly authenticated proxies to be transmitted by telephone or the Internet. Pennsylvania law also permits a shareholder of record, such as a brokerage firm or bank, to communicate a vote by telephone or Internet for a beneficial owner.

Brokers voting your shares. If you hold PNC shares in street name, you must give instructions to your broker on how you would like your shares to be voted. If you do not provide any instructions, your broker has discretionary authority to vote your shares on “routine” items. New York Stock Exchange (NYSE) rules define which items are “routine” or “non-routine.” We discuss below under Votes required for approval whether the items to be acted upon at the annual meeting are “routine” or “non-routine.”

If an item is non-routine and you do not provide voting instructions, no vote will be cast on your behalf. This is considered a broker “non-vote”. In determining whether a vote was cast for a proposal, we will not count broker non-votes.

Our voting recommendations. If your shares are registered in your name and you sign, date and return your proxy card but do not give voting instructions, or if you use Internet or telephone voting and do not provide voting instructions for each proposal, we will vote your shares as follows:

•	FOR each of the Board’s 13 nominees for director

•	FOR the ratification of the selection of PricewaterhouseCoopers LLP as PNC’s independent registered public accounting firm for 2017

•	FOR the advisory resolution on executive compensation

•	FOR a frequency of ONE YEAR for future advisory votes on executive compensation

•	AGAINST a shareholder proposal requesting additional diversity disclosure

Confidential voting. We keep votes confidential and do not disclose them to our directors, officers or employees, except:

•	As necessary to meet legal requirements or to pursue or defend legal actions.

•	To allow the Judge of Election to certify the voting results.

•	When expressly requested by a shareholder or benefit plan participant.

•	If there is a contested proxy solicitation.

Our Board has adopted a “confidential voting” policy. With the exceptions described above, this policy states that all proxies, ballots, voting instructions from employee benefit plan participants and voting tabulations that identify the particular vote of a shareholder or benefit plan participant be kept permanently confidential and not be disclosed.

Computershare Trust Company, N.A., our independent vote tabulator and Judge of Election for the 2017 annual meeting, confirmed that its procedures will be consistent with this policy.

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GENERAL INFORMATION

How a proposal gets approved

On the record date, we had approximately 490 million outstanding shares of common stock, as well as additional shares of preferred stock. Under Pennsylvania law, we must have a quorum before we can consider proposals at an annual meeting. A quorum is the number of shares that must be present at the meeting. In determining if a quorum exists, we count the number of shares represented by shareholders in person as well as the number of shares represented by proxies.

To have a quorum, we need the presence of shareholders or their proxies who are entitled to cast at least a majority of the votes that all shareholders are entitled to cast. If you return a proxy, whether you vote for or against a proposal, abstain from voting or only sign and date your proxy card, your holdings will be counted toward the quorum.

Once a quorum is achieved, different proposals may require different standards of approval. Street name holders may need to take additional precautions to ensure that their vote counts. We discuss the mechanics of proposal approval below.

Issued and outstanding shares. This table shows the number of issued and outstanding shares of our common and preferred stock entitled to vote on February 3, 2017, the record date. We have additional issued and outstanding series of preferred stock that are not entitled to vote at the meeting. The table also shows the number of votes for each share for the matters brought before this meeting. The number of votes shown for each share of voting preferred stock equals the number of full shares of PNC common stock that can be acquired upon the conversion of a share of preferred stock. At the meeting, holders of common and preferred stock entitled to vote will vote together as a single class. There is no cumulative voting.

Class	Issued and Outstanding Shares Entitled to Vote	Votes Per Share	Effective Voting Power
Common	486,362,046	1	486,362,046
Preferred – Series B	615	8	4,920

Votes required for approval. Under Pennsylvania law, if you abstain from voting it will not count as a vote “cast.” To abstain, you must check the “Abstain” box on your proxy card, or select the appropriate option when voting by Internet or telephone. If you sign, date and return your proxy card but do not provide voting instructions, or if you do not provide voting instructions when voting over the Internet, we will vote your shares represented by that proxy as recommended by our Board of Directors and this vote will count as a vote cast. A broker non-vote will also be treated as a failure to record a vote and will not count as a vote cast.

Election of directors (Item 1). Unless a company’s articles of incorporation or by-laws provide otherwise, Pennsylvania law contemplates election of directors by a plurality of votes cast. In 2009, PNC amended its By-laws to include an eligibility requirement for director nominees in uncontested elections, whereby an incumbent director will offer to resign if he or she does not receive a majority of the votes cast. Our By-laws and corporate governance guidelines describe this majority voting requirement and the related procedure that requires an incumbent director to tender his or her resignation to the Board. To receive a majority of the votes cast means that the shares voted “for” a director’s election exceed 50% of the number of votes cast with respect to that director’s election. This will be considered a non-routine item. As a non-routine item, there may be broker non-votes. Any broker non-votes or abstentions will not be included in the total votes cast and will not affect the results.

Ratification of independent registered public accounting firm (Item 2). A majority of the votes cast will be required to approve the ratification of our Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017. This will be considered a routine item, and brokers have the discretion to vote uninstructed shares on behalf of beneficial owners. As a routine item, there will be no broker non-votes, although brokers may otherwise fail to submit a vote. Any failures by brokers to vote or abstentions will not be included in the total votes cast and will not affect the results.

“Say-on-pay”: advisory vote on executive compensation (Item 3). A majority of the votes cast will be required to approve this item, an advisory vote on executive compensation. Because your vote is advisory, it will not be binding on the Board or PNC. This will be considered a non-routine item. As a non-routine item, there may be broker non-votes. Any broker non-votes or abstentions will not be included in the total votes cast and will not affect the results.

Frequency of “say-on-pay” advisory vote on executive compensation (Item 4). The frequency of future advisory votes on executive compensation receiving a majority of the votes cast, if any—every one year, every two years or every three years—will be the frequency that shareholders approve. Because your vote is advisory, it will not be binding on the Board or PNC. This will be considered a non-routine item. As a non-routine item, there may be broker non-votes. Any broker non-votes or abstentions will not be included in the total votes cast and will not affect the results.

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GENERAL INFORMATION

Shareholder proposal requesting additional diversity disclosure (Item 5). A majority of the votes cast will be required to approve the shareholder proposal. This will be considered a non-routine item. As a non-routine item, there may be broker non-votes. Any broker non-votes or abstentions will not be included in the total votes cast and will not affect the results.

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SHAREHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING

SEC Rule 14a-8. If you are a shareholder who would like us to include your proposal in our notice of the 2018 annual meeting and related proxy materials, you must follow SEC Rule 14a-8. In submitting your proposal, our Corporate Secretary must receive your proposal, in writing, at our principal executive offices, no later than November 15, 2017. If you do not follow Rule 14a-8, we will not consider your proposal for inclusion in next year’s proxy statement.

Advance notice procedures. Under our By-laws, a shareholder who wishes to nominate an individual for election to the Board of Directors directly at an annual meeting, or to propose any business to be considered at an annual meeting, must deliver advance notice of such nomination or business to PNC. The shareholder must be a shareholder as of the date the notice is delivered and at the time of the annual meeting and must be entitled to vote at the meeting. The notice must be in writing and contain the information specified in our By-laws for a director nomination or other business.

The company’s 2018 annual meeting is currently scheduled to be held on April 24, 2018, and to be timely, the written notice must be delivered not earlier than December 26, 2017 (the 120th day prior to the first anniversary of this year’s annual meeting) and not later than January 25, 2018 (the 90th day prior to the first anniversary of this year’s annual meeting) to the Corporate Secretary at our principal executive offices by mail or facsimile.

These advance notice procedures are separate from the procedures you must follow to submit a director nominee for consideration by the Nominating and Governance Committee for recommendation to the Board for election as described under Corporate Governance—Board committees—Nominating and Governance Committee—How we identify new directors and from the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in our proxy statement pursuant to SEC Rule 14a-8 referred to above.

Proxy access procedures. Our By-laws permit a shareholder, or a group of up to 20 shareholders, who has continuously owned at least 3% of the voting power entitled to vote in the election of directors for at least 3 years to nominate and include in PNC’s annual meeting proxy materials director nominees (known generally as “proxy access”) constituting up to the greater of 2 directors or 20% of the number of directors serving on the board on the last day on which notice of the nomination may be delivered. The notice must be in writing and contain the information specified in our By-laws for a proxy access nomination.

PNC’s By-laws specify that, to be timely, written notice of such nomination for the 2018 annual meeting must be delivered not earlier than October 16, 2017 (the 150th day prior to the first anniversary of the filing date of the definitive proxy statement for the preceding year’s annual meeting) and not later than the November 15, 2017 (the 120th day prior to the first anniversary of the filing date of the definitive proxy statement for the preceding year’s annual meeting) to the Corporate Secretary at our principal executive offices by mail or facsimile.

These proxy access procedures are separate from the procedures you must follow to submit a director nominee for consideration by the Nominating and Governance Committee for recommendation to the Board for election as described under Corporate Governance—Board committees—Nominating and Governance Committee—How we identify new directors, from the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in our proxy statement pursuant to SEC Rule 14a-8 referred to above and from the advance notice procedures referred to above.

General. The proxies we appoint for the 2018 annual meeting may exercise their discretionary authority to vote on any shareholder proposal timely received and presented at the meeting. Our proxy statement must advise shareholders of the proposal and how our proxies intend to vote. A shareholder may mail a separate proxy statement to our shareholders, and satisfy certain other requirements, to remove discretionary voting authority from our proxies.

The Chairperson or other officer presiding at the annual meeting has the sole authority to determine whether any nomination or other business proposed to be brought before the annual meeting was made or proposed in accordance with our By-laws, and to declare that a defective proposal or nomination be disregarded.

Please direct any questions about the requirements or notices in this section to our Corporate Secretary at the address given on page 17.

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OTHER MATTERS

Our Board of Directors does not know of any other business to be presented at the meeting. If any other business should properly come before the meeting, or if there is any meeting adjournment, proxies will be voted in accordance with the best judgment of the persons named in the proxies.

March 15, 2017	By Order of the Board of Directors,

Christi Davis
Corporate Secretary

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ANNEX A (NON-GAAP TO GAAP RECONCILIATIONS)

We provide information below to reconcile to GAAP those financial metrics used by the Personnel and Compensation Committee that are either non-GAAP financial metrics or reflect adjustments approved by the Personnel and Compensation Committee (as described in footnote (1) to the table on page 44). Financial metrics disclosed in the table on page 44 that are not discussed below are GAAP metrics that were not affected by the Personnel and Compensation Committee approved adjustments in 2015 and 2016.

Return on Common Equity without Goodwill

	Year ended December 31
Dollars in millions	2016	2015
Net income attributable to common shareholders	$3,688	$3,881
Average common shareholders’ equity	$41,694	$40,873
Average goodwill	9,103	9,103
Average common shareholders’ equity less average goodwill	$32,591	$31,770
Return on common equity (a)	8.85%	9.50%
Return on common equity without goodwill (b)	11.32%	12.22%
(a)	This metric was calculated by dividing net income attributable to common shareholders by average common shareholders’ equity.

(b)	This metric was calculated by dividing net income attributable to common shareholders by average common shareholders’ equity less average goodwill.

Tangible Book Value per Common Share

	Year ended December 31
Dollars in millions, except per share data	2016	2015
Book value per common share	$85.94	$81.84

Tangible book value per common share
Common shareholders’ equity	$41,723	$41,258
Goodwill and Other Intangible Assets	(9,376)	(9,482)
Deferred tax liabilities on Goodwill and Other Intangible Assets	304	310
Tangible common shareholders’ equity	$32,651	$32,086
Period-end common shares outstanding (in millions)	485	504
Tangible book value per common share (Non-GAAP)	$67.26	$63.65

Return on Economic Capital vs. Cost of Capital

	Year ended December 31
Dollars in millions	2016	2015
Net income	$3,985	$4,143
Personnel and Compensation Committee approved adjustments, on an after-tax basis	(21)	(110)
Net income, as adjusted	$3,964	$4,033
Average economic capital	$30,328	$31,456
Plan-specified cost of capital hurdle	7.43%	7.76%
Return on economic capital less cost of capital hurdle (a)	5.71%	5.41%
Return on economic capital less cost of capital hurdle, as adjusted (b)	5.64%	5.06%

(a)	This metric was calculated by dividing net income by economic capital, expressing the quotient as a percentage, and then subtracting the committee-specified cost of capital hurdle.

(b)	This metric was calculated by dividing net income, as adjusted, by economic capital, expressing the quotient as a percentage, and then subtracting the committee-specified cost of capital hurdle.

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Fee Income

	Year ended December 31
Dollars in millions	2016	2015	% Change
Noninterest income
Asset management	$1,521	$1,567
Consumer services	1,388	1,335
Corporate services	1,504	1,491
Residential mortgage	567	566
Service charges on deposits	667	651
Total fee income	5,647	5,610	1%
Other	1,124	1,337
Total noninterest income	$6,771	$6,947	-3%

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ANNEX B (REGULATIONS FOR CONDUCT AT ANNUAL MEETING)

In the interest of a fair and orderly meeting, and to accommodate as many shareholders as possible who may wish to speak, we have established the following rules:

1.	Calling the Meeting to Order

Our CEO will preside as the Chairman of the meeting. The Chairman will call the meeting to order promptly at 11:00 a.m. The Chairman will conduct the meeting in accordance with the Agenda and these Regulations for Conduct. The Chairman retains sole authority to make any and all determinations with respect to the conduct of the meeting.

2.	How to Vote

If your shares are registered in your name, you may vote in person by submitting a ballot at the meeting. If you hold PNC shares in street name, you may present a written legal proxy from your broker or bank authorizing you to vote the shares it holds for you in its name. The Chairman will announce the opening and closing of the polls. No proxies or ballots will be accepted after the polls have closed. PNC representatives will be on hand to distribute ballots or to accept proxies. If you have already submitted your proxy, your shares will be voted in accordance with the instructions you provided. Unless you want to change your vote, or have not submitted a proxy, you do not need a ballot.

3.	Questions and Comments

You will have an opportunity to ask questions or make comments about each Agenda item as it is addressed. Your questions or comments must pertain to the Agenda item. We have scheduled a general question and answer session at the conclusion of the meeting to discuss matters not on the Agenda, but appropriate for discussion.

4.	Procedures for Speaking

Only shareholders or their proxies may be heard during the meeting. To ask a question or make a comment, please raise your hand and wait to be recognized by the Chairman. All questions or comments must be addressed to the Chairman, once a microphone has been passed to you. Please give your name and state whether you are a shareholder or a proxy for a shareholder. Speaking out of turn or interfering when another speaker has the floor is prohibited. After a shareholder has spoken, the Chairman may respond personally or designate another person to respond.

5.	Speaker Rotation and Time Limits

The Chairman may limit questions to one at a time. Shareholders who wish to speak will be recognized on a rotating basis. Please keep your comments brief in order to give other shareholders the opportunity to speak. You may speak for up to two minutes on a particular matter and no one person may speak for more than six minutes.

6.	Other Limitations

The Chairman may refuse to permit a nomination or proposal to be made by a shareholder who has not complied with applicable laws or rules, or the procedures set forth in PNC’s By-laws. The Chairman may end discussion if it appears that the matter has been adequately addressed, or is not appropriate, or for other reasons. Personal matters are not appropriate for discussion. Representatives of PNC will be available following the meeting to address individual shareholder concerns. Rudeness, personal attacks, comments in bad taste, and the injection of irrelevant controversy are not permitted at any time.

7.	Mobile Devices, Recording Devices, and Briefcases

No cameras, mobile phones, laptops, tablets, or recording equipment are permitted in the meeting room. In addition, large bags, backpacks, briefcases, and similar items are not permitted in the meeting room. A staffed coat check for personal belongings is available.

8.	Safety and Security

•	Disturbing this meeting is a misdemeanor punishable by imprisonment and fines. 18 Pa. Cons. Stat. §§ 1101, 1104, 5508. Violators will be prosecuted.
•	A sergeant at arms and/or local law enforcement will be present to enforce compliance with these Regulations for Conduct and all applicable laws at the direction of the Chairman, including removal of noncompliant attendees, as necessary.
•	Weapons are not permitted in the meeting room and may not be checked in the staffed coat room.
•	Bags, briefcases or other carried items may be searched.
•	In the event of an emergency, exit the doors at the front of the room.

Failure to comply with these Regulations for Conduct or otherwise impeding a fair and orderly meeting may be grounds for removal from the meeting.

The Annual Meeting of Shareholders is audio-recorded.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2017 Proxy Statement    97

MIX
Paper from responsible sources
FSC® C132107
www.fsc.org

Corporate Headquarters The PNC Financial Services Group, Inc. The Tower at PNC Plaza 300 Fifth Avenue Pittsburgh, PA 15222-2401

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on April 25, 2017.
Vote by Internet
• Go to www.envisionreports.com/PNC
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in ☒ this example. Please do not write outside the designated areas.	• Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board recommends a vote FOR all nominees in Item 1, FOR Items 2 and 3, 1 YEAR on Item 4, and AGAINST Item 5.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - Charles E. Bunch	☐	☐	☐	02 - Marjorie Rodgers Cheshire	☐	☐	☐	03 - William S. Demchak	☐	☐	☐

	04 - Andrew T. Feldstein	☐	☐	☐	05 - Daniel R. Hesse	☐	☐	☐	06 - Kay Coles James	☐	☐	☐

	07 - Richard B. Kelson	☐	☐	☐	08 - Jane G. Pepper	☐	☐	☐	09 - Donald J. Shepard	☐	☐	☐

	10 - Lorene K. Steffes	☐	☐	☐	11 - Dennis F. Strigl	☐	☐	☐	12 - Michael J. Ward	☐	☐	☐

	13 - Gregory D. Wasson	☐	☐	☐

		For	Against	Abstain			1 Year	2 Years	3 Years	Abstain

2.	Ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as PNC’s independent registered public accounting firm for 2017.	☐	☐	☐	4.	Recommendation for the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐
								For	Against	Abstain

3.	Advisory vote to approve named executive officer compensation.	☐	☐	☐	5.	A shareholder proposal requesting a diversity report with specific additional disclosure, including EEOC-defined metrics.		☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, PLEASE COMPLETE SECTIONS A AND B ON THIS CARD.

Notice of Annual Meeting of Shareholders

THE PNC FINANCIAL SERVICES GROUP, INC.

2017 Annual Meeting of Shareholders

For the purpose of considering and acting upon the election of 13 directors to serve until the next annual meeting and until their successors are elected and qualified, the ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as PNC’s independent registered public accounting firm for 2017, the advisory vote to approve named executive officer compensation, the recommendation for the frequency of future advisory votes on executive compensation, a shareholder proposal requesting a diversity report with specific additional disclosure, including EEOC-defined metrics and such other business as may properly come before the meeting and any adjournment.

If you sign and date this proxy card in Section B but do not give voting instructions in Section A, this proxy will be voted in accordance with the recommendations of the Board of Directors.

Tuesday, April 25, 2017 - 11:00 a.m. Eastern Time

The Tower at PNC Plaza - James E. Rohr Auditorium

300 Fifth Avenue

Pittsburgh, Pennsylvania 15222

Upon arrival, please present this admission ticket and valid photo identification at the registration desk.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION,

DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — The PNC Financial Services Group, Inc.	+

This proxy is solicited on behalf of the Board of Directors for the

Annual Meeting of Shareholders on April 25, 2017.

William S. Demchak, Robert Q. Reilly and Christi Davis, and each of them with full power to act alone and with full power of substitution, are hereby authorized to represent the undersigned at The PNC Financial Services Group, Inc. Annual Meeting of Shareholders to be held on April 25, 2017, and at any adjournment, and to vote, as indicated on the reverse side, the shares of common stock and/or preferred stock that the undersigned would be entitled to vote if personally present at said meeting. The above-named individuals are further authorized to vote such stock upon any other business as may properly come before the meeting, and any adjournment, in accordance with their best judgment.

If you are a participant in The PNC Financial Services Group, Inc. Incentive Savings Plan (the ISP or 401(k) plan) with units in the PNC Stock Fund, this proxy also serves as voting instructions to the Trustee of the plan for voting at the Annual Meeting of Shareholders to be held on April 25, 2017, and at any adjournment. You have the right to provide the Trustee with voting instructions for the equivalent shares you hold in your PNC Stock Fund account. Your vote must be received by 11:59 p.m., Eastern Time, on April 20, 2017 to insure that the Trustee has adequate time to tabulate voting instructions.

The Pennsylvania Business Corporation Law of 1988, as amended, 15 Pa. Cons. Stat. § 1759(b), provides that shareholders voting by means of the telephone or the Internet, as instructed, will be treated as transmitting a properly authenticated proxy for voting purposes. Pennsylvania law permits the use of telephone or Internet voting both when a shareholder of record is voting and when a beneficial owner is communicating its vote to a shareholder of record, such as a securities depositary or brokerage firm.

Please sign and return promptly.

C	Non-Voting Items
Change of Address — Please print new address below.
Will attend Meeting ☐

IF VOTING BY MAIL, PLEASE COMPLETE SECTIONS A AND B ON THIS CARD.

∎	+

Using a black ink pen, mark your votes with an X as shown in ☒ this example. Please do not write outside the designated areas.

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board recommends a vote FOR all nominees in Item 1, FOR Items 2 and 3, 1 YEAR on Item 4, and AGAINST Item 5.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - Charles E. Bunch	☐	☐	☐	02 - Marjorie Rodgers Cheshire	☐	☐	☐	03 - William S. Demchak	☐	☐	☐

	04 - Andrew T. Feldstein	☐	☐	☐	05 - Daniel R. Hesse	☐	☐	☐	06 - Kay Coles James	☐	☐	☐

	07 - Richard B. Kelson	☐	☐	☐	08 - Jane G. Pepper	☐	☐	☐	09 - Donald J. Shepard	☐	☐	☐

	10 - Lorene K. Steffes	☐	☐	☐	11 - Dennis F. Strigl	☐	☐	☐	12 - Michael J. Ward	☐	☐	☐

	13 - Gregory D. Wasson	☐	☐	☐

		For	Against	Abstain			1 Year	2 Years	3 Years	Abstain

2.	Ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as PNC’s independent registered public accounting firm for 2017.	☐	☐	☐	4.	Recommendation for the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

								For	Against	Abstain

3.	Advisory vote to approve named executive officer compensation.	☐	☐	☐	5.	A shareholder proposal requesting a diversity report with specific additional disclosure, including EEOC-defined metrics.		☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

Proxy — The PNC Financial Services Group, Inc.

This proxy is solicited on behalf of the Board of Directors for the

Annual Meeting of Shareholders on April 25, 2017.

William S. Demchak, Robert Q. Reilly and Christi Davis, and each of them with full power to act alone and with full power of substitution, are hereby authorized to represent the undersigned at The PNC Financial Services Group, Inc. Annual Meeting of Shareholders to be held on April 25, 2017, and at any adjournment, and to vote, as indicated on the reverse side, the shares of common stock and/or preferred stock that the undersigned would be entitled to vote if personally present at said meeting. The above-named individuals are further authorized to vote such stock upon any other business as may properly come before the meeting, and any adjournment, in accordance with their best judgment.

The Pennsylvania Business Corporation Law of 1988, as amended, 15 Pa. Cons. Stat. § 1759(b), provides that shareholders voting by means of the telephone or the Internet, as instructed, will be treated as transmitting a properly authenticated proxy for voting purposes. Pennsylvania law permits the use of telephone or Internet voting both when a shareholder of record is voting and when a beneficial owner is communicating its vote to a shareholder of record, such as a securities depositary or brokerage firm.

Please sign and return promptly.